As filed with the United States Securities and Exchange Commission on February 1, 2013

Registration No. 333-180721

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ABTECH HOLDINGS, INC.

(Name of Registrant as specified in its charter)

Nevada	1090	14-1994102
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

4110 N. Scottsdale Road, Suite 235

Scottsdale, Arizona 85251

(480) 874-4000

(Address and telephone number of principal executive offices and principal place of business)

Glenn R. Rink

Chief Executive Officer, President, and Director

Abtech Holdings, Inc.

4110 N. Scottsdale Road, Suite 235

Scottsdale, Arizona 85251

(480) 874-4000

(Name address and telephone number of agent for service)

Copies to:

Christopher D. Johnson, Esq.
Squire Sanders (US) LLP
1 East Washington Street
Suite 2700
Phoenix, AZ 85004
Tel: (602) 528-4000 Fax: (602) 253-8129

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee

Common Stock, par value $0.001 per share	14,531,001	(1)	$0.80	(2)	$11,624,801	(2)	$1,332.20

(1)	As further discussed herein, this registration statement registers for resale up to 14,531,001 shares of common stock, par value $0.001 per share, of the registrant, as follows: (a) 8,954,113 shares which have been previously issued, of which (i) 604,113 shares were previously issued as payment in kind interest on the secured convertible promissory notes sold in private placement transactions and (ii) 8,350,000 shares were issued upon conversion of the secured convertible promissory notes sold in private placement transactions, (b) 729,417 shares which may be issued in the future, of which (i) 43,701 shares may be issued as payment in kind interest on the secured convertible promissory notes sold in private placement transactions and (ii) 685,716 shares may be issued if all of the secured convertible promissory notes sold in private placement transactions are converted into shares of common stock, and (c) 4,847,471 shares of our common stock are issuable upon exercise of warrants, of which (i) warrants to purchase 4,093,185 shares of our common stock were issued to investors in the private placement transactions referenced in (a) and (b), including 509,848 shares which have previously been issued upon the exercise of such warrants, and (ii) warrants to purchase 754,286 shares of our common stock were issued to a placement agent in connection with the private placement transactions referenced in (a) and (b).

(2)	Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the OTC Bulletin Board on January 22, 2013, which was $0.80.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2013

ABTECH HOLDINGS, INC.

14,531,001 Shares of Common Stock

The selling shareholders identified in this prospectus may offer and sell up to 14,531,001 shares of our common stock consisting of (a) 8,954,113 shares which have been previously issued, of which (i) 604,113 shares were previously issued as payment in kind interest and (ii) 8,350,000 shares were issued upon conversion of the secured convertible promissory notes sold in private placement transactions, (b) 729,417 shares which may be issued in the future, of which (i) 43,701 shares may be issued as payment in kind interest and (ii) 685,716 shares may be issued if all of the secured convertible promissory notes sold in private placement transactions are converted into shares of common stock, and (c) 4,847,471 shares of our common stock issuable upon exercise of warrants, of which (i) warrants to purchase 4,093,185 shares of our common stock were issued to investors in the private placement transactions, including 509,848 shares which have previously been issued upon the exercise of such warrants, and (ii) warrants to purchase 754,286 shares of our common stock were issued to a placement agent in connection with the private placement transactions.

We are not selling any shares of our common stock in this offering and will not receive any proceeds from this offering. We may receive proceeds on the exercise of outstanding warrants for shares of our common stock covered by this prospectus.

The selling shareholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. We will bear all costs associated with the registration of the shares covered by this prospectus.

Our common stock trades on the OTC Bulletin Board under the symbol “ABHD.” The closing price of our common stock on the OTC Bulletin Board on January 22, 2013, was $0.7815 per share.

Investing in our common stock involves significant risks. You should consider carefully the risk factors beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2012.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). Under this registration process, the selling shareholders may, from time to time, offer and sell up to14,531,001 shares of our common stock, as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the common stock the selling shareholders may offer. You should read this prospectus carefully before making an investment decision.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with additional or different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of our common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances or any jurisdiction in which such offer or solicitation is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any sale of our common stock. The rules of the SEC may require us to update this prospectus in the future.

As used in this prospectus, the terms “Abtech Holdings,” “Abtech,” “ABHD,” the “Company,” “we,” “our” and similar terms refer to Abtech Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. Before deciding to invest in our securities, you should read this entire prospectus, including the discussion of “Risk Factors” and our consolidated financial statements and the related notes.

Our Company

Abtech Holdings, Inc. (“Abtech Holdings,” “Abtech,” “ABHD,” the “Company,” “we” or the “registrant”) was incorporated in Nevada on February 13, 2007 under the name “Laural Resources, Inc.” and was initially engaged in the business of acquiring and developing mineral properties. Subsequent to its fiscal year ended May 31, 2010, Laural Resources, Inc. decided to change its business focus to clean technology products and services, specifically in the water clean-up sector. In furtherance of its business objectives, effective June 14, 2010, Laural Resources, Inc. merged with its wholly owned subsidiary, Abtech Holdings, Inc., for the purpose of effecting a name change to “Abtech Holdings, Inc.” On October 21, 2010, the Company’s Board of Directors (the “Board of Directors” or the “Board”) changed the Company’s fiscal year end from May 31 to December 31.

Our History

On February 10, 2011, the Company closed a merger transaction (the “Merger”) with AbTech Industries, Inc., a Delaware corporation (“AbTech Industries”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), by and among Abtech Holdings, Abtech Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Abtech Holdings (“Merger Sub”), and AbTech Industries.

As a result of the Merger, Abtech Holdings acquired all of the issued and outstanding common stock of AbTech Industries (through a reverse acquisition transaction) in exchange for the common stockholders of AbTech Industries acquiring an approximate 78% ownership interest in Abtech Holdings, AbTech Industries became a majority-owned subsidiary of Abtech Holdings, and Abtech Holdings acquired the business and operations of AbTech Industries.

Abtech Holdings was a “shell company” prior to the Merger and did not conduct an active trade or business. From and after the consummation of the Merger on February 10, 2011, Abtech Holdings’ primary operations consisted of the business and operations of AbTech Industries. Because Abtech Holdings was a shell company at the time of the Merger, we filed with the SEC on February 14, 2011, a “super” Form 8-K that disclosed information required by Item 2.01(f) of Form 8-K (being information that would be required if we had filed a general form for registration under Form 10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

For accounting purposes, the Merger transaction has been accounted for as a reverse acquisition, with AbTech Industries as the acquirer. The consolidated financial statements of Abtech Holdings for the fiscal year ended December 31, 2011 represent a continuation of the financial statements of AbTech Industries, with one adjustment, which is to retroactively adjust the legal capital of AbTech Industries to reflect the legal capital of Abtech Holdings. See Note 1 of the December 31, 2011 Notes to Consolidated Financial Statements. Abtech Holdings reported a net loss of approximately $5.4 million for the fiscal year ended December 31, 2011.

Our Industry

AbTech Industries has developed a variety of products that leverage its cornerstone filtration media technology called Smart Sponge®. This patented technology’s oil absorbing capabilities make it highly effective as a filtration media to remove hydrocarbons and other pollutants from water. AbTech Industries has introduced its products into a variety of markets resulting in over 15,000 products installed in 36 states and 8 countries to date.

AbTech Industries developed the Smart Sponge media, a patented polymer technology that effectively removes pollutants from water and encapsulates them so that they cannot be released back into the water, even under high pressure. AbTech Industries recently expanded the capability of the Smart Sponge technology by adding an antimicrobial agent that has proven to be effective in reducing coliform bacteria found in stormwater, industrial wastewater and municipal wastewater while maintaining its oil-absorbing capability. This expanded technology, known as Smart Sponge Plus, provides an effective solution to municipalities and other entities faced with beach closures and other hazards of bacteria-laden stormwater. This antimicrobial capability differentiates Smart Sponge Plus products from competitive stormwater treatment devices. It can be engineered to treat massive amounts of water runoff in end-of-pipe applications, such as drainage vaults or other configurations. In July 2010, AbTech Industries received notification from the United States Environmental Protection Agency (the “EPA”) that AbTech Industries’ application to register Smart Sponge Plus as a pesticide under the Federal Insecticide, Fungicide and Rodenticide Act had been conditionally approved.

Corporate Information

Our principal executive offices are located at 4110 North Scottsdale Road, Suite 235, Scottsdale, Arizona 85251. Our telephone number is (480) 874-4000 and our website address is www.abtechindustries.com. The information contained on our website is not part of this prospectus.

The Offering

Common stock outstanding prior to the offering	64,638,372 shares outstanding as of January 22, 2013

Common stock offered by selling shareholders	Up to 14,531,001 shares

Common stock to be outstanding after the offering	69,705,412 shares, assuming full conversion of the secured convertible notes and full exercise of the warrants held by the selling shareholders

Use of proceeds

We will not receive any proceeds from the sale of the common stock. To the extent that the selling shareholders and the placement agent exercise all of the outstanding warrants covering the 4,337,623 shares of common stock issuable upon exercise thereof, we would receive $2,678,002 from such exercises. We intend to use such proceeds for general corporate and working capital purposes. See “Use of Proceeds” for a complete description.

OTC Bulletin Board Symbol	ABHD

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider the “Risk Factors” beginning on page 5.

Background of the Offering

From September 19 through December 31, 2011 (the “September Offering”), the Company sold $4,000,000 of Secured Convertible Promissory Notes (the “Secured Notes”). From January 2012 through February 15, 2012 (the “February Offering”), the Company sold an additional $2,600,000 of the Secured Notes. The Secured Notes bear interest at a rate of twelve percent (12%) per annum and are due and payable in full on the nine (9) month anniversary of issuance (with respect to each such Secured Note issued in the September Offering and the February Offering, an “Original Maturity Date”). The Company may extend the maturity date by an additional ninety (90) day period, during which period the interest rate will increase to fifteen percent (15%) per annum on the unpaid principal of the Secured Note. The Company may also extend the maturity date by a second additional 90 day period, during which period the interest rate shall increase to eighteen percent (18%) per annum on the unpaid principal of the Secured Note. All interest accrued on the Secured Notes through the applicable Original Maturity Date will be payable by the Company on the applicable Original Maturity Date in cash or in shares of common stock, at the option of the payee.

In addition to the common shares issuable upon exercise of any applicable warrants as further discussed below, we have registered hereunder (a) 8,954,113 shares which have been previously issued, of which (i) 604,113 shares were previously issued as payment in kind interest and (ii) 8,350,000 shares were issued upon conversion of the Secured Notes, and (b) 729,417 shares which may be issued in the future, of which (i) 43,701 shares may be issued as payment in kind interest (representing $30,591 of interest due on the Secured Notes which have yet to reach their Original Maturity Date, based on the assumption that the remaining principal balance of the Secured Notes yet to reach their Original Maturity Date as of January 22, 2013 is $480,000 and, as such, the maximum potential amount of interest accruable thereunder which could be paid in-kind is $30,591 (assuming an interest rate of 12% through the applicable Original Maturity Date)), and (ii) 685,716 shares may be issued if all of the Secured Notes outstanding as of January 22, 2013 are converted into shares of common stock. To the extent we incur convertible interest expense on the Secured Notes greater than $30,591, we may be required to register additional common shares on a subsequent registration statement.

The Secured Notes may be converted into shares of our common stock at any time prior to a sale for cash by the Company of debt or equity securities generating aggregate gross proceeds of at least $5,000,000 (including the proceeds from any converting Secured Notes) (a “Qualified Financing’) at the conversion rate of $0.70 per share (the “Conversion Price”). However, if the Company at any time while a Secured Note is outstanding, issues any debt or equity securities (with certain exceptions) entitling investors to subscribe for, purchase, or convert such securities into shares of our common stock at a price per share less than the Conversion Price (the “New Securities Issuance Price”), then the Conversion Price for such outstanding Secured Notes shall be reduced effective concurrently with such issuance to the New Securities Issuance Price.

In the event of a Qualified Financing by the Company, each subscriber of the Secured Notes will have the option to (i) convert their Secured Note into the securities purchased by investors in a Qualified Financing at a 20% discount to the price paid by investors in the Qualified Financing; or (ii) tender their Secured Note to the Company for immediate repayment of principal and accrued and unpaid interest. The Secured Notes may be prepaid in whole or in part without the prior written consent of the payee at any time following not less than ten (10) days prior written notice to the subscriber notifying the subscriber of the Company’s decision to prepay the Secured Notes.

The Secured Notes are secured by all of the Company’s right, title and interest in, to and under all personal property and other assets of the Company (the certain exceptions to allow for potential financing arrangements for accounts receivable and inventory) pursuant to a security agreement entered into by the Company.

The September Offering and the February Offering were undertaken by the Company in reliance on Section 4(2) and Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). The Company believes each purchaser of the Secured Notes to be an accredited investor as that term is defined in Rule 501(a) of Regulation D under the Securities Act. While the Company does not view the issuance of shares for the purpose of making payments of interest on the Secured Notes as a sale of any securities, if such issuances were deemed to be sales, such shares would be exempt from registration pursuant to Section 3(a)(9) of the Securities Act and such issuances would be exempt from registration under Section 4(2) of the Securities Act.

Each subscriber of the Secured Notes sold in the September Offering and the February Offering also received a warrant for the purchase of the number of shares of our common stock equal to forty percent (40%) of the number of shares of common stock into which the Secured Notes are convertible on the closing date of the Qualified Financing. In the event a Secured Note remains outstanding beyond the applicable Original Maturity Date, the Secured Note holder will receive an additional warrant for 10% of the principal amount of the Secured Note outstanding at that date divided by the Conversion Price. The number of warrant shares that the payee will be entitled to under the terms of the warrant issued by the Company to subscribers in connection with their purchase of the Secured Notes shall be increased by ten percent (10%) for each extension by the Company of the applicable Original Maturity Date. The warrants will have an initial exercise price equal to the exercise price of the warrants purchased by investors in the Qualified Financing. In the event the Secured Note holder elects to exercise the warrant prior to the consummation of a Qualified Financing, the number of shares exercisable will be based on an assumed conversion price of $0.60 per share (the “Assumed Conversion Price”) and the exercise price will be $0.60 per share (the “Base Exercise Price”). However, in the event that the Company issues shares of common stock or common stock equivalents (with certain exceptions) at any time after the issuance of the warrant and prior to a Qualified Financing at a price per share less than the Base Exercise Price (the “New Securities Exercise Price”) then the Base Exercise Price and the Assumed Conversion Price shall each be reduced effective concurrently with such issuance to the New Securities Exercise Price. Each warrant will be exercisable for a five (5) year period.

The Company engaged a placement agent in connection with the September Offering and the February Offering and paid the placement agent a cash placement fee equal to eight percent (8%) of the aggregate purchase price paid by each subscriber. This fee amounted to $320,000 for the September Offering and $208,000 for the February Offering. The placement agent will also receive a cash fee equal to four percent (4%) of all amounts received by the Company in connection with the exercise by investors of any warrants received by investors in connection with the Secured Notes. In addition to the placement agent fee, the Company issued to the placement agent warrants to purchase a number of shares of our common stock obtained by dividing eight percent (8%) of the gross proceeds from the sale of securities by the conversion price of the Secured Notes (the “PA Warrants”). The PA Warrants have an exercise price per share equal to the conversion price of the Secured Notes. The PA Warrants will expire five years from the date of issuance and will be in the same form the Secured Notes, except that the PA Warrants will include a “net issuance” cashless exercise feature. As of the close of the February Offering, PA Warrants for 754,286 shares of common stock were due to the placement agent. The value of these warrants is estimated by applying the Black Scholes model and was recorded as a deferred financing charge with its estimated fair value at each balance sheet date included in the warrant liability.

Recent Developments

On September 12, 2012, the Company completed a private offering of 4,840,832 shares of common stock at a purchase price of $0.77 per share (the “Equity Offering”). Investors purchasing the common stock in the Equity Offering also received a detachable warrant for the purchase of a number of shares of common stock equal to ten percent (10%) of the number of shares of common stock purchased at an exercise price of $0.90 per share expiring five (5) years from the date of grant. The placement agent engaged in connection with the Equity Offering received a warrant to purchase 87,217 shares of common stock at an exercise price of $0.90 per share expiring five (5) years from the date of grant. The warrant granted to the placement agent includes a net issuance cashless exercise feature not otherwise included in the warrants granted to investors.

The Company intends to use the net proceeds of the Equity Offering to repay any of the currently outstanding Secured Notes not otherwise converted into shares of common stock of the Company pursuant to their terms. While neither the shares sold nor the shares underlying the warrants issued in connection with the Equity Offering are registered hereunder, the use of proceeds from the Equity Offering to repay the Secured Notes may affect the total number of shares to be registered pursuant to this registration statement. The amount to be registered hereunder will ultimately depend upon the decision of investors in the September Offering and the February Offering to convert their Secured Notes into shares of common stock in lieu of receiving cash from the Company as repayment of the obligation evidenced by the Secured Notes. As of January 22, 2013, we have repaid approximately $524,143 of the Secured Notes, including interest due thereon, using the net proceeds of the private offering. As of January 22, 2013, approximately $5,845,000 of the Secured Notes have been converted into shares of our common stock, along with approximately $422,879 of interest due on the Secured Notes for which common shares were issued as payment in kind.

RISK FACTORS

Our business and an investment in our common stock is subject to a variety of risks. The following risk factors describe the most significant events, facts or circumstances that could have a material adverse effect upon our business, financial condition, results of operations, ability to implement our business plan and the market price for our common stock. Many of these events are outside of our control. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

The risk factors discussed below relate to our business and operations following the consummation of the Merger and, accordingly, relate primarily to Abtech Holdings and its subsidiary, AbTech Industries. As used in this “Risk Factors” section, the terms “Company,” “we,” our” and like words mean Abtech Holdings together with Abtech Industries, unless the context otherwise requires.

Risks Relating to Our Business

Our ability to generate revenue to support our operations is uncertain.

We are in the early stage of our business and have a limited history of generating revenues. We have a limited operating history upon which you can evaluate our potential for future success, and we are subject to the additional risks affecting early-stage businesses. Rather than relying on historical information, financial or otherwise, to evaluate our Company, you should evaluate our Company in light of your assessment of the growth potential of our business and the expenses, delays, uncertainties, and complications typically encountered by early-stage businesses, many of which will be beyond our control. Early-stage businesses in rapidly evolving markets commonly face risks, such as the following:

•unanticipated problems, delays, and expenses relating to the development and implementation of their business plans;

• operational difficulties;

• lack of sufficient capital;

• competition from more advanced enterprises; and

• uncertain revenue generation.

Our limited operating history may make it difficult for us to forecast accurately our operating results.

Our planned expense levels are, and will continue to be, based in part on our expectations, which are difficult to forecast accurately based on our stage of development and factors outside of our control. We may be unable to adjust spending in a timely manner to compensate for any unexpected developments. Further, business development expenses may increase significantly as we expand operations. To the extent that any unexpected expenses precede, or are not rapidly followed by, a corresponding increase in revenue, our business, operating results, and financial condition may be materially and adversely affected.

We have a history of losses that may continue, which may negatively impact our ability to achieve our business objectives.

We have incurred net losses since our inception. The Company had a net loss of approximately $5.4 million during the fiscal year ended December 31, 2011. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. There can be no assurance that future operations will be profitable. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Our success depends on our ability to expand, operate, and manage successfully our operations.

Our success depends on our ability to expand, operate, and manage successfully our operations. Our ability to expand successfully will depend upon a number of factors, including the following:

• signing with strategic partners, dominant in their field

• the continued development of our business;

• the hiring, training, and retention of additional personnel;

• the ability to enhance our operational, financial, and management systems;

• the availability of adequate financing;

• competitive factors;

• general economic and business conditions; and

• the ability to implement methods for revenue generation.

If we are unable to obtain additional capital, our business operations could be harmed.

The development and expansion of our business may require additional funds. In the future, we may seek additional equity or debt financing to provide capital for our Company. Such financing may not be available or may not be available on satisfactory terms. If financing is not available on satisfactory terms, we may be unable to expand our operations. While debt financing will enable us to expand our business more rapidly than we otherwise would be able to do, debt financing increases expenses and we must repay the debt regardless of our operating results. Future equity financings could result in dilution to our stockholders.

The recent global financial crisis, which has included, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions or fluctuations in equity and currency values worldwide, and concerns that the worldwide economy may enter into a prolonged recessionary period, may make it difficult for us to raise additional capital or obtain additional credit, when needed, on acceptable terms or at all.

Our inability to obtain adequate capital resources, whether in the form of equity or debt, to fund our business and growth strategies, may require us to delay, scale back, or eliminate some or all of our operations, which may adversely affect our financial results and ability to operate as a going concern.

You may suffer significant dilution if we raise additional capital.

If we raise additional capital, we expect it will be necessary for us to issue additional equity or convertible debt securities. If we issue equity or convertible debt securities, the price at which we offer such securities may not bear any relationship to our value, the net tangible book value per share may decrease, the percentage ownership of our current stockholders would be diluted, and any equity securities we may issue in such offering or upon conversion of convertible debt securities issued in such offering, may have rights, preferences, or privileges with respect to liquidation, dividends, redemption, voting, and other matters that are senior to or more advantageous than our common stock.

We have completed debt financings and face risks associated with financing our operations.

The Company has completed several debt financings and is subject to the normal risks associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest and the risk that we will not be able to renew, repay, or refinance our debt when it matures or that the terms of any renewal or refinancing will not be as favorable as the existing terms of that debt. As of September 30, 2012, and December 31, 2011, the Company had accrued interest payable of $358,507 and, $126,232, respectively.

We have debt outstanding that is secured by all of the assets of the Company.

During 2011 and 2012, we issued the Secured Notes that are secured by all of the assets of the Company, including its intellectual property. If we are unable to pay our obligations to our secured lenders, they could proceed against any or all of the collateral securing our indebtedness to them which could prevent the Company from continuing its operations in whole or in part.

You may suffer dilution if the Secured Notes are converted to common stock.

As of September 30, 2012, the Company had approximately $6.7 million of convertible notes outstanding that, if converted, would require the company to issue approximately 9.8 million shares of common stock. Such conversion would cause the percentage ownership of our current stockholders to be diluted.

Outstanding convertible notes and warrants have price protection features.

During 2011 and 2012, we issued convertible notes, including the Secured Notes, and warrants that have certain price protection features that would allow the conversion prices or exercise prices of the outstanding notes and warrants to be decreased in the event of a financing by the Company at a price per share less than the stated conversion price of the notes or exercise price of the warrants. In the event the Company completes such a down-round financing within 15 months of the issuance dates of the affected notes and warrants, any subsequent conversion of the affected notes and/or exercise of the affected warrants would have a greater dilutive effect on current stockholders than would be expected if a down-round financing does not take place within the 15-month time period.

Our independent auditors have expressed substantial doubt about the Company’s ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report dated March 30, 2012, our independent registered public accounting firm stated that our financial statements for the fiscal year ended December 31, 2011 were prepared assuming that the Company would continue as a going concern. Its ability to continue as a going concern is an issue raised as a result of recurring losses from operations. To date, each of Abtech Holdings and AbTech Industries has only incurred net operating losses resulting in a significant accumulated deficit. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful. The Company plans to raise additional capital in the near term and is currently considering the various options available for raising such capital.

We depend on our officers and key employees who would be difficult to replace, and our business will likely be harmed if we lose their services or cannot hire additional qualified personnel.

Our success depends substantially on the efforts and abilities of our officers and other key employees. AbTech Industries has employment agreements with its chief executive officer, its chief financial officer, and certain key employees, but we do not think those agreements limit any employee’s ability to terminate his or her employment. We have key person life insurance on Glenn R. Rink, our president, chief executive officer and a director; we do not have key person life insurance covering any of our other officers or other key employees. The loss of services of one or more of our officers or key employees or the inability to add key personnel could have a material adverse effect on our business. Competition for experienced personnel in our industry is substantial. Our success depends in part on our ability to attract, hire, and retain qualified personnel. In addition, if any of our officers or other key employees join a competitor or form a competing company, we may lose some of our customers.

We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could seriously harm our business.

Due to the specialized nature of our business, our future performance is highly dependent upon the continued services of current and future key personnel and managers. Our future business depends upon our ability to attract and retain qualified engineering, manufacturing, marketing, sales, and management personnel for our operations. We may also have to compete with the other companies in our industry in the recruitment and retention of qualified managerial and technical employees. Competition for personnel is intense and confidentiality and non-compete agreements may restrict our ability to hire individuals employed by other companies. Therefore, we may not be successful in attracting or retaining qualified personnel. Our failure to attract and retain qualified personnel could seriously harm our business, results of operations, and financial condition. Furthermore, we may not be able to accurately forecast our needs for additional personnel, which could adversely affect our ability to grow.

The expected results from the Merger may vary significantly from our expectations.

The expected results from the Merger might vary materially from those anticipated and disclosed by us. These expectations are inherently subject to uncertainties and contingencies. These assumptions may be impacted by factors that are beyond our control, including, but not limited to, general economic factors impacting the U.S. economy.

The effects of the recent global economic downturn may adversely impact our business, operating results, or financial condition.

The recent global economic downturn has caused disruptions and volatility in global financial markets and increased rates of default and bankruptcy and has impacted levels of consumer and commercial spending. We are unable to predict the duration or severity of the current global economic and financial crisis. There can be no assurance that any actions we may take in response to further deterioration in general economic and financial conditions will be sufficient. A protracted continuation or worsening of the global economic downturn or disruptions in the financial markets could have a material adverse effect on our business, financial condition, or results of operations.

If we do not achieve broad market acceptance of our products and services, we may not be successful.

Although our products and services will serve existing needs, our delivery of these products and services is unique and subject to broad market acceptance. As is typical of any new product or service, the demand for and market acceptance of these products and services are highly uncertain. We cannot assure you that any of our products and services will be commercialized on a widespread basis. The commercial acceptance of our products and services may be affected by a number of factors, including the willingness of municipalities and other commercial and industrial entities to use our products and services to control the quality of water and other fluids. If the markets for our products and services fail to develop on a meaningful basis, if they develop more slowly than we anticipate, or if our products and services fail to achieve sufficient market acceptance, our business and future results of operations could be adversely affected.

Because our products may be designed to provide a solution which competes with existing methods, we are likely to face resistance to change, which could impede our ability to commercialize this business.

Our products may be designed to provide a solution to environmental challenges created by contaminated water and other fluids. Currently, large and well capitalized companies provide services in these areas. These competitors have strong relationships with their customers’ personnel, and there is a natural reluctance for businesses to change to new technologies, particularly in such industries as the oil and gas industries where our future products may be relevant. This reluctance is increased when potential customers make significant capital investments in competing technologies. Because of these obstacles, we may face substantial barriers to commercializing our business.

If we experience rapid growth and we are not able to manage this growth successfully, this inability to manage the growth could adversely affect our business, financial condition, and results of operations.

Rapid growth places a significant strain on our financial, operational, and managerial resources. While we engage in strategic and operational planning to adequately manage anticipated growth, there can be no assurance that we will be able to implement and subsequently improve operations and financial systems successfully and in a timely manner to fully manage our growth. There can be no assurance that we will be able to manage our growth and any inability to successfully manage growth could materially adversely affect our business, financial condition, and results of operation.

We have no experience in manufacturing or assembling products on a large scale basis, and if we do not develop adequate manufacturing and assembly processes and capabilities to do so in a timely manner, we may be unable to achieve our growth and profitability objectives.

We have no experience manufacturing or assembling products on a large scale. We do not know whether our current or future manufacturing arrangements will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price, engineering, design and production standards, or production volumes required to successfully mass market such products. Even if we are successful in developing manufacturing capabilities and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our target market. Our failure to develop these manufacturing processes and capabilities, if necessary, in a timely manner, could prevent us from achieving our growth and profitability objectives.

If we fail to continue to develop or acquire new products, adapt to rapid and significant technological change, and respond to introductions of new products, we will not be competitive.

Our growth strategy includes significant investment in and expenditures for product development. We intend to sell products, primarily in the water clean-up sector, which are characterized by rapid and significant technological changes, frequent new product and service introductions, and enhancements and evolving industry standards. Without the timely introduction of new products, services, and enhancements, our products and services may become technologically obsolete over time, in which case our revenue and operating results would suffer.

In addition, our competitors may adapt more quickly to new technologies and changes in customers’ requirements than we can. The products that we are currently developing or those that we will develop in the future may not be technologically feasible or accepted by the marketplace, and our products or technologies could become uncompetitive or obsolete.

The market for our products is highly competitive, and there can be no assurance that competitors will not emerge in the near to medium term with comparable products or technologies.

The markets for our products and services are expected to remain highly competitive. While we believe our products are unique and have, or will have, adequate patent protection for the underlying technologies, or unique trade secrets, there can be no assurance that competitors will not emerge in the near to medium term with comparable products or technologies. There are a number of large companies involved in the same businesses as us, but with larger more established sales and marketing organizations, technical staff, and financial resources. We may establish marketing and distribution partnerships or alliances with some of these companies, but there can be no assurance that such alliances will be formed.

Our business may become substantially dependent on contracts that are awarded through competitive bidding processes.

We may sell a significant portion of our products pursuant to contracts that are subject to competitive bidding, including contracts with municipal authorities. Competition for, and negotiation and award of, contracts present varied risks, including, but not limited to:

•	investment of substantial time and resources by management for the preparation of bids and proposals with no assurance that a contract will be awarded to us;

•	the requirement to certify as to compliance with numerous laws (for example, socio-economic, small business, and domestic preference) for which a false or incorrect certification can lead to civil and criminal penalties;

•	the need to estimate accurately the resources and cost structure required to service a contract; and

•	the expenses and delays that we might suffer if our competitors protest a contract awarded to us, including the potential that the contract may be terminated and a new bid competition may be conducted.

If we are unable to win contracts awarded through the competitive bidding process, we may not be able to operate in the market for products and services that are provided under those contracts for a number of years. If we are unable to consistently win new contract awards over any extended period, or if we fail to anticipate all of the costs and resources that will be required to secure and perform such contract awards, our growth strategy and our business, financial condition, and results of operations could be materially and adversely affected.

We will sell products and services to companies in industries which tend to be extremely cyclical; downturns in those industries would adversely affect our results of operations.

The growth and profitability of our business will depend on sales to industries that are subject to cyclical downturns. Slowdowns in these industries may adversely affect sales by our businesses, which in turn would adversely affect our revenues and results of operations. In particular, our products may be sold to and used by the oil and gas industry, which historically has realized significant shifts in activity and spending due to fluctuations in commodity prices. Our revenues may be dependent upon spending by oil and gas producers; therefore, a reduction in spending by producers may have a materially adverse effect on our business, financial conditions, and results of operations.

The industries in which we may sell our products are heavily regulated and costs associated with such regulation could reduce our profitability.

Federal, state, and local authorities extensively regulate the stormwater and oil and gas industries, which are primary industries in which we may sell our products and offer our services. Legislation and regulations affecting the industries are under constant review for amendment or expansion. State and local authorities regulate various aspects of stormwater and oil and gas activities that ultimately affect how customers use our products and how we develop and market our products. The overall regulatory burden on the industries increases the cost of doing business, which, in turn, decreases profitability.

International sales are also subject to rules and regulations promulgated by regulatory bodies within foreign jurisdictions, and there can be no assurance that such foreign regulatory bodies will not adopt laws or regulatory requirements that could adversely affect our Company.

If chemical companies engage in predatory pricing, we may lose customers, which could materially and adversely affect us.

Municipalities and other commercial and industrial entities traditionally have used chemicals to control the quality of water and other fluids. The chemical companies represent a significant competitive factor. The chemical companies who supply chemicals to such municipalities and other commercial and industrial entities may, in order to maintain their business relationship, drastically reduce their price and seek to undercut the pricing at which we can realistically charge for our products and services. While predatory pricing that is designed to drive us out of business may be illegal under the United States anti-trust and other laws, we may lose customers as a result of any future predatory pricing and be required to file lawsuits against any companies who engage in such improper tactics. Any such litigation may be very expensive which will further impact us and affect their financial condition. As a result, predatory pricing by chemical companies could materially and adversely affect us.

We are, or in the future may be, subject to substantial regulation related to quality standards applicable to our manufacturing and quality processes. Our failure to comply with applicable quality standards could have an adverse effect on our business, financial condition, or results of operations.

The EPA regulates the registration, manufacturing, and sales and marketing of products in our industry, and those of our distributors and partners, in the United States. Significant government regulation also exists in overseas markets. Compliance with applicable regulatory requirements is subject to continual review and is monitored through periodic inspections and other review and reporting mechanisms.

Failure by us or our partners to comply with current or future governmental regulations and quality assurance guidelines could lead to temporary manufacturing shutdowns, product recalls or related field actions, product shortages, or delays in product manufacturing. Specifically, with regard to the EPA’s conditional approval of the registration of our Smart Sponge Plus products, if we are unable to provide the additional information requested by the EPA prior to the prescribed due date of May 31, 2013, and are unable to obtain EPA approval of an extended due date, the EPA’s conditional approval of our registration of Smart Sponge Plus products will expire and the Company will not be able to sell Smart Sponge Plus products. However, the expiration of the conditional approval of Smart Sponge Plus products would not affect our ability to continue to sell the regular Smart Sponge products that do not include an antimicrobial agent. (see “OUR BUSINESS – Regulatory” on page 46 of this Prospectus). Efficacy or safety concerns and/or manufacturing quality issues with respect to our products or those of our partners could lead to product recalls, fines, withdrawals, declining sales, and/or our failure to successfully commercialize new products or otherwise achieve revenue growth.

If a natural or man-made disaster strikes our or a third-party’s manufacturing facility that we may use, we may be unable to manufacture our products for a substantial amount of time and our sales and profitability will decline.

The manufacturing facility and manufacturing equipment we use to produce our products will be costly to replace and could require substantial lead-time to repair or replace. Our facility or a third-party’s facility that we use may be affected by natural or man-made disasters. In the event they were affected by a disaster, we would be forced to set up alternative production capacity, or rely on third-party manufacturers to whom we would have to disclose our trade secrets. Although we possess insurance for damage to our property and the disruption of our business from casualties, such insurance may not be sufficient to cover all of our potential losses, may not continue to be available to us on acceptable terms, or at all, and may not address the marketing and goodwill consequences of our inability to provide products for an extended period of time.

We may decide to outsource manufacturing in the future. Dependence on contract manufacturing and outsourcing other portions of our supply chain may adversely affect our ability to bring products to market and damage our reputation.

As part of our efforts to streamline operations and to cut costs in the future, we may decide to outsource aspects of our manufacturing processes and other functions. If our contract manufacturers or other outsourcers fail to perform their obligations in a timely manner or at satisfactory quality levels, our ability to bring products to market and our reputation could suffer. For example, during a market upturn, our contract manufacturers may be unable to meet our demand requirements, which may preclude us from fulfilling our customers’ orders on a timely basis. The ability of these manufacturers to perform is largely outside of our control. Additionally, outsourcing may take place in developing countries and, as a result, may be subject to geopolitical uncertainty.

The success of our businesses will depend on our ability to effectively develop and implement strategic business initiatives.

We are currently implementing various strategic business initiatives. In connection with the development and implementation of these initiatives, we will incur additional expenses and capital expenditures to implement the initiatives. The development and implementation of these initiatives also requires management to divert a portion of its time from day-to-day operations. These expenses and diversions could have a significant impact on our operations and profitability, particularly if the initiatives prove to be unsuccessful. Moreover, if we are unable to implement an initiative in a timely manner, or if those initiatives turn out to be ineffective or are executed improperly, our business and operating results would be adversely affected.

Failure to successfully reduce our current or future production costs may adversely affect our financial results.

A significant portion of our strategy will rely upon our ability to successfully rationalize and improve the efficiency of our operations. In particular, our strategy relies on our ability to reduce our production costs in order to remain competitive. If we are unable to continue to successfully implement cost reduction measures, especially in a time of a worldwide economic downturn, or if these efforts do not generate the level of cost savings that we expect going forward or result in higher than expected costs, there could be a material adverse effect on our business, financial condition, results of operations, or cash flows.

If we are unable to make necessary capital investments or respond to pricing pressures, our business may be harmed.

In order to remain competitive, we need to invest in research and development, manufacturing, customer service and support, and marketing. From time to time, we may have to adjust the prices of our products and services to remain competitive. We may not have available sufficient financial or other resources to continue to make investments necessary to maintain our competitive position.

Failure to obtain sufficient supply of component materials to conduct our business may have an adverse effect on our production and revenue targets.

Our component and materials’ suppliers may fail to meet our needs. We intend to manufacture our products using materials and components procured from a limited number of third-party suppliers. We do not currently have long-term supply contracts with our suppliers. This generally serves to reduce our commitment risk, but does expose us to supply risk and to price increases that we may have to pass on to our customers. In some cases, supply shortages and delays in delivery may result in curtailed production or delays in production, which can contribute to an increase in inventory levels and loss of profit. We expect that shortages and delays in deliveries of some components will occur from time to time. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing delays, which could harm our relationships with current or prospective customers and reduce our sales. We may also not be able to obtain competitive pricing for some of our supplies compared to our competitors. We also cannot assure that the component and materials from domestic suppliers will be of similar quality or quantity as those imported component and materials, which may lead to rejections of component and materials by our customers. In the event the domestic component and materials do not perform as well as the imported component and materials or do not perform at all, our business, financial condition, and results of operations could be adversely affected.

We have limited product distribution experience and we expect to rely on third parties who may not successfully sell our products.

We have limited product distribution experience and currently rely and plan to rely primarily on product distribution arrangements with third parties. We may also license our technology to certain third parties for commercialization of certain applications. We expect to enter into distribution agreements and/or licensing agreements in the future, and we may not be able to enter into these agreements on terms that are favorable to us, if at all. In addition, we may have limited or no control over the distribution activities of these third parties. These third parties could sell competing products and may devote insufficient sales efforts to our products. As a result, our future revenues from sales of our products, if any, will depend on the success of the efforts of these third parties.

We could face significant liabilities in connection with our technology, products, and business operations, which if incurred beyond any insurance limits, would adversely affect our business and financial condition.

We are subject to a variety of potential liabilities connected to our technology development and business operations, such as potential liabilities related to environmental risks. As a business which manufactures and/or markets products for use by consumers and institutions, we may become liable for any damage caused by our products, whether used in the manner intended or not. Any such claim of liability, whether meritorious or not, could be time-consuming and/or result in costly litigation. Although we have obtained insurance against certain of these risks, no assurance can be given that such insurance will be adequate to cover related liabilities or will be available in the future or, if available, that premiums will be commercially justifiable. If we were to incur any substantial liability and related damages were not covered by our insurance or exceeded policy limits, or if we were to incur such liability at a time when we are not able to obtain liability insurance, our business, financial conditions, and results of operations could be materially adversely affected.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights or defend against third-party allegations of infringement may be costly.

Our success will depend in part on our ability to develop patentable products and obtain and enforce patent protection for our products in the United States and other countries. We intend to file applications, as appropriate, for patents covering our products. Patents may not be issued for any pending or future patent applications owned by or licensed to us, and the claims allowed under any issued patents may not be sufficiently broad to protect our technology. Any issued patents owned by or licensed to us may be challenged, invalidated, or circumvented, and the rights under these patents may not provide us with competitive advantages. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture increased market position. We could incur substantial costs to defend suits brought against us or suits in which we may assert our patent rights against others. An unfavorable outcome of any such litigation could materially adversely affect our business and results of operations.

We may also rely on trade secrets and proprietary know-how with which we seek to protect our products, in part by confidentiality agreements with our collaborators, employees, and consultants. Nevertheless, these agreements afford only limited protection, and the actions we take to protect our intellectual property rights may not be adequate. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently developed by our competitors. As a result, third parties may infringe or misappropriate our proprietary technologies or other intellectual property rights, which could have a material adverse effect on our business, financial condition, or operating results.

In addition, policing unauthorized use of proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets, or determine the validity and scope of the proprietary rights of others. We cannot assure you that the outcome of any litigation will be in our favor. Intellectual property litigation may be costly and may divert management attention, as well as expend our other resources away from our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects, and reputation. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties. The occurrence of any of the foregoing could have a material adverse effect on our business, results of operations, and financial condition.

Operational and Structural Risks

We can provide no assurances as to our future financial performance or the investment result of a purchase of our common stock.

Any projected results of operations involve significant risks and uncertainty, should be considered speculative, and depend on various assumptions which may not be correct. The future performance of our Company and the return on our common stock depends on a complex series of events that are beyond our control and that may or may not occur. Actual results for any period may or may not approximate any assumptions that are made and may differ significantly from such assumptions. We can provide no assurance or prediction as to our future profitability or to the ultimate success of an investment in our common stock.

The compensation we pay to our executive officers and employees will likely increase, which will affect our future profitability.

We believe that the compensation we have historically paid to our executive officers is within the lower quartile of compensation paid by companies similar to our Company. Following the closing of the Merger, we increased the compensation payable to the combined entity’s executive officers and employees. An increase in compensation and bonuses payable to our executive officers and employees could decrease our net income.

As a public reporting company, we are subject to corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.

We may face new corporate governance requirements under the Sarbanes-Oxley Act of 2002 (“SOX”), as well as new rules and regulations subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules, and regulations continue to evolve and may become increasingly stringent in the future. We are required to evaluate our internal control over financial reporting under Section 404 of SOX (“Section 404”). We are a smaller reporting company as defined in Rule 12b-2 under the Exchange Act. Section 404 requires us to include an internal control report with our Annual Report on Form 10-K. The report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Failure to comply, or any adverse results from such evaluation, could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our securities. We strive to continuously evaluate and improve our control structure to help ensure that we comply with Section 404. The financial cost of compliance with these laws, rules, and regulations is expected to remain substantial. We cannot assure you that we will be able to fully comply with these laws, rules, and regulations that address corporate governance, internal control reporting, and similar matters. Failure to comply with these laws, rules, and regulations could materially adversely affect our reputation, financial condition, and the value of our securities.

As a public company, we will have significant operating costs relating to compliance requirements and our management is required to devote substantial time to compliance initiatives.

Our management has only limited experience operating AbTech Holdings as a public company. To operate effectively, we will be required to continue to implement changes in certain aspects of our business and develop, manage, and train management level and other employees to comply with on-going public company requirements. Failure to take such actions, or delay in the implementation thereof, could have a material adverse effect on our business, financial condition, and results of operations.

SOX, as well as rules subsequently implemented by the SEC, imposes various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Risks Related to our Common Stock

A limited public trading market exists for our common stock, which makes it more difficult for our stockholders to sell their common stock in the public markets.

Although our common stock is quoted on the OTCBB under the symbol “ABHD,” there is a limited public market for our common stock. No assurance can be given that an active market will develop or that a stockholder will ever be able to liquidate its shares of common stock without considerable delay, if at all. Many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in these securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rates, or international currency fluctuations may adversely affect the market price and liquidity of our common stock.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•limited “public float” in the hands of a small number of persons whose sales (or lack of sales) could result in positive or negative pricing pressure on the market price for our common stock;

• actual or anticipated variations in our quarterly operating results;

• changes in our earnings estimates;

• our ability to obtain adequate working capital financing;

• changes in market valuations of similar companies;

• publication (or lack of publication) of research reports about us;

• changes in applicable laws or regulations, court rulings, enforcement and legal actions;

• loss of any strategic relationships;

• additions or departures of key management personnel;

• actions by our stockholders (including transactions in our shares);

• speculation in the press or investment community;

• increases in market interest rates, which may increase our cost of capital;

• changes in our industry;

• competitive pricing pressures;

• our ability to execute our business plan; and

• economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our common stock may be subject to the penny stock rules which may make it more difficult to sell our common stock.

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price, as defined, less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors, such as institutions with assets in excess of $5,000,000 or an individual with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with his or her spouse. For transactions covered by this rule, the broker-dealers must make a special suitability determination for the purchase and receive the purchaser’s written agreement of the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also affect the ability of our stockholders to sell their shares in the secondary market.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our common shares are currently traded at low volume, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. Our common shares are currently traded, but currently with low volume, based on quotations on the “Over-the-Counter Bulletin Board,” meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include: (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market, and we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market. The occurrence of these patterns or practices could increase the future volatility of our share price.

We have historically not paid dividends and do not intend to pay dividends for the foreseeable future.

We have historically not paid dividends to our stockholders, and management does not anticipate paying any cash dividends on our common stock to our stockholders for the foreseeable future. Any determination we make regarding dividends will be at the discretion of our Board of Directors and will depend on our results of operations, our financial condition, contractual restrictions, restrictions imposed by applicable law, and other factors our Board of Directors deem relevant. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business.

The elimination of monetary liability against our directors, officers, and employees under Nevada law and the existence of indemnification rights to our directors, officers, and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers, and employees.

Our articles of incorporation contain a provision permitting us to eliminate the personal liability of our directors to our Company and shareholders for damages for breach of fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our Company and shareholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding the Company, which are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “potential,” “believes,” “seeks,” “hopes,” “estimates,” “should,” “may,” “will,” “with a view to” and variations of these words or similar expressions are intended to identify forward-looking statements. Forward-looking statements in this prospectus may include, for example, statements about:

•	any projections of earnings, revenue or other financial items;

•	any statements of the plans, strategies and objectives of management for future operations;

•	any statements concerning proposed new products, services or developments;

•	any statements regarding future economic conditions or performance;

•	any statements or belief; and

•	any statements of assumptions underlying any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and other sections in this prospectus. You should read this prospectus and the documents we refer to thoroughly with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents we refer to in this prospectus and have filed as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We will not receive any proceeds from sale of the shares of common stock covered by this prospectus by the selling shareholders. To the extent the selling shareholders exercise for cash all of the warrants covering the 5,154,289 shares of common stock issuable upon exercise of all of the warrants held by such selling shareholders, we would receive $2,678,002 from such exercises. The warrants may expire without having been exercised. Even if some or all of these warrants are exercised, we cannot predict when they will be exercised and when we would receive the proceeds. We intend to use any proceeds we receive upon exercise of the warrants for general working capital and other corporate purposes.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is listed on the OTCBB under the symbol “ABHD.” The closing price of our common stock on the OTC Bulletin Board on January 22, 2013, was $0.7815 per share. Our common stock has been listed on the OTCBB since June 2010. Prior to that time, there was no public market for our common stock. The following table sets forth, for the calendar quarters indicated, the high and low stock prices for our common stock as reported by the NASDAQ.com. These quotations may represent prices between dealers without adjustment for retail markups, markdowns, or commissions and may not represent actual transactions.

	Sales Price of Common Stock
Quarter ended	High	Low
December 31, 2012	$1.15	$0.66
September 30, 2012	$0.98	$0.73
June 30, 2012	$0.90	$0.62
March 31, 2012	$1.05	$0.30
December 31, 2011	$0.63	$0.32
September 30, 2011	$0.75	$0.35
June 30, 2011	$1.44	$0.25
March 31, 2011	$1.65	$0.41
December 31, 2010	$0.99	$0.40
September 30, 2010	$2.55	$0.86

Stockholders

As of January 22, 2013 there were 194 stockholders of record of our common stock. Our transfer agent is Worldwide Stock Transfer, LLC. The transfer agent’s address is 433 Hackensack Ave., Level L, Hackensack, NJ 07601.

The offering will have no effect on the amount and percentage of present holdings of shares of common stock held by any 5% beneficial owner, directors and nominees and directors and officers as a group, except that one of the selling shareholders, Pinnacle Family Office Investments, L.P., purchased $1,800,000 of the Secured Notes in the February Offering. The shares issuable upon conversion of these notes and the interest accrued thereon plus the shares of common stock issuable upon exercise of the warrants issued with the notes, total 3,647,911 representing a 5.5 % beneficial ownership of the Company’s common stock after the February Offering.

Dividends

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors. As of the date of this prospectus, we have never declared or paid cash dividends on our common stock, and we do not anticipate paying dividends in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition, and other relevant factors that our Board of Directors may deem relevant. Our retained earnings deficit currently limits our ability to pay dividends.

DILUTION

Our unaudited pro forma net tangible book value as of September 30, 2012, was negative $(5.9) million, or negative $(0.11) per share of common stock based upon 54,211,455 shares outstanding and excluding any shares of common stock covered by this Prospectus that were issued prior to September 30, 2012. Net tangible book value per share is determined by dividing such number of outstanding shares of common stock into our net tangible book value, which is our total tangible assets less total liabilities. After giving effect to the sale of our common stock in this offering for which the Company would receive no proceeds for the shares issued upon conversion of the Secured Notes and approximately $0.60 per share for each warrant share exercised, with no other offering expenses payable by us, our pro forma as adjusted net tangible book value at September 30, 2012 would have been approximately negative $(0.4) million, or $(0.01) per share. This represents an immediate increase in net tangible book value of approximately $0.10 per share to our existing stockholders, and an immediate dilution of $(0.71) per share to investors purchasing common stock in the offering.

The following table illustrates the per share dilution to investors purchasing common stock in the offering:

Assumed public offering price per unit			$0.70
Net tangible book value per share as of September 30, 2012, as adjusted	$(0.11)	$
Increase per share attributable to sale of securities to investors	$0.10	$
Pro forma as adjusted net tangible book value per share after the offering			$(0.01)
Dilution per share to investors			$(0.71)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with our financial statements and related notes contained elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth under Risk Factors.

Overview

Abtech Holdings was incorporated in the State of Nevada on February 13, 2007 under the name “Laural Resources, Inc.” On February 10, 2011, Abtech Holdings consummated the Merger with AbTech Industries, pursuant to the Merger Agreement. Prior to the Merger, Abtech Holdings was a development stage company engaged in the business of acquiring and developing mineral properties, and a public reporting “shell company,” as defined in SEC Rule 12b-2 under the Exchange Act. As a result of the Merger, Abtech Holdings acquired all of the issued and outstanding common stock of AbTech Industries (through a reverse acquisition transaction) in exchange for the stockholders of AbTech Industries acquiring a 78% ownership interest in Abtech Holdings, AbTech Industries became Abtech Holdings’ majority-owned subsidiary, and Abtech Holdings acquired the business and operations of AbTech Industries.

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is based on and relates only to AbTech Industries. Prior to the consummation of the Merger, Abtech Holdings was a “shell company” that did not have an active business and its results of operations are immaterial and are not included in the discussion below. Key factors affecting AbTech Industries’ results of operations during the periods covered in this section include revenues, cost of revenues, operating expenses and income, and taxation.

For accounting purposes, the Merger transaction has been accounted for as a reverse acquisition, with AbTech Industries as the acquirer. The consolidated financial statements of Abtech Holdings as of and for the year ended December 31, 2011 represent a continuation of the financial statements of AbTech Industries, with one adjustment, which is to retroactively adjust the legal capital of AbTech Industries to reflect the legal capital of Abtech Holdings. See Note 1 of the December 31, 2011 Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Results of Operations

We generate revenues by selling water filtration products that treat contaminated water so that it can either be discharged or reused. All of our products include some form of Smart Sponge filtration media, which we manufacture. Our products include a variety of designs and sizes to effectively address many applications where water treatment is needed. In 2011, our Ultra-Urban Filter products accounted for approximately 47% of product sales and our Smart Pak products accounted for approximately 30% of product sales. We sell our products to distributors, contractors and end-users.

Comparison of the years ended December 31, 2011 and 2010

Revenue

Revenues increased by approximately 24% in 2011 but continued to be adversely impacted by the effects of a worldwide economic downturn that stalled most projects with municipal and other customers. Going forward the Company expects significant sales growth due to improving general economic conditions, maturity of the market for stormwater products, strategic alliances with market dominant strategic partners and an expansion into new markets for produced water and other industrial applications of the Smart Sponge technology. The Company’s new distributor, Waste Management, Inc. (“WMI”), announced in April 2011 that it was launching its entry into the stormwater market and intended to initiate its sales efforts in four pilot market areas in 2011. As of December 31, 2011, WMI had identified and launched sales efforts in three of these pilot areas. While the Company has not yet recognized significant revenue from this distribution arrangement, gradual revenue growth is anticipated in 2012 as the Company and WMI pursue these initial efforts in the pilot market areas and expand into other geographic markets.

The sales in both 2011 and 2010 were affected by non-recurring, unusual items. In 2010, approximately 23% of sales were attributable to the sale of Smart Sponge products to one customer who donated the products for deployment in the Gulf of Mexico to treat the massive oil spill that occurred there during the year. In 2011, the Company recorded approximately $77,000 of revenue resulting from the forfeiture of a prepayment made by a distributor in 2007 to secure exclusive geographic marketing rights under a distribution agreement. Under the terms of the distribution agreement, the distributor was allowed to apply the prepaid fee to purchases of AbTech Industries products for a limited period of time. As of December 31, 2011, the distributor forfeited the $77,000 unused balance of the prepayment and the Company recorded it as revenue. Excluding the revenue attributable to this prepayment forfeiture, revenue was approximately $460,000 in 2011 compared to approximately $434,000 in 2010. This increase in revenue of approximately $26,000 is due entirely to the volume and mix of products sold. The Company’s pricing did not change materially during 2011.

Gross Margins

These unusual transactions in 2011 and 2010 had a favorable impact on gross margins. However, the gross margins of 14.7% and 9.7% for 2011 and 2010, respectively, are well below the gross margins that we would expect if the Company were operating near full capacity. If the Company can spread the overhead costs of operating the facility over a larger base of produced products, the margins would be expected to improve significantly. Our current manufacturing facility is capable of producing approximately 75,000 pounds of Smart Sponge material per month. We estimate that this amount of Smart Sponge material could generate $10-20 million in revenue per year at current product prices. This revenue estimate is dependent on the mix of products actually sold and the portion of sales at distributor versus retail prices. During 2011 we operated at approximately 2% of manufacturing capacity. We do not currently have plans to reduce excess manufacturing capacity, and we anticipate that the excess capacity will continue to adversely affect gross margins for at least a portion of 2012.

The polymers we use to manufacture Smart Sponge material are produced by the petrochemical industry and use crude oil as a primary raw material. Accordingly, fluctuations in the price of crude oil can have a direct and significant impact on the cost of the polymers we use. During 2010 and most of 2011, we used polymers purchased in bulk prior to 2010. The cost of these polymers represented approximately 5.1% of the list selling price of a typical Ultra Urban Filter (2.5% for antimicrobial version) and approximately 6.3% of the list selling price of a typical Smart Pak insert (3.1% for antimicrobial version). These percentages vary by product sold depending on the size of the product and the amount of Smart Sponge media used in the product. In late 2011, we purchased an additional stock of one of these polymers at a price that was 2.1 times the cost of the same polymer when it was last purchased prior to 2010. With this price change, the cost of polymers as a percentage of list selling price increased to 9.2% for Ultra-Urban Filters (4.5% for antimicrobial version) and 11.5% for Smart Pak inserts (5.7% for antimicrobial version). The Company establishes its list selling prices taking into consideration the cost of the component materials (including polymers), competitive factors and other market conditions. The cost of the polymers used in the Smart Sponge products accounted for approximately 10.6% and 7.1% of the total cost of revenues in 2011 and 2010, respectively. While the Company has no contractual right to pass along fluctuations in raw material costs to customers, it does have the right to change selling prices from time to time by giving distributors 30 days advance notice.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $754,363 (32%) in 2011, compared to 2010. This increase was due in part to the cost of being a public company including $421,000 incurred in 2011 for investor relations activities (no comparable costs incurred in 2010) and auditing fees that were $29,000 higher in 2011 than in 2010. In 2011, the Company began a significant expansion of its business development efforts in line with its strategy of developing alliances with companies that have dominant positions in the specific industry segments targeted by AbTech Industries for distribution of Smart Sponge products. Consulting and payroll fees related to these business development activities increased by approximately $259,000 in 2011 over 2010. The Company also increased advertising expenses and travel and entertainment expenses by $23,000 and $44,000, respectively, in 2011 compared to 2010. The Company also paid executive bonuses in 2011 of $114,000 compared to zero bonuses in 2010.

Research and development expenses

Research and development efforts in 2010 were focused primarily on attempts to modify Smart Sponge products for easy and effective deployment in treating the Gulf oil spill. In 2011, the Company shifted its R&D focus to new products using the Smart Sponge technology in applications for the treatment of produced water, and other industrial applications. These efforts involved a significant amount of product testing in the lab and in the field with corresponding increased costs for personnel (employees and consultants), fees for lab analysis, equipment rental and travel costs. Costs related to product testing totaled approximately $225,000 in 2011 compared to similar costs in 2010 of approximately $108,000 and were the primary factor in the $129,713 (26%) increase in research and development costs in 2011.

Other income (expense)

Interest expense increased from $115,568 in 2010 to $2,078,704 in 2011 due largely to a non-monetary, non-recurring charge of $1,620,955 for imputed interest on promissory notes that were converted to common stock on beneficial conversion terms during 2011. See Note 13 of the Consolidated Financial Statements. In addition, the Secured Notes have interest rates of twelve percent (12%). See Note 14 of the Consolidated Financial Statements. The interest expense accrued on these notes in 2011 amounted to approximately $126,000. Interest expense was further impacted by the amortization of the deferred charges and imputed note discounts for warrants related to these offerings, which were charged to interest expense in 2011 and amounted to approximately $125,000 and $160,000, respectively.

In 2011, the Company settled an outstanding non-interest bearing convertible promissory note with a principal amount due of $495,000, for a cash payment of $380,000. This resulted in a gain of $115,000 which is shown on the consolidated statement of operations under other income. Also shown under other income is a gain in 2011 of $242,052 on the valuation of the warrant liability. The warrant liability represents the estimated bifurcated value of certain warrants issued in conjunction with Secured Notes sold by the Company during 2011. The Company revalues this warrant liability at each balance sheet date using the Black-Scholes valuation model. Any change in value is recorded as a gain/loss on valuation of warrant liability.

Comparison of the nine months ended September 30, 2012 and 2011

Revenues for the first nine months of 2012 increased by 109% compared to revenues in the same period of the prior year. The Company believes that these revenue figures reflect some improvement in the economic factors that affect sales of the Company’s products as well as some initial results of expanded business development efforts by the Company. The sales increase for this period was due entirely to the volume of products sold. The Company continues to expect significant sales growth in the fourth quarter of 2012 and into 2013 as new projects being pursued in stormwater, industrial waste water and produced water markets begin to generate revenues. On June 6, 2012, Waste Management Inc., a distributor of AbTech products, announced a program to provide a total stormwater management offering to U.S. municipalities in the form of public-private partnerships, collaborating with the Company and municipalities to design, build, operate and service stormwater infrastructure. The Company believes that this approach to the stormwater market could have a significant impact on future sales for the Company although the timing of such sales remains difficult to project at this stage.

The Company’s gross margin on sales increased from a negative (16)% in the first nine months of 2011 to positive 32% in the same period of 2012. This improvement in gross margins is the direct result of increased levels of production in the first nine months of 2012 that spread fixed overhead cost over a broader base of products, thus allowing the Company to achieve higher gross margins. For the nine months ended September 30, 2012, the Company operated at 2% of manufacturing capacity. The Company expects that gross margins will continue to improve as production increases to satisfy an expected increase in product sales.

Selling, general and administrative expenses increased by approximately $1,178,000 or 56% in the first nine months of 2012 as compared to the same period in 2011. These increases were due primarily to an expanded business development effort that included increased payroll related costs of approximately $225,000 for additional employees, increased travel expenses of approximately $53,000, increased cost for government affairs consultants of $57,000 and increased costs for trade show events of $41,000. The Company is also experiencing the higher costs associated with being a public company. These costs amounted to approximately $788,000 in the first nine months of 2012 versus approximately $488,000 in the same period of 2011. 2012 included increases over costs incurred in the same period of the prior year of approximately $178,000 for investor relations costs, $22,000 for public relations costs, $48,000 for legal fees, $43,000 for liability insurance, and $25,000 for financial printing costs. Selling, general and administrative expenses in the first nine months of 2012 also included an increase of $40,000 for directors’ fees, and approximately $194,000 for stock based compensation expense related to stock options vesting during the period. Research and development costs increased approximately 35% for the nine-month period ended September 30, 2012 as compared to the same period of the prior year due to product development activities associated with lab and field testing of products in new applications and testing of new product designs.

Interest expense increased substantially for the nine months ended September 30, 2012 as compared to the same period of 2011 due primarily to the four components of interest expense described in the table below that are related to the convertible promissory notes issued by the Company in 2011 and 2012:

Interest components	Nine months ended September 30, 2012	Nine months ended September 30, 2011
1. Interest accrued on the notes outstanding.	$621,000	$25,000

2. Amortization of the note discount created by the bifurcation of the warrant liability at the time the convertible promissory notes were issued.	$1,216,000	$16,000

3. Amortization of the note discount created by the bifurcation of the beneficial conversion feature inherent in the convertible promissory notes issued in February 2012.	$972,000	$-

4. Amortization of the deferred financing costs related to the private offerings in which the convertible promissory notes were sold.	$859,000	$8,000

Total interest expense for the nine months ended September 30, 2012 was $3,706,958. Interest expense for the same period of 2011 was $1,711,964, of which, $1,620,955 was attributable to a non-recurring charge for imputed interest on promissory notes that were converted to common stock on beneficial conversion terms during the second quarter of 2011.

For the nine month period ended September 30, 2012, other income includes a loss of ($1,232,291) related to the valuation of the warrant liability. The warrant liability represents the estimated bifurcated value of certain outstanding warrants issued in conjunction with the Secured Notes sold by the Company during 2011 and 2012. The Company revalues this warrant liability (pursuant to ASC 815) at each balance sheet date using the Black-Scholes valuation model. The valuation of the warrant liability is dependent on the market value of the Company’s common stock. Because the Company’s stock price increased during the nine-month period ended September 30, 2012, the value of the warrant liability also increased resulting in the imputed loss to the Company.

Comparison of the three months ended September 30, 2012 and 2011

While year to date revenues for the nine months ended September 30, 2012 were up 109%, revenues for the three months ended September 30, 2012 were down 35% compared to revenues in the same period of the prior year and down 66% compared to revenues in the second quarter of 2012. The sales decrease for this period was due entirely to the volume of products sold and reflects a combination of the delays experienced by the Company in implementing its market strategies in its primary target markets (stormwater and produced water) and a business development and engineering resource allocation strategy focused on large volume opportunities with strategic distributors and customers. The Company believes that significant revenue growth still lies ahead in each of these markets but it is taking longer to gain market acceptance than previously expected. The Company’s ability to generate significant sales growth in the short term cannot be determined at this time. In the stormwater market, we continue to work with Waste Management, Inc. to establish public private partnerships for municipal stormwater treatment systems. While these efforts are moving ahead, and proposals have been presented to many municipalities, there were no major projects approved in the third quarter of 2012. In the produced water market, the Company has designed multiple systems to treat different flow rates and currently has several proposals outstanding. The next few projects will provide additional field validations in this exciting new application. In treating produced water (water produced in the oil and gas extraction industry including fracking) the Company’s Smart Sponge technology is highly effective in removing hydrocarbons but is not a stand-alone treatment solution. The Company is working with many players in the industry, including oil and gas operators, oil field service companies and multiple downstream treatment technologies to provide a treatment-train that effectively solves the variety of contamination issues found in produced water applications.

The Company’s gross margin on sales of 15% for the three months ended September 30, 2012 was little changed from the gross margin of 13% in the same period of 2011. However, this represents a decrease from the 36% gross margin achieved in the second quarter of 2012. These low gross margins are the direct result of low levels of production during the three months ended September 30, 2012 that spread fixed overhead cost over a relatively small base of products thus increasing the costs of the individual products manufactured. For the three months ended September 30, 2012, the Company operated at less than 2% of manufacturing capacity.

Selling, general and administrative expenses increased by approximately $302,000 or 41% for the three months ended September 30, 2012 as compared to the same period in 2011. These increases were due primarily to an expanded business development effort that accounted for increased payroll related costs of approximately $71,000 for additional business development employees, increased travel expenses of approximately $18,000, increased cost for government affairs consultants (at federal, state and local levels) and business development consultants of $23,000 and increased costs for trade show events of $17,000. Selling, general and administrative expenses in the three months ended September 30, 2012 also included increases, compared to the same period in 2011, of $53,000 for non-business development payroll costs, $61,000 for stock based compensation expense related to stock options vesting during period, and approximately $11,000 for directors’ fees. Research and development costs decreased by approximately 4% for the three-month period ended September 30, 2012 as compared to the same period of the prior year reflecting a research and development effort that was relatively consistent for the two periods.

Interest expense increased substantially for the three months ended September 30, 2012 as compared to the same period of 2011 due primarily to the four components of interest expense described in the table below that are related to the convertible promissory notes issued by the Company in 2011 and 2012:

Interest components	Three months ended September 30, 2012	Three months ended September 30, 2011
1. Interest accrued on the notes outstanding.	$208,000	$25,000

2. Amortization of the note discount created by the bifurcation of the warrant liability at the time the convertible promissory notes were issued.	$439,000	$16,000

3. Amortization of the note discount created by the bifurcation of the beneficial conversion feature inherent in the convertible promissory notes issued in February 2012.	$545,000	$-

4. Amortization of the deferred financing costs related to the private offerings in which the convertible promissory notes were sold.	$264,000	$8,000

Total interest expense for the three months ended September 30, 2012 was $1,480,123 compared to $57,127 for the same period of 2011.

For the three-month period ended September 30, 2012, other income (expense) includes a loss of ($553,536) related to the valuation of the warrant liability. The warrant liability represents the estimated bifurcated value of certain outstanding warrants issued in conjunction with the Secured Notes sold by the Company during 2011 and 2012. The Company revalues this warrant liability (pursuant to ASC 815) at each balance sheet date using the Black-Scholes valuation model. The valuation of the warrant liability is dependent on the market value of the Company’s common stock. Because the Company’s stock price increased during the three-month period ended September 30, 2012, the value of the warrant liability also increased resulting in the imputed loss to the Company.

Liquidity and Capital Resources

Liquidity

The Company had a working capital deficiency of approximately $2,645,000 at December 31, 2011 compared to a working capital deficiency of approximately $1,842,000 at December 31, 2010 despite an increase in cash during the period of approximately $1,382,000. This fluctuation in working capital is primarily the result of the additional short-term debt financing that occurred in 2011 which increased short-term debt from approximately $1,587,000 at December 31, 2010 to $4,345,763 at December 31, 2011. The additional short-term debt incurred during 2011 also caused interest payable to increase from $39,904 at December 31, 2010 to $126,232 at December 31, 2011, which further increased the working capital deficiency at December 31, 2011. The working capital deficiency was favorably affected in 2011 by a reduction of approximately $155,000 in the Company’s liability to customers for deposits (prepayments on orders) which resulted from such deposits either being used to purchase products during the year or being forfeited by customers pursuant to contract terms.

The working capital deficiency decreased to approximately $1,165,000 at September 30, 2012 The working capital deficiency is primarily attributable to the short-term convertible promissory notes (the “ST Notes”) outstanding which totaled (net of discounts) $4,575,759 at September 30, 2012 and $4,336,763 at December 31, 2011. Accrued interest on the ST Notes increased from $126,232 at December 31, 2011 to $358,507 at September 30, 2012. In September 2012, the Company completed a $3.7 million private offering of common stock and warrants (the “Equity Offering”) with the intention of using the proceeds to repay any of the outstanding ST Notes coming due in 2012 that are not converted to common stock. In the nine-months ended September 30, 2012, the Company issued $2.6 million of additional ST Notes and subsequently repaid $275,000 of the ST Notes plus approximately $260,000 of interest due on the ST Notes. During the same period, approximately $2.4 million of the ST Notes were converted to common stock including accrued interest of approximately $128,000. During October 2012, an additional $3.1 million of the ST Notes, including approximately $263,000 of accrued interest, were converted to common stock. As of October 31, 2012, the principal amount of the outstanding ST Notes was $2,045,000. These notes are expected either to be converted prior to the end of 2012 or repaid with the proceeds of the Equity Offering.

Our balance sheet at September 30, 2012 shows an inventory level of approximately $413,000, a relatively large amount compared to net revenues for the nine months ended September 30, 2012 of $561,000. This supply of inventory on hand will mitigate some of the working capital requirements AbTech Industries will encounter in the event it successfully increases sales revenue during upcoming months. At September 30, 2012, AbTech Industries had customer deposits of $41,724 representing prepayments by certain distributors for future product orders. Future sales to these distributors will not generate positive cash flow until the prepayments are depleted.

To date, the Company has not generated sufficient revenue to cover its operating costs and continues to operate with negative cash flow. Our cash balances at December 31, 2011 and September 30, 2012 were $1,386,502, and $3,577,436, respectively, significantly higher than the $4,123 balance reported at December 31, 2010. The September 30, 2012 cash balance represents only approximately 8.4 months of the average negative cash flows from operations during the nine months ended September 30, 2012.While we expect to achieve significant sales growth over the long-term, continued negative cash flow from operations is expected in the short term.

The Company may require additional capital to maintain current operations if sales growth does not occur as anticipated. In addition, rapid growth may require the Company to enter into working capital financing arrangements. The Company currently has no such financing commitments in place.

The $3.8 million of net cash used in operations during the nine months ended September 30, 2012, was funded primarily by the $2.6 million proceeds from the Secured Notes financing that occurred in February 2012 and the cash available at the beginning of the period of approximately $1.4 million. The Company expects that a significant portion of the Equity Offering completed in September 2012, will be available to fund future operations after all the ST Notes have been settled by conversion or repayment.

Operations in 2011 and 2010 were funded primarily by proceeds from the issuance of (i) AbTech Industries convertible promissory notes (the “AbTech Notes”), (ii) short-term loans, (iii) Abtech Holdings convertible notes and warrants (the “ABHD Notes”), (iv) the Secured Notes and (v) equity investments of $2,320,000 pertaining to the funding requirement of the Merger. These proceeds amounted to $7,322,100 in 2011 and $2,827,865 in 2010.

Of the proceeds received in 2011, $500,000 was received from a director of the Company who also was paid $200,000 for repayment of a non-interest bearing convertible note issued by AbTech Industries in 2008. The AbTech Notes are convertible into shares of AbTech Industries’ Series A preferred stock at a conversion rate of $3.75 per share. The Series A preferred stock is convertible into shares of Abtech Holdings common stock at a rate of 5.32 shares of Abtech Holdings common stock for each share of AbTech Industries Series A preferred stock.

Comparison of cash flows for the years ended December 31, 2011 and 2010

Operating Activities

The Company had negative cash flow from operations in 2011 of approximately $3.9 million compared to negative cash flows from operations of $2.2 million in 2010. The increase in negative operating cash flow from 2010 to 2011 is primarily the result of increased operating expenses in 2011, as discussed above under “– Results of Operations.” The Company’s negative cash flow from operations in 2011 and 2010 is the result of the Company incurring the costs of developing and marketing its products in various targeted markets in advance of the expected resultant sales revenues. The Company believes that as distribution channels mature, economic conditions improve and targeted market applications are proven and accepted, the Company will be able to generate sufficient revenue to generate positive cash flow from operations.

Investing Activities

The Company had capital expenditures of $11,606 in 2011 and $15,596 in 2010. As of December 31, 2011, the Company had no commitments for future capital expenditures. However, if the Company is successful in achieving significant sales growth in 2012, it may need to expand its manufacturing capacity or outsource some of its manufacturing. The Company believes that developing activities with distributors and new market opportunities for its products make such sales growth possible in 2012 and that such growth is expected to cause the Company to exceed its current manufacturing capacity by the end of 2012. Accordingly, the Company is currently considering both options for expanding manufacturing capacity or outsourcing some of its manufacturing. The Company estimates that it could double its current manufacturing capacity for approximately $250,000 and accommodate an annual sales rate of over $20 million.

Financing Activities

Net cash provided by financing activities for the years ended December 31, 2011 and 2010 amounted to $5,320,566 and $2,130,182, respectively. The net cash provided by financing activities for the year ended December 31, 2011 includes proceeds of $825,000 from the sale of common stock, and gross proceeds of $6,497,000 from the sale of promissory notes and warrants (less financing costs of $410,000). The Company used a portion of these proceeds to repay $1,996,457 of debt. The promissory notes sold in 2011 are all short-term notes that will mature during 2012 and are convertible into shares of ABHD common stock. The Company’s financing activities in 2012 are expected to include raising capital sufficient to repay any of these notes that are not converted to common stock.

Comparison of cash flows for the nine months ended September 30, 2012 and 2011

Operating Activities

The Company had negative cash flow from operations for the nine months ended September 30, 2012 of approximately $3.8 million compared to negative cash flows from operations of $2.4 million in the same period of 2011. The increase in negative cash flow from operations is primarily the result of a $1,333,000 increase in operating expenses, a reduction in accounts payable of approximately $141,000 and an increase in accounts receivable of approximately $103,000. The increase in accounts receivable was due to a $146,000 receivable that went beyond its payment terms but was eventually paid in October 2012.

Financing Activities

In February 2012, the Company completed the final closing of a private offering that raised $2.6 million from the sale of the Secured Notes and related warrants. In September 2012, the Company completed the $3.7 million Equity Offering. These financings allowed the Company to increase its cash balance to approximately $3.6 million at September 30, 2012 compared to $1.4 million at December 31, 2011, despite incurring negative cash flows from operations during the period. The cash balance at September 30, 2012 represents approximately 8.3 months of the average monthly operating expenses incurred during the nine-months ended September 30, 2012 and approximately 8.5 months of the average monthly net cash used in operating activities for the same period.

At September 30, 2012, the Company had $4.9 million (principal amount) of ST Notes outstanding that all had original maturity dates in 2012. As of December 31, 2012, all but $480,000 of these ST Notes converted to common stock and the maturity dates for $480,000 ST Notes that remained outstanding were extended to February 28, 2013. The Company intends to repay in the first quarter of 2013, any of these notes, and the accrued interest thereon, that do not convert to common stock.

Investing Activities

The Company had approximately $31,000 of capital expenditures for the nine months ended September 30, 2012. During that period the Company also entered into a three-year capital lease for the purchase of $11,600 of equipment. As of September 30, 2012, the Company had no other commitments for any material future capital expenditures. However, if the Company is successful in achieving significant sales growth in subsequent quarters of 2012 and 2013, it may need to expand its manufacturing capacity or outsource some of its manufacturing. The Company is currently considering both options for expanding manufacturing capacity or outsourcing some of its manufacturing. The Company estimates that it could double its current manufacturing capacity for approximately $250,000 and accommodate an annual sales rate of over $20 million.

Going Concern and Management’s Plans

The accompanying December 31, 2011 consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities and commitments in the normal course of business. As discussed in Note 2 to the accompanying December 31, 2011 consolidated financial statements, we have not achieved a sufficient level of revenues to support our business and have suffered substantial recurring losses from operations since our inception. These factors raise substantial doubt about the Company’s ability to continue operations as a going concern. The accompanying December 31, 2011 consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustment that might be necessary should the Company be unable to continue as a going concern. Management believes that the Company’s ability to continue as a going concern will be dependent on its ability to raise additional capital and/or generate significant sales growth in the short term. The Company’s ability to achieve these objectives cannot be determined at this time. However, the Company did complete the final closing of its private offering of the Secured Notes and warrants in February 2012, which provided gross proceeds of $2,600,000 to the Company. In addition, the Company completed an Equity Offering in September, 2012, that provided cash proceeds of approximately $3.7 million to the Company. Management’s plans in regard to these matters are described in Note 2 to the accompanying December 31, 2011 consolidated financial statements and in Note 4 to the accompanying September 30, 2012 condensed consolidated financial statements. If the Company is unable to raise additional capital and/or generate significant sales growth in the near term there is a risk that the Company could default on debt maturing during 2012, and could be required to significantly reduce the scope of its operations if no other means of financing operations are available.

Contractual Obligations

As a smaller reporting company, as defined in Rule 12b-2 of the Exchange Act, Abtech Holdings is not required to provide the information required by this item.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity, or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or research and development services with us.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments. Management bases the estimates on historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. For any given individual estimate or assumption we make, it is possible that other people applying reasonable judgment to the same facts and circumstances could develop different estimates. Actual results may materially differ from these estimates under different assumptions or conditions.

The going concern basis of presentation assumes we will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. As discussed above, certain conditions currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

The methods, estimates, interpretations, and judgments we use in applying our most critical accounting policies can have a significant impact on the results that we report in our consolidated financial statements. The SEC considers an entity’s most critical accounting policies to be those policies that are both most important to the portrayal of the entity’s financial condition and results of operations and those that require the entity’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about matters that are inherently uncertain when estimated.

The following discussion provides supplemental information regarding the significant estimates, judgments and assumptions made in implementing the Company’s critical accounting policies.

Fair value of warrant liability and note discount

The warrant liability shown on the Company’s balance sheets at December 31, 2011 and September 30, 2012 represents the estimated value of warrants sold with promissory notes that met the characteristics of a derivative and were required to be bifurcated from the debt and reported as a liability at fair value. This bifurcation resulted in the establishment of the estimated value of the warrant liability and a corresponding note discount in the same amount. The warrant liability was originally valued and is revalued at each balance sheet date using the Black-Scholes valuation model because there is no market price available for the warrants. This model uses estimates of volatility, risk free interest rate and the expected term of the warrants (estimated using the “plain vanilla method”), along with the current market price of the Company’s common stock, to estimate the value of the outstanding warrants. The value of these warrants can change significantly as the market price of the underlying common stock changes. At each balance sheet date this could result in a gain or loss depending on the change in the market price of the stock, among other factors, from one valuation date to the next. The Company recognized such a gain of $242,052 for the year ended December 31, 2011 and a loss of $(1,232,291) for the nine months ended September 30, 2012.

The Company used the following assumptions to estimate the fair value of the warrant liability as of September 30, 2012 and December 31, 2011:

	September 30, 2012	December 31, 2011
Expected volatility	85.25%	81.45%
Expected dividend yield	0%	0%
Expected term	1.9 – 2.2 years	2.3-2.5 years
Risk-free interest rate	0.62%	0.83%
Market price of common stock	$0.88	$0.38

The assumptions for expected dividend yield, expected volatility and expected term reflect management’s judgment and include consideration of historical experience. Expected volatility is based on historical volatility of the Company’s shares and the historical volatility of public companies or mutual funds operating in similar markets. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

Inventory valuation

The Company has written-down its inventory to estimate the lesser of cost or market value of inventory in stock at the valuation date due to obsolescence, slow movement or defects. This estimate requires that management make certain judgments about the likelihood that specific inventory items may have minimal or no realizable value in the future. These judgments are based on the current quantity of the item on hand compared to historical sales volumes, potential alternative uses of the products and the age of the inventory item.

Revenue recognition and allowance for doubtful accounts

There are four factors that the Company uses to determine the appropriate timing of the recognition of revenue. Three of these factors (evidence of arrangement exists, delivery occurs and fee is fixed or determinable) are generally factual considerations that are not subject to material estimates or assumptions. The fourth factor involves judgment regarding the collectability of the sales price. The Company only ships product when it has reasonable assurance that it will receive payment from the customer. When such assurance is not available, the Company will require payment in advance. The assessment of a customer’s credit worthiness is reliant on management’s judgment regarding such factors as previous payment history, credit rating, credit references and market reputation. If any sales are made that ultimately become uncollectible, the Company charges the uncollected amount against a reserve for uncollectible accounts. This reserve is established and adjusted from time to time based on management’s assessment of each outstanding receivable and the likelihood of it being collected.

Stock-based compensation

The Company uses the Black-Sholes model to estimate the value of options and warrants issued to employees and consultants as compensation for services rendered to the Company. This model uses estimates of volatility, risk free interest rate and the expected term (using the plain vanilla method) of the options or warrants, along with the current market price of the underlying stock, to estimate the value of the options and warrants on the date of grant. In addition, the calculation of compensation costs requires that the Company estimate the number of awards that will be forfeited during the vesting period. The fair value of the stock-based awards is amortized over the vesting period of the awards. For stock-based awards that vest based on performance conditions, expense is recognized when it is probable that the conditions will be met.

The following table summarizes the weighted average of fair value and the significant assumptions used in applying the Black-Scholes model for options granted in the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010:

	2012	2011	2010
Weighted average of fair value for options granted
AbTech Options	$-	$-	$0.90
ABHD Options	0.40	0.27	0.12
Weighted average assumptions used:
Expected dividend yield	0.0%	0.0%	0.0%
Expected volatility	90.8%	81.5%	13.0-15.0%
Risk-free interest rate	0.8%	1.9%	2.1%
Expected life (in years)	2.9	5.0	8.7

The assumptions for expected dividend yield, expected volatility and expected term reflect management’s judgment and include consideration of historical experience. Expected volatility is based on historical volatility of the Company’s shares and the historical volatility of public companies or mutual funds operating in similar markets. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

Accounting for conversion options and imputed interest

The convertible promissory notes issued by the Company provide the note holders an option to convert the notes into the Company’s common stock at a set price. The value of these options has not been bifurcated from the value of the related notes because management has determined that such bifurcation is not required under generally accepted accounting principles due to the specific terms of the conversion option and management’s estimate that the underlying shares would not be readily convertible into cash. However, whenever such conversion options represent a right to convert at a price that is less than the market price at the date of issuance, the Company imputes the value of such beneficial conversion feature and charges it to interest expense.

OUR BUSINESS

Overview and Recent Events

Abtech Holdings was incorporated in Nevada on February 13, 2007 under the name “Laural Resources, Inc.” and was initially engaged in the business of acquiring and developing mineral properties. Subsequent to its fiscal year ended May 31, 2010, Laural Resources, Inc. decided to change its business focus to clean technology products and services, specifically in the water clean-up sector. In furtherance of its business objectives, effective June 14, 2010, Laural Resources, Inc. merged with its wholly-owned subsidiary, Abtech Holdings, Inc., for the purpose of effecting a name change to “Abtech Holdings, Inc.” On October 21, 2010, the Company’s Board of Directors changed the Company’s fiscal year end from May 31 to December 31.

On February 10, 2011, the Company closed a merger transaction with AbTech Industries, Inc., a Delaware corporation, pursuant to an Agreement and Plan of Merger by and among Abtech Holdings, Abtech Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Abtech Holdings and AbTech Industries.

As a result of the Merger, Abtech Holdings acquired all of the issued and outstanding common stock of AbTech Industries (through a reverse acquisition transaction) in exchange for the common stockholders of AbTech Industries acquiring an approximate 78% ownership interest in Abtech Holdings, AbTech Industries became a majority-owned subsidiary of Abtech Holdings, and Abtech Holdings acquired the business and operations of AbTech Industries.

Abtech Holdings was a “shell company” prior to the Merger and did not conduct an active trade or business. From and after the consummation of the Merger on February 10, 2011, Abtech Holdings’ primary operations consisted of the business and operations of AbTech Industries. Because Abtech Holdings was a shell company at the time of the Merger, we filed with the SEC on February 14, 2011, a “super” Form 8-K that disclosed information required by Item 2.01(f) of Form 8-K (being information that would be required if we had filed a general form for registration under Form 10 under the Exchange Act).

For accounting purposes, the Merger transaction has been accounted for as a reverse acquisition, with AbTech Industries as the acquirer. The consolidated financial statements of Abtech Holdings for the year ended December 31, 2011 represent a continuation of the financial statements of AbTech Industries, with one adjustment, which is to retroactively adjust the legal capital of AbTech Industries to reflect the legal capital of Abtech Holdings. See Note 1 of Consolidated Financial Statements.

AbTech Industries has developed a variety of products that leverage its cornerstone filtration media technology called Smart Sponge®. This patented technology’s oil absorbing capabilities make it highly effective as a filtration media to remove hydrocarbons and other pollutants from water. AbTech Industries is currently manufacturing its products and is marketing them into a variety of markets resulting in over 15,000 products installed in 36 states and 8 countries to date.

AbTech Industries developed the Smart Sponge media, a patented polymer technology that effectively removes pollutants from water and encapsulates them so that they cannot be released back into the water, even under high pressure. AbTech Industries recently expanded the capability of the Smart Sponge technology by adding an antimicrobial agent that has proven to be effective in reducing coliform bacteria found in stormwater, industrial wastewater and municipal wastewater while maintaining its oil-absorbing capability. This expanded technology, known as Smart Sponge Plus, provides an effective solution to municipalities and other entities faced with beach closures and other hazards of bacteria-laden stormwater. This antimicrobial capability differentiates Smart Sponge Plus products from competitive stormwater treatment devices. It can be engineered to treat massive amounts of water runoff in end-of-pipe applications, such as drainage vaults or other configurations. In July 2010, AbTech Industries received notification from the EPA that AbTech Industries’ application to register Smart Sponge Plus as a pesticide under the Federal Insecticide, Fungicide and Rodenticide Act had been conditionally approved.

AbTech Industries’ business is subject to several significant risks, any of which could materially adversely affect its business, operating results, financial condition, and the actual outcome of matters as to which it makes forward-looking statements. See “Risk Factors”.

Technologies

Smart Sponge

Over the past nine years, AbTech Industries has developed and patented its core Smart Sponge technologies based on a proprietary blend of synthetic polymers aimed at the removal of hydrocarbons and oil derivatives from surface water. The removal process starts with the physical contact between polymer and contaminant and the consequent adsorption (physical interaction, contaminant distributed on surface of adsorbing material) or absorption (contaminant distributed throughout the absorbing material). The absorption/adsorption process is determined by several polymer parameters (e.g., composition and structure, flexibility of the chain and molecular weight), as well as physical parameters (e.g., polymer physical form, contaminant molecule size and temperature). While polymer composition is the critical factor in defining the solubility, the polymer structure (amorphous or crystalline) is probably the most important factor in determining the process of absorption or adsorption.

AbTech Industries’ polymers are composed of amorphous products that are able to selectively absorb various hydrocarbons (contaminants) present in water, then stabilize and retain them in a gelified structure. Other traditional sorbent products, with more crystalline structures, can only adsorb the contaminants and don’t have the capability to totally retain them when the sorbent is removed from the water. AbTech Industries’ polymers, in order to selectively remove oil derivatives from water, are oleophilic (strong affinity for oils) and hydrophobic (repels water).

The adsorption/absorption process is also controlled by the physical size of the sorbent as diffusion is fairly proportional to the contact surface between fluid and sorbent. Finely powderized materials show the best absorption but, because of swelling, tend to gel quickly and block the contact of additional fluid with the remaining active sorbent, and are very difficult to handle. In order to overcome this problem and use the sorbent to the maximum capacity, AbTech Industries has developed a patented extrusion process that takes advantage of the different thermal behavior of the polymers used to create entanglements with the amorphous part of the other polymer, bonding the chains of the polymers in a flexible porous structure called Smart Sponge.

The porosity of the Smart Sponge allows the fluid containing the contaminant to penetrate into its structure, then the polymer chains selectively absorb the hydrocarbon contaminants and stably encapsulate them. Based on the level of contaminant, the entire structure begins to swell (but not collapse into a total gel) while maintaining absorption capabilities well beyond usual levels. Once reaching saturation, the Smart Sponge is easily recoverable and does not leach any of the absorbed contaminant, even in rough water or under pressure, giving it less expensive disposal options such as recycling through a waste-to-energy facility. The Smart Sponge can absorb, on average, 3.5 times its weight, depending on the contaminant absorbed and remains buoyant permitting it to remain in place until fully saturated. The malleable nature of the Smart Sponge material allows it to be formed into a variety of shapes for optimum effectiveness in a wide variety of contaminated water filtration applications.

The advantages of Smart Sponge based products over competing products include:

•	absorbing rather than adsorbing water-borne hydrocarbons;

•	reducing coliform bacteria found in stormwater, industrial wastewater and municipal wastewater;

•	locking-up or encapsulating the hydrocarbons;

•	transforming the encapsulated pollutant into a solid to prevent leaching;

•	remaining buoyant after the encapsulation in order to permit recovery;

•	oil-soaked product may be recycled as a waste-to-energy fuel source;

•	simpler and less expensive disposal due to classification as a solid “non-hazardous waste”;

•	easy deployment and retrieval; and

•	possesses the ability to harvest energy from contaminated water thereby creating a sustainable media solution.

Due to the ability of Smart Sponge to capture and retain hydrocarbons and other contaminants within its highly porous structure, its performance can best be measured by an in-depth look at the spent material to analyze its composition and the quantity of the various contaminants retained. This type of data cannot be gleaned from the customary random sampling events typically used to test filters. Such tests are often misleading or erroneous due to the non-homogenous concentrations of pollutants in stormwater. Analyzing all contaminants entrapped in the filter over a period of time provides a better indicator of the filter’s true performance. Consequently, AbTech Industries took a more advanced approach and engaged a highly qualified, analytical laboratory to use complex analytical techniques to deconstruct used Smart Sponge polymer and selectively extract all the entrapped contaminants. This in-depth mapping and finger printing of contaminants (a first of its kind in stormwater treatment) is analogous to having a “Black Box” recording of the UUF’s filtration mechanisms and all the contaminants collected in the Smart Sponge material during the time that it is deployed. The results of this analysis were then compared to base tests performed on virgin Smart Sponge material. The difference between the two samples constitutes the contaminants collected by the field deployed Smart Sponge. By extrapolating these results, estimations were made of the total contaminants AbTech Industries’ products prevented from being discharged into open waters for entire installation projects such as at Norwalk. In Norwalk, Connecticut, 275 Ultra-Urban Filters were installed in storm drains to protect residential, commercial, waterside, and industrial manufacturing settings which flow into Norwalk Harbor. The deconstruction or meltdown of Smart Sponge media samples documented approximately 50 pounds per filter of total contaminants with the presence of several heavy metals (e.g., copper, titanium, and zinc) and a variety of hydrocarbons, (about 32 pounds per filter), including solvents, oils and cosmetic product components as well as chemical plasticizers.

The grand total of contaminants including hydrocarbons and heavy metals removed, extrapolated for the 275 filters, is an estimated 13,530 pounds. Essentially, the installation of the filters prevented the equivalent of an oil spill of 1,200 gallons from entering the Long Island Sound. This analysis demonstrated the effectiveness of AbTech Industries’ products with quantifiable data and added substantially to data provided by other tests that merely tested the difference between influents and effluents.

Smart Sponge Plus

The presence of bacteria in stormwater is a serious problem and poses significant health risks that increasingly result in the contamination of water bodies. Water quality standards for bacteria counts are very strictly monitored in most coastal areas and small increases in bacteria counts can trigger beach closures. The best potential to reduce this bacteria count during rain events is the control and treatment of the stormwater runoff. This control can be achieved by expensive, heavy equipment, such as ultraviolet light or chlorine treatment systems that become cost prohibitive for most municipalities. AbTech Industries has developed a set of cost-effective systems for retrofit into existing stormwater infrastructure, leveraging the antimicrobial capabilities of Smart Sponge Plus. These systems require no electricity or moving parts and create no downstream toxicity effect (a problem that must be mitigated in alternative chemical treatment approaches).

The technological breakthrough in creating Smart Sponge Plus occurred when AbTech Industries developed the capability to bind an antimicrobial agent to its proprietary polymers thereby modifying their surface and adding micro biostatic features while maintaining their oil absorbing capabilities. This enhanced filtration material provides a significant reduction in coliform bacteria and other pathogens frequently found in stormwater and other water streams. AbTech Industries believes that this breakthrough, coupled with additional advancements that have dramatically increased the antimicrobial strength of Smart Sponge Plus, will be key factors in penetrating the stormwater market. Accordingly, AbTech Industries has been issued three U.S. patents that protect the use of Smart Sponge Plus in stormwater filtration applications.

The anti-microbial agent used for this innovative technology is an organosilane derivative that is widely used in a variety of fields including medical, consumables, pool equipment and consumer goods. This anti-microbial agent is registered with the EPA for various applications and has been proven successful in those applications against a wide variety of microorganisms. As further discussed under “Regulatory,” AbTech Industries’ Smart Sponge Plus has received a time-limited registration from the EPA under the Federal Insecticide, Fungicide, and Rodenticide Act as an antimicrobial pesticide. Smart Sponge Plus will also act as a fungistatic to control fungus and mildew odor.

The anti-microbial mechanism of Smart Sponge Plus is based on the agent’s electromagnetic interaction with the microorganism cell membrane, causing the disruption of the cell wall of the microorganism, but no chemical or physical change in the agent. Consequently, the anti-microbial agent is not depleted over time, maintains its long-term effectiveness and unlike any other technology (with the exception of ultra-violet light), doesn’t release any chemical or by-product into the treated water.

In manufacturing the Smart Sponge Plus material, the anti-microbial agent is chemically and permanently bound to the polymer surface. In the development process, AbTech Industries has been successful in increasing the amount of anti-microbial agent bound to the polymer thus increasing its antimicrobial potency 2,000% over its first generation strength. In laboratory testing, the current generation of Smart Sponge Plus material, has proven to be not only much more effective in destroying bacteria than the original generation of Smart Sponge Plus material, but also capable of reducing bacteria to meet EPA criteria for bathing and recreational waters in a much shorter period of time (residence time), a very important factor in filtration applications where the contaminated water is in contact with the Smart Sponge material for just a few minutes versus the hours required in a sanitary sewer system.

Engineered Deployment Systems – Stormwater/Wastewater

In conjunction with developing advanced filtration media, AbTech Industries engineers have also developed a variety of deployment systems that can be retrofitted into existing stormwater and wastewater infrastructure. This solves a major problem for municipalities where aging water infrastructure and increasing enforcement of water quality standards (a result of increased awareness of the detrimental environmental and public health effects) pose one of the largest infrastructure headaches in the coming decades. Cities have already determined in the vast majority of cases that so-called centralized solutions are cost-prohibitive or infeasible. These solutions include rerouting combined sewer overflow water and/or even stormwater to sanitation treatment plants for purification (which would also require the construction of additional sanitation treatment plants) or building large central stormwater/wastewater treatment “tunnels” underneath cities. AbTech Industries’ products enable decentralized solutions at the point-of-entry (e.g. stormdrains, etc.) or at the end of stormwater/combined sewer overflow outfall pipes.

AbTech Industries has engineered a variety of point-of-entry systems that can be dropped into storm drains with little or zero infrastructure disruption and end-of-pipe treatment “vaults” that can be built into the existing water lines and treat the flowing water as it passes through.

Smart Sponge versus Commonly Used Non-Advanced Media Filtration

AbTech Industries’ core technologies are highly-engineered advanced material that are chemically selective towards contaminants and, in the case of the antimicrobial material, create biostatic fields to disrupt the cellular membranes of pathogens. These advanced materials enable an entire set of engineered deployment systems that otherwise would be less effective or entirely ineffective using non-advanced materials.

Smart Sponge material has a distinct advantage over traditional polypropylene material for example. In the case of oils and hydrocarbons, once oil comes in contact with the Smart Sponge material it is permanently encapsulated in the structure of the polymer and cannot be released under any amount of pressure. In comparison, polypropylene materials adsorb or form a temporary attachment to water as well as oil, thus making them much heavier and messier to remove releasing both water and oil back into the environment.

Disposal Options

As local conditions, product use and exposure can vary widely, the end user must determine the most appropriate disposal method for a spent Smart Sponge or Smart Sponge Plus’ material. Smart Sponge samples saturated with hydrocarbons both in the lab and in the field have been tested according to the EPA’s Toxicity Characteristic Leaching Procedure (“TCLP”) by the following independent testing facilities: ABC Laboratories, Inc., Aculabs, Inc. and Turner Laboratories, Inc. These tests show that Smart Sponge is a “non-leaching” product. In addition, used Smart Sponge material can be recycled as an energy source with a British thermal unit, or BTU, value ranging from 10,000 to 18,000 based on the type of contaminant absorbed. As a result, Smart Sponge technology affords many cost effective and environmentally friendly disposal options. The following waste disposal and resource recovery industries have accepted spent Smart Sponge materials for disposal and/or recycling:

Waste-to-Energy Facilities (“WTE”). A specialized segment of the solid waste industry has used spent Smart Sponge material as an alternative fuel in the production of electricity. WTE is acknowledged at the federal level as a renewable energy source under the Federal Power Act, Title IV of the Clean Air Act and is a participant in the Department of Energy’s National Renewable Energy Program.

Cement Kilns. This industry has used the spent Smart Sponge material as an alternative fuel in the production process of Portland Cement. This process is considered a beneficial reuse of waste products. The British thermal unit value of spent Smart Sponge material is consistently above the average acceptable levels set for this high temperature process.

Landfills. Used Smart Sponge products have been classified as a solid waste and are commonly accepted at Subtitle D Landfills.

Engineered Systems and Smart Sponge-based Products Being Sold

AbTech Industries’ product lines are marketed under the trade name “Smart Sponge®” and “Smart Sponge Plus.” Smart Sponge Plus includes antimicrobial capability. AbTech Industries' Smart Sponge contains a unique molecular structure which is chemically selective to hydrocarbons, removing approximately three times its own weight. Smart Sponge remains buoyant when saturated and encapsulates hydrocarbons and oils, without leaching. Smart Sponge Plus is similar to regular Smart Sponge except that it is treated with an anti-microbial agent. Because of its antimicrobial properties, Smart Sponge Plus is characterized as a pesticide and is required to be registered with the EPA (See “Regulatory”). Under the time limited EPA registration, AbTech Industries is allowed to make the claim that Smart Sponge Plus is capable of reducing coliform bacteria found in stormwater, industrial wastewater, and municipal wastewater. Smart Sponge Plus can be engineered to meet specific performance requirements.

The products described below incorporate the Smart Sponge or Smart Sponge Plus material in one or more of its various forms and are each designed to meet specific market needs. Each of these products is currently being marketed and sold by the Company. We manufacture the Smart Sponge material in our manufacturing facility using polymers procured from the petrochemical industry. We then use this material to complete the final assembly of each product using component parts produced to our specification by outside vendors. Each product has application in each of the Company’s targeted markets discussed further below under “– Markets,” although the Ultra-Urban filters and water treatment vaults are designed primarily for stormwater applications and the gravity and vessel filters have primary application in industrial and produced water markets.

Smart Sponge Popcorn

The Smart Sponge material can be formed into a variety of physical shapes to optimize its performance in a wide range of filtration applications. The Smart Sponge material is the cornerstone of AbTech Industries’ current products, and AbTech Industries continues to find new applications for its use. When produced in its “popcorn” form (clumps of polymer similar in shape to popcorn), Smart Sponge is an effective filtration media due to its high porosity and favorable hydraulic characteristics. AbTech Industries is currently pursuing the use of Smart Sponge popcorn in end-of-pipe applications such as vaults and other configurations. The Smart Sponge material can also be sold to OEMs and other users to be integrated into many different filtration pressure vessels or gravity flow structures.

Ultra-Urban® Filter

The Ultra-Urban® Filter (“UUF”) with Smart Sponge is an innovative low-cost Best Management Practice (“BMP”) that helps meet National Pollution Discharge Elimination System (“NPDES”) requirements with effective filtration, efficient application, and low maintenance. The UUF is a modular filtration unit (or Catch Basin Insert) designed in a variety of shapes and sizes for use in “curb opening” and “top down” storm drains and is used to treat stormwater runoff for new or retrofitted sites by absorbing oil and grease and capturing trash and sediment.

The UUF is ideal for municipal, industrial and construction applications ensuring compliance with stormwater regulations. The filter comes in three designs: the Curb Opening, Drain Insert, and Customized Drain Insert. The unique micro porosity of Smart Sponge allows the standard sized CO1414 UUF filter a hydraulic flow rate of more than 250 gallons per minute and has proven effective in removing more than 80% of hydrocarbons and total suspended solids (“TSS”) (300 microns or greater).

The unique design of the Curb Opening Series allows crews to easily hang the appropriate number of filters in each drain on a simple mounting bracket. The product is designed with a lateral bypass to utilize each box as well as an overflow capability to eliminate the potential for street flooding in the event of a plugged filter.

The UUF Drain Insert Series offers the same filtration characteristics of the Curb Opening series for stormwater filtration of hydrocarbons, trash and sediment. The unique micro porosity of Smart Sponge allows the DI2020 UUF a hydraulic flow rate of more than 500 gallons per minute, and has proven effective in removing more than 80% of hydrocarbons and TSS (300 microns or greater). These units are designed to be suspended beneath a collar installed under the stormwater grates. This simple design allows easy access for maintenance while eliminating the potential for street flooding in the event of a plugged filter.

Customized drain inserts are available for those customers with shallow drains or requiring deeper bed depths. AbTech Industries’ team of engineers will work with customers to understand the site characteristics, including hydraulics and contamination levels and will confirm the appropriate Smart Sponge bed depth to achieve the project’s filtration goals.

Water Treatment Vaults (using advanced filtration media like Smart Sponge)

AbTech Industries’ water treatment vaults with advanced filtration media such as Smart Paks are an effective alternative to treating individual catch basins. These easily installed, typically pre-cast vaults are retrofitted into existing stormwater systems and are ideal for stormwater treatment at or near the end of pipe. Vault sizes can be adapted for various flow rates and contamination levels to solve a wide range of stormwater treatment issues.

AbTech Industries can engineer its water treatment vaults for large projects either as stand-alone applications or as part of a treatment train to polish water working with retention ponds or hydrodynamic separators. These engineered solutions can be direct or radial flow, and can easily be adapted to treat first flush while allowing the later flow of a major storm event to pass around the systems to achieve the hydraulic requirements of the watershed.

SMART PAK®

AbTech Industries' Smart Pak is designed for use in new or existing vaults that experience oil and grease pollution accompanied by sediment, trash/debris, hydrocarbons, and coliform bacteria (when specified with Smart Sponge Plus). Smart Pak helps users meet and/or exceed stormwater NPDES permit requirements with effective filtration, absorption, life expectancy and maintenance costs. Smart Pak products are constructed out of AbTech Industries' patented Smart Sponge media which is a nonhazardous material, and can be specified for a variety of applications. AbTech Industries' Smart Pak allows Smart Sponge technology to be scaled to virtually any size required in an easy-to-maintain form.

Absorbent Boom and Line Skimmer

AbTech Industries' Tubular Absorbent Booms and Line Skimmers employ the Smart Sponge absorptive technology which rejects water while absorbing even sheen levels of hydrocarbons in low energy flow environments. Tubular Absorbent Booms and Line Skimmers are designed to absorb and permanently encapsulate hydrocarbons resulting in no dewatering of oily water during removal. These products remain completely buoyant, even after being saturated allowing long term deployment and conveniently scheduled removal.

Passive Skimmer

The Passive Skimmer is designed to absorb and encapsulate hydrocarbons by floating directly on the water in catch basins, sumps, oil/water separators, and marine fueling stations. Passive Skimmers are made with Smart Sponge, are packaged in flexible mesh containers, and are available in a variety of sizes.

Bilge Skimmer

The Smart Sponge Non-Leaching Bilge Skimmer is engineered and designed for permanently encapsulating the petroleum hydrocarbons that appear as oily sheen in the engine compartment during normal boat operation. The Bilge Skimmer will absorb the contaminant and allow the boater to discharge clean water from the bilge pump.

Industrial Process Water

AbTech Industries has a variety of solutions for treating industrial process water including gravity filters and pressure vessel filters.  Gravity filters are generally designed using Smart Paks which can be easily replaced once consumed.  All solutions and media bed depths are determined based on flow rate and the level of contaminant in the water.  AbTech Industries also uses a variety of third-party pressure vessels filled with Smart Sponge material as effective filtration devices. Depending on the design and size of the vessel, the Smart Sponge material may be deployed in convenient bag filters for ease of media change out, or it may be installed in loose form requiring change-out with the use of a vacuum truck.

Produced Water Products

AbTech Industries has developed two de-oiling solutions for the produced water market.  The first solution for the removal of free oil is AbTech Industries’ contactor(s) in a pretreatment position.  These consist of contactor tanks that are sized based on flow rate, influent concentration of contaminant, the desired change out schedule, and space or size constraints.  The contactors used are widely available ASME certified pressure vessels that are filled with loose Smart Sponge popcorn media. AbTech Industries has developed a second solution for removal of free oil and dissolved phase gasoline range organics including benzene, toluene, ethylbenzene and xylene, generally referred to as volatile organic compounds (“VOCs”).  In collaboration with QED Environmental Systems (“QED”), AbTech Industries has paired its oil removal contactors with QED air strippers and a thermal oxidizer system.  The air strippers will remove the VOCs from the water stream and the thermal oxidizer will oxidize them prior to release to the environment.  These systems can be implemented ranging from 300 to 3,000 gallons per minute.

Markets

AbTech Industries targets four major markets: stormwater/wastewater, industrial wastewater/process water, produced water applications for the oil & gas industry, and spill prevention and control markets (including marine environments).

Stormwater Market/Wastewater

This market consists of municipalities and private sector entities that for regulatory or other reasons are seeking to control the quality of water and other fluids that run off roads and other paved surfaces during wet weather, cleaning or oil spill events. Current customers include municipalities, state agencies, federal agencies, private developers, industrial facilities and businesses. Stormwater discharges are generated during a rainfall event by runoff from land and impervious areas such as paved streets, parking lots and building rooftops. The runoff water picks up a variety of pollutants, in particular bacteria and hydrocarbons, in quantities that can adversely affect water quality, and carries those pollutants into nearby rivers, lakes and oceans.

Regulatory Drivers to the Stormwater Market

Stormwater discharges are subject to regulation by the EPA, state and local regulatory bodies. Authorized by the Clean Water Act, the National Pollutant Discharge Elimination System (NPDES) program requires permits for sources that discharge pollutants into waters. Obtaining and complying with NPDES permits requires implementation of stormwater control measures, such as AbTech Industries’ engineered solutions.

Regulation of stormwater is a relatively new occurrence. The first phase of the NPDES program was promulgated in 1990 but the permit requirement was limited to only select regulated entities. The second phase of the NPDES program expanded the permit requirement significantly but did not start until 2003. The next expansion of stormwater regulations is planned for 2012 and is contemplated, amongst other things, to require retrofitting of stormwater control measures into existing development, to develop specific requirements for transportation infrastructure, and otherwise expand the scope and regulatory reach of the NPDES program.

Combined Sewer Overflows also must comply with the Clean Water Act and present an opportunity for AbTech Industries’ engineered treatment solutions. Combined sewer systems serve roughly 772 communities serving 40 million people. In periods of rainfall or snowmelt, the combined stormwater and wastewater volume in a combined sewer system can exceed the capacity of the sewer system or treatment plant. This leads to the direct discharge of untreated sewage, etc. to the environment.

Enforcement of stormwater/CSO standards have increased, with EPA compelling installation of stormwater control measures and water quality treatment systems through consent decrees. In recent years, billions of dollars of mandated spending on stormwater/CSO systems has been created through consent decrees.

Health and Tourism Concerns Driving the Stormwater Market

One area of the stormwater market that is receiving increased publicity and attention is the water pollution caused by microorganisms (bacteria). Polluted stormwater runoff can expose boaters and swimmers to bacteria, viruses and protozoans. A recent Southern California epidemiological study revealed that individuals who swim in areas adjacent to flowing storm drain outfalls were 50 percent more likely to develop a variety of symptoms than those who swim further away from the same drains. These situations are the cause for thousands of beach closings every year affecting public health and local economies dependent upon tourism and recreation. According to a report of the Natural Resources Defense Council (“NRDC”), in 2010 there were 24,091 days of closings and advisories across the country at ocean, bay and Great Lakes beaches. NRDC reported that nearly three-quarters of the 2010 beach closings and advisories were issued because water quality monitoring revealed bacteria levels exceeding health and safety standards. Given mandates for increased monitoring under the Beach Act, NRDC predicts that these numbers will continue to grow in the future.

Going Green Initiatives

Knowing that polluted stormwater runoff is one of the leading causes of water pollution in the country, many companies are including on-site stormwater treatment in their environmental sustainability goals. AbTech Industries’ systems can help companies meet these goals. AbTech Industries’ Smart Sponge technology not only treats polluted water, it is also recyclable, requires no electricity or other power source and can provide users with quantifiable results of its efficacy, thus helping companies demonstrate their “going green” stewardship.

Industrial Wastewater Market

The industrial market serves manufacturers seeking to control and clean wastewater generated in various processes. The market is comprised of both heavy industry such as oil refineries, steel mills, chemical plants, pulp and paper plants and more localized concerns such as mid-size manufacturers, refuse sites and shipping/receiving areas. This market also includes private developers, gas stations and owners of developed sites (i.e., parking lots) of over one acre.

Industry is placing increased emphasis on water recovery and reuse in order to conserve and protect scarce water resources and the environment. These efforts create the need for effective products and services to treat the water to reduce bacteria and remove unwanted contaminants such as oil derivatives and hydrocarbons.

Industrial customers are also required to comply with increasingly stringent discharge regulations creating the need for products to treat runoff water or discharge water before it leaves an industrial facility. The EPA has classified over 3,000 industrial and electric utility facilities as water pollution dischargers. Each of these facilities provides its own wastewater treatment prior to discharge into an open body of water. The size of many of these plants is equal to or greater than those of many municipalities, and in many instances their processes are more complex than provided by a municipality because of the nature of the chemical pollutants being treated. The largest industrial spender on wastewater treatment processes is the chemical and petrochemical sector. There are more than 12,000 chemical/petrochemical plants in the United States and approximately 90% treat wastewater on-site. In addition, there are approximately 30 to 40 independent industrial off-site plants, most of which handle chemical and petrochemical effluent, principally from medium-sized and small companies.

In the industrial market, AbTech Industries’ intent is to market its products through qualified and specialized national distributors, preferably operating in the water treatment business.

Produced Water and Frack Water Applications

Oil and gas exploration and production activities result in the production of significant volumes of contaminated water. On average, there is five times as much contaminated water generated as oil or gas. Approximately 75% of this water is re-injected into the formation to maintain pressure or deep well re-injected at another site. In a traditional oil production field this water is called “produced water.” In fracking operations this can include “frac flowback water” and in gas fields this could include “gas condensate water.” Approximately 25% of all water generated from the exploration and production activities must be treated for either reuse in operations or for discharge to the environment under an NPDES permit. According to the EPA, the Clean Water Act prohibits the discharge of oil or oily waste into or upon the navigable waters of the United States or the waters of the contiguous zone if such discharge causes a film or sheen upon the surface of the water. Violators are subject to a monetary penalty. The attributes of AbTech Industries’ Smart Sponge technology and its ability to remove “oily sheen” make it especially suited to service this market. Smart Sponge can be used as a pretreatment system to remove diesel range organics and free oils prior to additional treatment by downstream technologies to remove contaminants such as volatile organic compounds, dissolved solids, and bacteria.

Marine Market - Spill Prevention and Control

There are a number of applications related to rivers, lakes, and oceans that call for the use of floating or in-line filtration products to control and reduce the presence of hydrocarbons in the water or on board transiting vessels. Customers include the cruise ship industry, recreational boaters, marina owners, port authorities, spill response organizations and commercial shippers.

This market also comprises airports, airport fueling facilities, U.S. Department of Defense (“DOD”) bases, transfer stations, and others concerned about oil spills. Under the Federal Clean Water Act, the EPA has issued the Spill Prevention, Control and Countermeasure (“SPCC”) rule, which requires owners or operators of facilities that store, use, process, transfer, distribute or consume oil and oil products, including airports and military bases, to have at a minimum one of the following preventative systems or its equivalent:

• dikes, berms, or retaining walls sufficiently impervious to contain spilled product;

• curbing;

• culverting, gutters, or other drainage systems;

• weirs, booms, or other barriers;

• spill diversion ponds;

• retention ponds; or

• sorbent materials.

The risks of not adequately implementing such countermeasures are regulatory violations, fines and potential releases that result in contamination, clean-up and additional fines. The impact of these issues can result in significant costs to a facility owner/operator. There are more than 250 medium and large sized airports in the United States and more than 322 U.S. military facilities

AbTech Industries’ systems can be deployed for the oil and fuel contamination problems facing airports and military facilities. These systems can not only be used to address such problems as stormwater runoff, but also provide effective SPCC solutions to limit potential liabilities to customers by providing a last line of defense or perimeter protection for fuel spills.

Sales, Distribution, and Marketing Support

During 2011, the Company began a significant expansion of its business development efforts in order to capitalize on the expected growth in the stormwater, produced water and industrial waste water markets. These efforts included the reorganization of the sales, marketing and business development activities under one executive, Bjornulf White, Executive Vice President, Corporate Strategy and Business Development. The primary, ongoing activities in this effort are:

1.	The re-branding of AbTech as a full-suite environmental technology solutions company for water treatment. This rebranding aims to highlight AbTech’s ability to provide solutions to water treatment issues using a variety of tools rather than just offering a single product or technology. These activities are intended to enhance customer engagement, increase product acceptance, and expand market opportunity by expanding the number and capabilities of product solutions offered.
2.

Forming strategic alliances aimed at shaping and maximizing addressable markets. As the Company re-brands itself, a primary focus of that endeavor is to position the Company as a holistic stormwater technologies company with elite expertise. To achieve this objective, the Company is seeking to develop strategic working relationships with leading academic institutions and Non-Governmental Organizations in the stormwater, produced water and industrial waste water markets.

3.	Preliminary work to establish a stormwater engineering subsidiary to provide consulting services to identify and design effective water treatment solutions and take advantage of the Company’s expertise in the water treatment field.
4.	Adding personnel in a staged approach to support relationships with strategic partners, establish expertise in new or expanding markets and provide other administrative and marketing support.
5.	Internal development of processes to support business growth and optimize resource allocation within the business pursuit organization.

All of these activities were initiated during 2011 and are expected to continue to expand as appropriate in future years to take advantage of market opportunities and amplify market successes.

Stormwater/Wastewater

AbTech Industries historically focused on the public sector market, primarily cities and municipalities, and sought to sell to and service those entities through a series of local geographically defined exclusive distributorships. For small companies and distributors, sales to the public sector have inherent challenges including long sales cycles and erratic budget allocations.

A reassessment of strategy resulted in a decision to unwind many of the geography specific distributors and focus on establishing a strategic partnership with an industry segment specific dominant market leader. In order to effectively go-to-market, AbTech Industries established the following criteria for a strategic partner: (1) market leadership or dominance, (2) a concomitant large customer base, (3) operational competence in selling and servicing public sector customers, (4) active local advocacy resources, (5) sufficient capital to dedicate to and exploit the opportunity, and (6) experience in dealing with the environmental challenges faced by the public sector.

AbTech Industries has now successfully unwound most of its distributorship arrangements. In January, 2011, AbTech Industries entered into a strategic relationship by executing a marketing and distribution agreement with Waste Management, Inc. to pursue the distribution of its relevant technologies and systems in the municipal stormwater market.

The federal sector represents a significant opportunity for AbTech Industries. AbTech Industries believes that its best approach to the sector is to identify a strong strategic partner. It established the following criteria for identifying candidates: (1) market leadership or dominance, (2) demonstrated ability to secure and service federal and military contracts, (3) appropriate engineering capabilities and support, (4) strong federal advocacy, and (5) experience and organizational emphasis on supporting “green” initiatives.

AbTech Industries has identified strategic partner candidates, is currently in advanced discussions, and has several proposed projects in their preliminary stages.

Industrial Wastewater Market

The industrial wastewater market is focused on the treatment of oily wastewater from industrial processes for either reuse or discharge. This market is serviced by many regional chemical and equipment supply companies that offer a catalog of solutions. Solutions may require little to no individual engineering, up to custom engineered solutions to address a customer need. AbTech Industries services this market by providing manufacturer’s representatives and engineering support services to industrial chemical suppliers, equipment suppliers and consulting engineers.

Oil & Gas Market

Treatment of contaminated produced water for the oil & gas industry focuses on the water produced during oil and gas exploration and production. Oil services companies, oil and gas producers, and engineering firms are the main customers. Applications for this market are generally engineered solutions. AbTech Industries services this market with direct AbTech Industries’ sales representatives and engineering resources, including external engineering design resources when necessary.

Collaboration With Consulting Firms, Academic Institutions and Public Advocacy Groups

AbTech Industries, both on its own, and with its distributors, has been active in seeking out and cooperating with a number of academic institutions and private groups that have interests that may advance the use of AbTech Industries’ products.

AbTech Industries has had an opportunity to have its products assessed by several consultants and institutions. The tests performed by these entities, along with the extensive testing completed by the Company, have involved various types of contaminants, contaminant concentrations, flow rates, filter residence times and other factors. These tests, conducted over many years, have led the Company to design its products for the applications where Smart Sponge material performs best and have provided the data needed to validate performance claims for each of the various applications for which such products are currently being marketed. Testing is an ongoing process for the Company as we continue to seek new ways to improve performance and expand efficacy. Consultants used in the past to assess our products include:

Alden Labs. Alden, a recognized leader in the field of research and development, is the oldest continuously operating hydraulic laboratory in the United States and one of the oldest in the world. Alden has completed a variety of tests on AbTech Industries’ SMART PAK for hydraulic conductivity and sediment removal in vault configurations.

North America Science Associates (“NAMSA”). For over 40 years, NAMSA has been supporting the medical device and pharmaceutical industries through a wide variety of testing services, all designed to ensure safety, efficacy and regulatory compliance. NAMSA has completed extensive lab efficiency tests for Smart Sponge Plus materials using varied concentrations of bacteria and exposure times.

Millsaps College. Millsaps is a private liberal arts college located in Jackson, Mississippi. Through the Department of Geology, Millsaps has cooperated with AbTech Industries to test the Smart Sponge’s absorption capability with different hydrocarbons, Smart Sponge porosity and performance claims for the Ultra-Urban filter and other new products designed for the aviation industry. Millsaps has completed testing for many other large corporations including 3M, Dow, Clorox and Ergon, a local supplier of polypropylene fibers and sorbents for oil spills.

HydroQual Inc. HydroQual is an environmental engineering and science firm. With a staff of over 100 employees, HydroQual addresses issues dealing with water quality, TMDL analyses, floatables pollution, water and wastewater treatment. HydroQual has performed a variety of tests to validate AbTech Industries’ claims regarding the performance of the Smart Sponge.

University of California, Los Angeles (“UCLA”). The UCLA Department of Engineering and Environmental Sciences provided independent validation of early versions of AbTech Industries’ Ultra-Urban Filter.

Competition

Stormwater Products

Four key factors differentiate AbTech Industries’ Ultra-Urban Filter from other filters in the stormwater market:

Anti-microbial capability. AbTech Industries’ Smart Sponge filtration media, when treated with an anti-microbial agent, can reduce bacteria and other microbes flowing through the filter. AbTech Industries believes that its Smart Sponge Plus material is the only product available and approved by the EPA that can reduce bacteria at street level without the installation of additional infrastructure and retention areas. Smart Sponge products are available with or without the added anti-microbial agent.

Structural Filter. AbTech Industries believes that the Ultra-Urban Filter is the only product designed so that the entire structure is involved in the filtration process. Other products have inserted pads or pillows that allow some hydrocarbon removal, but the Ultra-Urban Filter directs the entire water flow through the filtration media thus enhancing the effectiveness of the filter.

Superior Filtration Media. An essential and superior feature of the Ultra-Urban Filter is the ability of its Smart Sponge filtration medium to absorb hydrocarbons and prohibit them from being released back into the water flow when there are subsequent rain events. The reason for this is that AbTech Industries’ proprietary blend of polymers is oleophilic - an absorbent - which means that hydrocarbons are bonded within its chemical matrix and cannot be washed off, squeezed out or leached out of the material during subsequent wetting or rain events. There are various materials used by competitors for stormwater filtration that do not have this absorbent characteristic, instead they feature an adsorbent capability that merely attracts hydrocarbons to their surface area, but cannot prevent them from leaching back into the environment during subsequent rain events. The most commonly used adsorbent in the market is polypropylene, which is currently used in many sorbent products used for oil spill clean-up. Although it is generally accepted that adsorbents are clearly inferior to absorbents regarding their ability to capture and remove hydrocarbons from stormwater flows, they are widely used because of the low comparative cost. Over the last ten years, AbTech Industries has performed numerous laboratory and field tests that verify its products’ absorption capabilities and other performance features dealing with the removal of trash, sediment, debris, and other contaminants. Central to these test data is the incontrovertible conclusion that AbTech Industries’ Smart Sponge filtration medium is an absorbent.

Porous Structure. AbTech Industries’ Smart Sponge technology maximizes the effectiveness of the oil-absorbing polymers by forming them into an extremely porous structure that allows effective, long-lasting absorption without clogging or channeling which is common among filter media in a powder or particulate form.

There are three general categories of products that deal with the treatment of stormwater: hydrodynamic separators (“HDS”), catch basin inserts and ultra-violet light systems. To give a complete competitor profile, a brief explanation of HDS systems is given below since HDS systems are more often considered an alternative to catch basin inserts in new construction projects.

Hydrodynamic Separators. HDS products use gravitational flow to spin the water in such a way that density differences cause sediment and other pollutants to be separated and skimmed-off the water. HDS units are large compared to catch basin inserts (smallest systems are about the size of an automobile) and are comprised of several large chambers or vaults, each designed to trap specific pollutants. These systems are much more expensive than catch basin inserts but also have the ability to handle more water flow. Unit costs for HDS systems range from $10,000 to $100,000 depending on size. These systems tend to be more cost effective in large new developments where the HDS can be designed into the stormwater system and large areas of run-off can be directed to each unit. In dealing with existing storm drains, HDS products are less desirable because they require streets and sidewalks to be torn-up, drainage redirected, and construction equipment to retrofit the drain and install the units. Catch basin inserts, on the other hand, are relatively easy to install because they fit into existing storm drain catch basins and require little or no construction.

Not only are HDS systems expensive, they also require significant maintenance to remove the trapped pollutants and ensure that the system continues to function properly. Some HDS vendors have purchased AbTech Industries’ Smart Sponge products to be used in conjunction with the HDS units to absorb the oil that is separated from the water, thus enhancing the performance of the systems and reducing the required maintenance. Another drawback of HDS systems is that they are designed to retain standing water after a rain or water flow event. Consequently, the HDS vaults become breeding grounds for mosquitoes (carrier of West Nile Virus), mold, mildew, bacteria and other undesirables.

The primary vendors of HDS systems are: ConTech (CDS Technologies, Vortechs), Stormceptor and Baysaver Technologies.

Catch Basin Inserts. Competing products in this category include the following:

• “DrainPac” by PacTec

• “StormBasin” by Fabco Industries

• “Fossil Filter” and “Flow Guard” by Kristar

• “Grate Inlet Skimmer Box” by Suntree Technologies

• “Aqua Guard” by AquaShield

• “Inceptor” by Stormdrain Solutions

• “Hydrocartridge” by Advanced Aquatic Products

• “Ultra HydroKleen” by Ultra Tech International

Ultra Violet Light (“UVL”). For customers seeking effective antibacterial treatment of stormwater, UVL offers a potential solution. However, the economics of these products are far different from catch basin inserts or other vault and SWAT systems offered by AbTech Industries. Because UVL systems require electricity and expensive equipment, they are very costly to implement and maintain. Consequently, they are not even a viable option for many municipalities. Furthermore, these systems become less effective in turbid waters. While AbTech Industries does not compete directly with UVL systems, such systems do provide an alternative to AbTech Industries’ antimicrobial Smart Sponge products.

Other Markets

In the industrial, oil & gas and marine markets, competition primarily comes from traditional sorbent products and other particulate-based polymer adsorption products that are widely available through industrial supply vendors. AbTech Industries’ competitive advantage lies in:

•	its patented and patent-pending technologies to form these polymers in shapes, such as the propellet, that greatly enhance performance and ease of use;

•	its unique delivery systems, including in-line filtration cartridges and filtration vessels;

•	the completely hydrophobic nature of its products;

•	the capability to deal with more than one contaminant (i.e., hydrocarbons and microorganisms); and

•	the high saturation capacity.

Competitive Position

AbTech Industries has a strong competitive position in the stormwater marketplace within the United States due to its product offerings and distribution relationship with WMI. There is significant competition for stormdrain insert filters in the marketplace, though AbTech has a competitive advantage due to the strength of its hydrocarbon absorption technology. This competitive advantage extends to customers such as industrial facilities, marinas/ports, airports, fueling stations, and any area where vehicle maintenance occurs. AbTech has a highly unique antimicrobial technology that requires EPA registration. Since the development of antimicrobial technology is complex, AbTech's approach is patented, and the EPA registration process is extensive and costly, there are high barriers to entry for competitors. This antimicrobial technology has enabled new engineering approaches towards water quality treatment. AbTech faces competitive forces from traditional approaches towards antimicrobial treatment. It is unclear whether AbTech's unique engineering and technology approach will gain significant market penetration. AbTech's distribution relationship with WMI is unique in the marketplace and provides AbTech with competitive advantages including customer access, the credibility of association with a large corporate distributor, and the potential to bring economies of scale in manufacturing, distribution and systems maintenance. AbTech's competitive position is thus greatly enhanced, but also dependent upon, WMI in the U.S. stormwater marketplace.

AbTech faces significant competitive forces in the industrial process and wastewater treatment market segment. This market segment is highly driven by price points and customer relationships. AbTech currently has or may have strong competitive potential for the following applications in this market segment: hydrocarbon removal and heavy metals removal. AbTech also has a unique produced water treatment offering for the oil and gas industry. AbTech is currently dependent upon the adoption by the industry of its Smart Sponge-based hydrocarbon removal system for produced water and currently is at the pilot testing stage with oil and gas industry customers.

Intellectual Property, Research, and Development

Intellectual Property

Patents

AbTech Industries endeavors to protect the intellectual property it develops through its research and development efforts. The United States Patent Office has issued AbTech Industries and its subsidiary 17 patents related to the Smart Sponge technology and products. Additionally, three of the patent applications have been pursued internationally with patents issued in Australia, Belgium, Canada, China, France, Germany, Israel, Italy, Japan, Korea, Mexico and Singapore. AbTech Industries intends to pursue patent protection for new patentable technologies that it develops. AbTech Industries’ success depends, in part, on its ability to maintain trade secrecy protection and operate without infringing on the proprietary rights of third parties. The following table lists the patents issued to the Company and their duration:

Patent Number	Issue Date	Expiration Date
US Pat. #5,863,440	1/25/1999	5/24/2016
US Pat. #6,344,519B1	2/5/2002	1/9/2018
US Pat. #6,099,723	8/8/2002	6/5/2018
US Pat. #6,080,307	6/27/2000	9/29/2018
US Pat. #6,106,707	8/22/2000	2/17/2019
US Pat. #6,541,569	4/1/2003	4/7/2018
US Pat. #6,143,172	11/7/2000	1/25/2019
US Pat. #6,231,758	5/15/2001	8/22/2020
US Pat. #6,531,059	3/11/2003	11/3/2020
US Pat. #6,712,976B2	3/30/2004	9/13/2021

Patent Number	Issue Date	Expiration Date
US Pat. #6,723,791B2	4/20/2004	12/31/2021
US Pat. #7,094,338B2	8/22/2006	2/21/2023
US Pat #7,048,878B2	5/23/2006	3/24/2023
US Pat. #7,125,823B2	10/4/2006	1/29/2024
US Pat. #7,229,560B2	6/12/2007	12/6/2024
US Pat. #7,229,559B2	6/12/2007	2/27/2024
US Pat. #7,066,023B2 (issued to subsidiary – Environmental Security Corporation)	6/27/2006	7/14/2024
Singapore Pat. #66582	6/20/2000	1/9/2018
Singapore Pat. #103019	7/31/2006	9/13/2022
Australia Pat. #732308	7/26/2001	1/9/2017
Australia Pat. #751991	12/19/2002	2/17/2019
Canada Pat. #2,277163	5/10/2005	1/9/2018/
Canada Pat. #2321108	5/26/2009	2/17/2019
China Pat. #ZL98801774.1	4/19/2006	1/9/2018
Mexico Pat. #232768	12/05/2005	1/9/2018
Korea Pat. #0593867	6/20/2006	1/9/2018
Japan Pat. #4164707	8/8/2008	1/9/2018
Japan Pat. #4470133	3/12/2010	2/17/2019
Japan Pat. #4478866	3/26/2010	9/13/2022
Italy Pat. #1073610B1	1/4/2009	2/17/2019
EEU Pat. #0973593 (France, Great Britain, Italy)	12/01/2004	1/9/2018

Trademarks

AbTech Industries has registered three trademarks with the U.S. Patent and Trademark Office: (i) Smart Sponge®, which denotes the Smart Sponge material itself in its various shapes and sizes; (ii) Ultra-Urban® Filter, which denotes AbTech Industries’ line of storm drain filtration devices; and (iii) SMART PAK®, which describes Smart Sponge material compacted into blocks, bricks or other pre-shaped forms. AbTech Industries also trademarked, but does not currently use, the name OARS®, which denotes an oil aquatic recovery system encompassing Smart Sponge products.

Trade Secrets

In order to protect its trade secrets and un-patented proprietary information arising from its development activities, AbTech Industries requires its employees, consultants and contractors to enter into agreements providing for confidentiality, non-disclosure and Company ownership of any trade secret or other un-patented proprietary information developed by employees, consultants or contractors during their employment or engagement by AbTech Industries. AbTech Industries also requires all potential collaborative partners and distributors to enter into confidentiality and non-disclosure agreements.

Research and Development

The current Smart Sponge technology has prompted the development of a robust line of products. However, to ensure future growth, new products and technologies must be developed. Research and development effort is expended only on projects that meet certain criteria. The project must have a reasonable commercial potential, both in terms of revenue and in terms of profit margins. The products developed from the work must inherently be differentiated from competing products, if any, or allow AbTech Industries to fill a critical gap in its products offering. The development time to achieve the new technology or product must also be reasonable.

AbTech Industries maintains active development programs focused on the treatment and removal of heavy metals, PCB’s, radionuclides, and phosphates from contaminated water.

AbTech Industries also has ongoing projects to evaluate of Smart Sponge and other polymers to determine absorption performance under varying conditions and with a variety of contaminants. This testing not only provides independent verification of product performance but also allows AbTech Industries to provide more reliable information to customers about the product’s performance under various field conditions. In addition, AbTech Industries is evaluating various polymer combinations as the field of polymer science continues to evolve.

AbTech Industries’ strategy on all of these projects is to partner with third parties (universities, engineering companies and other commercial partners) for experimentation and validation of proposed concepts. AbTech Industries has worked cooperatively with, Millsaps College, California State University at Fullerton, Alden Labs, NAMSA and Hydroqual, Inc. on various projects and is looking at other qualified partners for specific projects. AbTech Industries will maintain its own R&D treatability lab for internal research and quality control of raw material and finished products.

Manufacturing and Engineering

The polymer raw materials used by the Company to manufacture Smart Sponge are readily available from the petrochemical industry. These polymers are used extensively in other non-related consumer products, road paving materials and various component parts in the auto industry. The Company’s primary suppliers of these polymers are Harwick Standard Distribution Corp., LCY Elastomers, Dexco Polymers LP and Greenplast, SRL. The Company’s supplier of corrugated plastic used in the manufacture of Ultra-Urban Filters is Numatech West (KMP) LLC. The antimicrobial agent used by the Company in manufacturing Smart Sponge Plus material is procured from Apollo Chemical Company and is available in sufficient quantities to meet anticipated demand.

As manufacturing volumes increase, AbTech Industries intends to maintain its core engineering competencies in the United States and create a manufacturing outsourcing network capable of supplying existing and future products around the world. The network will include some internal manufacturing (mainly assembly) capabilities but will largely comprise contract manufacturers and/or strategic partners with the required expertise and facilities to cost-effectively manufacture AbTech Industries’ products. Due to the nature of the product (very low specific gravity or density, therefore high unitary shipping cost), AbTech Industries expects to establish its manufacturing and warehousing sites in key geographic areas. The manufacturing network will have an integrated information system capable of effectively managing production orders and ensuring high quality products manufactured to consistent specifications around the world. This plan will be rolled out in two steps:

Short term (up to 12 months)

AbTech Industries will fully exploit its internal manufacturing capabilities at its 13,000 square foot facility in Phoenix, Arizona. While maximizing the capacity of this facility, AbTech Industries will search out and train outsourcing partners in the United States and other regions. Products not using the Smart Sponge material will be contracted to outside manufacturers.

Long term (12 months or longer)

AbTech Industries intends to evaluate the opportunities to outsource the manufacturing of all components and most of the finished products, focusing on total quality and consistency. Due to the very atypical process and equipment used in AbTech Industries’ manufacturing, it is unclear at this time if a suitable manufacturing partner exists. AbTech Industries would need to confirm a clear value proposition prior to outsourcing manufacturing.

Regulatory

In mid-2008, the EPA initiated a compliance action against AbTech Industries alleging that AbTech Industries was in violation of the Federal Insecticide, Fungicide and Rodenticide Act by distributing Smart Sponge Plus, which the EPA considered to be an unregistered pesticide. Despite the EPA’s prior position that registration of AbTech Industries’ Smart Sponge Plus for use in stormwater filtration applications was not required or allowed, in subsequent discussions with the EPA it became evident that the EPA considered it imperative that AbTech Industries register its Smart Sponge Plus material as a pesticide if AbTech Industries intended to make claims about its antimicrobial capability. Consequently, in 2008, AbTech Industries began to prepare a registration application for Smart Sponge Plus, which was eventually filed with the EPA in September 2009. In July 2010, AbTech Industries received notice of a time-limited registration from the EPA that contained certain conditions requiring AbTech Industries to submit additional acute aquatic toxicity data regarding the active ingredient in Smart Sponge Plus to the EPA by July 1, 2011. Subsequently, and based on information provided by the third-party laboratory contracted to perform the additional studies, EPA granted an extension of the time-limited registration until August 31, 2012. On August 23, 2012 the EPA granted an additional extension that expires on May 31, 2013. The Company is working with the third-party laboratory and the EPA to develop the necessary protocols to satisfy the data requirements of the EPA. The third-party testing will then proceed to produce the data for submission to the EPA by May 31, 2013. Provided that the data is submitted on time and is acceptable to the EPA, the time-limited condition on the registration will be lifted and the registration will be effective without a time limitation. If the data is not submitted on time and the EPA does not grant additional extensions, the registration will expire and the Company will not be able to sell Smart Sponge Plus products. However, the Company would be able to continue to sell regular Smart Sponge products that do not include the antimicrobial agent used in Smart Sponge Plus products. Under the time limited registration the Company is allowed to sell its Smart Sponge Plus products for the intended uses with EPA approved labeling. The registration number for Smart Sponge Plus is 86256-1. AbTech Industries is not aware of any other competitive product that has been approved by the EPA for outdoor use as an antimicrobial (pesticide) and believes that this registration will further differentiate Smart Sponge Plus products from other competitive products on the market.

Employees

As of September 30, 2012, we had twenty-two full-time employees, and two full-time consultants. Ten of these individuals are involved in sales and marketing; three in production; four in research and development, and seven in administrative functions.

Properties

We currently maintain an administrative office located at 4110 North Scottsdale Road, Suite 235, Scottsdale, Arizona 85251. The company also leases space for its manufacturing facility located at 3610-2 E. Southern Ave., Phoenix, Arizona 85040. Our telephone number is (480) 874-4000.

Legal Proceedings

We may become involved in various lawsuits and legal proceedings arising in the ordinary course of business. Litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may have an adverse effect on our business, financial conditions and results of operations. We are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

CHANGE IN ACCOUNTANTS

Prior to the Merger, the independent public accountant for Abtech Holdings, was Madsen & Associates CPAs, Inc. (“Madsen”) and the independent public accountant for AbTech Industries was Semple, Marchal & Cooper, LLP (“SMC”). Because the Merger was treated as a reverse acquisition with AbTech Industries as the acquirer and because the operations of Abtech Holdings were immaterial to the combined financial statements of the merged entities, upon the closing of the Merger and the recommendation of the Company’s Board of Directors, the Company retained SMC as its Independent Public Accountant and dismissed Madsen & Associates CPAs, Inc. as of February 10, 2011. Madsen conducted the audits of the financial statements of Abtech Holdings for the years ended May 31, 2009 and 2010, and performed reviews of the subsequent interim financial statements for the fiscal quarters ending August 31, 2010 and November 30, 2010. The audit reports of Madsen for the fiscal years ended May 31, 2010 and 2009 did include a going concern qualification, but otherwise contained no adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended May 31, 2010 and 2009 and through the date hereof, there were no disagreements with Madsen on any matter of accounting principles or practices, financial statement disclosure, internal controls, or auditing scope or procedure nor did any events occur that would be reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K.

MANAGEMENT

Directors and Executive Officers Prior to and Following the Closing Date of the Merger

Prior to the Closing Date of the Merger, Ms. Mandi Luis was the Chief Executive Officer, President and Director of the Company and Mr. Robert MacKay was the Chief Financial Officer, Chief Accounting Officer, Secretary, Treasurer and Director of the Company.

As a condition to closing the Merger Agreement, Ms. Mandi Luis resigned as Chief Executive Officer, President, and Director of the Company, and Mr. Robert MacKay resigned as Chief Financial Officer, Chief Accounting Officer, Secretary, Treasurer, and Director of the Company, both resignations became effective February 10, 2011 upon the effectiveness of the Merger. Upon the effectiveness of the Merger, Olivia H. Farr, David Greenwald, A. Judson Hill, Jonathan Thatcher, Karl Seitz, and F. Daniel Gabel, the then current directors (together with Mr. Rink) of AbTech Industries, were appointed to the Board of Directors. At the closing of the Merger, Mr. Glenn R. Rink was appointed Chief Executive Officer and President, Mr. Lane J. Castleton was appointed Chief Financial Officer, Vice President, and Treasurer, and Ms. Olivia H. Farr was appointed Secretary of the Company.

The Company’s current Directors and executive officers are as follows:

Name	Age	Position
Glenn R. Rink	53	Chief Executive Officer, President, and Director
Jonathan Thatcher	43	Vice President and Chief Operating Officer of AbTech Industries, Inc. and Director
Olivia H. Farr	51	Director
David Greenwald	57	Director
A. Judson Hill	57	Director
Karl Seitz	61	Director
Steven W. Kohlhagen	65	Director
Bjornulf White	32	Executive Vice President of Corporate Strategy and Business Development for AbTech Industries, Inc.
Lane J. Castleton	56	Chief Financial Officer, Vice President, Secretary and Treasurer

Biographical information with respect to the Company’s directors and executive officers is as follows:

Glenn R. Rink, 53, has served as our Chief Executive Officer and President since February 10, 2011, and as a Director since October 4, 2010. Mr. Rink is an entrepreneur and founder of AbTech Industries. Since AbTech Industries’ inception, in June 1995, Mr. Rink has led AbTech Industries through its transition from a start-up R&D venture to an operating company with developed products on the market. From 1992 to 1995, Mr. Rink was the President of HydroGrowth International, an agricultural products company that specializes in aqueous absorption polymer technology. The advancement of this technology at HydroGrowth expanded into the development and application of polymer technologies and fostered the founding of AbTech Industries. For the 12 years prior to founding HydroGrowth, Mr. Rink was involved in the restaurant industry where he participated in business expansions and acquisitions that resulted in the creation of Desert Moon Cafe, a successful restaurant franchise business. Mr. Rink is also currently the Chairman of the Board of Trustees of Waterkeepers Alliance, Inc., a nonprofit organization working to protect water resources.

Jonathan Thatcher, 43, has served as a Director of the Company and as Vice President and Chief Operating Officer of AbTech Industries since February 10, 2011. Mr. Thatcher is the past Director and President of Exeter Life Sciences, Inc., a holding company that invests in and promotes human, plant and animal technologies that positively contribute to the health of people, the environment and animals. Mr. Thatcher has also previously served as Chairman of Arcadia Biosciences, the Co-founder and Chairman of Kronos — The Optimal Health Company, the Chairman of Viagen, Inc., the Chairman and Interim President for Start Licensing, Inc., and a Director of OneTouch Systems, Inc. Mr. Thatcher is a member of the board and Chair of the Governance Committee for the Arizona Chapter of the National Multiple Sclerosis Society.

Olivia H. Farr, 51, has served as a Director since February 10, 2011. Ms. Farr is currently President of Best Movies by Farr, a website and event business promoting the best in film. She is also Co-Founder of Bedford 2020 Coalition, a non-profit dedicated to reducing her town’s greenhouse gas emissions 20% by 2020. Ms. Farr serves on the Boards of Energy Improvement Corporation, a local development corporation as well as the John Merk Fund and St. Mark’s School. Past employment includes Partner at First Funding Associates in Stamford, Connecticut, Research Associate at Natural Resources Defense Council and Assistant Director of the Mrs. Giles Whiting Foundation. Ms. Farr has an M.B.A. from Pace University, an M.P.A. from New York University and a B.A. from the University of Pennsylvania.

David Greenwald, 57, has served as a Director since February 10, 2011. Mr. Greenwald is the Chairman of Lansco Colors, a global supplier of pigments to the coatings, ink, plastic and construction industries. During his more than 30 years with Lansco, he also served as President of Shoot the Moon Productions (1982-1984), a company that produced with Warner Bros., a television series that ran for four years and is still in syndication in some markets. From 1995 to 1999 Mr. Greenwald served on the Board of Directors for Northern Westchester Center for the Arts and from 2000 to 2008 served on the Board of Directors of The Boys and Girls Clubs of Northern Westchester. He received a B.A. from Connecticut College.

Karl Seitz, 61, has served as a Director since February 10, 2011. Mr. Seitz is the past President of Deimos Ventures, LLC, a private equity fund focused on investing in early stage technology companies relative to water, bio fuels and genetics. He was responsible for the overall management of the fund including investment strategy, analysis and acquisitions. Prior to forming Deimos, Mr. Seitz served with Mars, Inc., a global food manufacturer, for 20 years in a number of domestic and international financial positions. He became a CPA after receiving his Bachelor of Arts from UCLA in Economics and Political Science. Mr. Seitz was formerly Controller for Kawasaki Motors USA from 1977 to 1984 and Senior Tax Advisor at Arthur Andersen from 1973 to 1977). He is active in a number of community non-profit organizations in Southern California.

A. Judson Hill, 57, has served as a Director since February 10, 2011. Mr. Hill is the Managing Director of NGP Energy Capital Management, a private equity firm. Previously, Mr. Hill was the Managing Partner with Summit Global Management Inc., focusing on strategic business development and private-market investments. Mr. Hill was formerly a Partner with The Halifax Group, a Washington DC private equity firm with investments including water and other infrastructure-related businesses, and Aqua International Partners, L.P., a private equity fund affiliated with Texas Pacific Group focused exclusively in the global water sector. Mr. Hill earlier served as a Managing Director for HSBC, where he was responsible for investment-banking activities including water technology/services and water utilities. Mr. Hill also has 15 years of operational management experience with Westinghouse Electric Corp. and Atlantic Richfield Corp. Mr. Hill has B.S./M.S. degrees in Civil/Environmental Engineering from the University of Pittsburgh and a B.S. degree in Biology and Chemistry from Edinboro University.

Steven W. Kohlhagen, 65, has served as a Director since August 15, 2012. Mr. Kohlhagen is a leading financial expert who has served in Washington DC advising the Federal Reserve Board, the United States Treasury and the Council of Economic Advisors. Mr. Kohlhagen began his career as a professor of International Finance and Economics at the University of California, Berkeley. After 10 years as a professor, he moved to Wall Street where he was involved with structuring, trading and marketing fixed income and derivative securities for Lehman Brothers, Bankers Trust and Stamford Financial Group. He joined First Union National Bank (now Wells Fargo & Company) and built and managed all of its fixed income and derivative businesses. Mr. Kohlhagen earned a Bachelor of Arts degree in economics from the College of William and Mary and Masters and Ph.D. degrees in Economics from Stanford University. He is currently a member of the Boards of Directors of Ametek, Inc. and Reval, Inc.

Lane J. Castleton has served as our Chief Financial Officer, Vice President, and Treasurer since February 10, 2011 and has been the Chief Financial Officer of AbTech Industries, Inc. since 1998. Mr. Castleton has over 30 years of experience in managing, accounting, and finance functions. From 1992 to 1997, Mr. Castleton managed the finance, accounting, and administrative functions of Marine Preservations Association, an oil industry trade association that funded the establishment of a national catastrophic oil spill response capability. For nine years, Mr. Castleton served as the Controller and Chief Financial Officer of Symbion, Inc., a publicly traded medical device manufacturing company. Mr. Castleton is a CPA with a master’s degree in professional accountancy, and public accounting experience gained as an auditor for Coopers & Lybrand (now PriceWaterhouseCoopers), an international public accounting firm.

Bjornulf White has served as the EVP of Corporate Strategy and Business Development for AbTech Industries, Inc. since 2010. Mr. White previously worked as a portfolio manager at Lockheed Martin Corporation where he was responsible for identifying, incubating, and expanding new technologies and markets for the corporation and managing new market segment programs, such as the energy and water technologies sector. Prior to joining Lockheed, Mr. White worked as an attorney and business strategy consultant in Washington, DC representing primarily Fortune 100 financial institutions, assisting them in developing, structuring and negotiating business relationships, including joint ventures, mergers, asset and stock acquisitions, and restructurings. Mr. White is a graduate of George Washington University Law School, holds a master’s degree in public administration from Cornell University where he graduated with distinguished honors concentrating in economics and fiscal regulatory policy, and also received his BA in government from Cornell University. He currently serves as a Vice Chairman of the Board of the National Energy Systems Technology Center co-led by Department of Energy laboratories, UC Berkeley, and UC Davis. He is also on the Board of the iGATE Development Corporation, a non-profit dedicated to providing research and development space to start-up technology companies.

Director Independence

With the assistance of legal counsel to the Company, the Board has determined that, other than Glenn R. Rink and Jonathan Thatcher, who are employees of the Company, each of the members of the Board is an “independent director” for purposes of the NASDAQ Listing Rules and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended, as the term applies to membership on the Board and its committees. NASDAQ’s independence definition includes a series of objective tests, such as that the Director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by NASDAQ rules, our Board has made an affirmative subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. In making these determinations, the Board reviewed and discussed information provided by the Directors and us with regard to each Director’s business and personal activities as they may relate to the Company and its management. On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which the Director or officer, or any member of his or her family, have a direct or indirect material interest.

Based upon all of the elements of independence set forth in the NASDAQ rules and listing standards, the Board has determined that each of the following non-employee directors is independent and has no relationship with Abtech, except as a Director and stockholder of the Company: Olivia H. Farr; David Greenwald; A. Judson Hill; Steven W. Kohlhagen; and Karl Seitz.

In addition, the Board determined that Mr. Rink is not independent because he is our Chief Executive Officer and President, and Mr. Thatcher is not independent because he is the Chief Operating Officer of our majority owned subsidiary, AbTech Industries, Inc.

Corporate Governance

The Board is committed to maintaining strong corporate governance principles and practices. Our governance structure and processes are based upon a number of key governance documents, including our Code of Business Conduct and Ethics (the “Code”), which was first adopted on February 24, 2007. The Code addresses general business ethical principles, embodies our commitment to certain ethical principles and sets forth the responsibilities of Abtech and its officers and directors with regard to the Company’s shareholders, employees, customers, lenders, and other stakeholders. The Code is reviewed at least annually and updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our stockholders and other stakeholders and otherwise as circumstances warrant.

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Our current structural philosophy provides for a board comprised primarily of independent non-employee directors, as well as Compensation and Audit Committees comprised entirely of independent non-employee directors. The Board believes that this leadership structure is optimal for the Company at the current time, as it provides independent oversight, coupled with a small number of employee directors who are deeply familiar with the history and operations of the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during the fiscal year ended December 31, 2011 served as an officer, former officer or employee of the Company. During this period, no executive officer of the Company served as (i) a member of a compensation committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or (ii) a director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A,”) describes Abtech’s executive compensation program for 2011 and certain elements of the 2012 program. We use this program to attract, motivate and retain the colleagues who lead our business. In particular, this CD&A explains how the Board made compensation decisions for 2011 for our Named Executive Officers. The 2011 Named Executive Officers are:

•	Glenn R. Fink, President and Chief Executive Officer, our principal executive officer;

•	Lane J. Castleton, Chief Financial Officer, Vice President, and Treasurer, our principal financial officer;

•	Jonathan Thatcher, Chief Operating Officer of our subsidiary, AbTech Industries; and

•	Bjornulf White, Executive Vice President of Corporate Strategy and Business Development of our subsidiary, AbTech Industries.

The Board has responsibility for establishing, implementing and monitoring the Company’s compensation philosophy as it relates to our executive officers. Our executive officers have broad policy-making authority in the Company, and the Board holds them responsible for the Company’s financial performance and for setting and maintaining a culture of strong ethics.

Compensation Philosophy and Objectives

The Board believes that Abtech’s executive compensation program implements and achieves the goals of our executive compensation philosophy. The Board believes that an effective executive compensation program rewards the achievement of identified annual, long-term and strategic goals by the Company. An effective program seeks to align the interests of the Company’s executives with those of its stockholders by rewarding performance above established goals that may be expected to enhance stockholder value. The Board considers performance and compensation to ensure that the Company is able to attract, motivate and retain superior people in key positions and that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally. The Board believes that an effective means of achieving those objectives is to provide a compensation package to the Company’s executives, including the Named Executive Officers, which includes both cash and stock-based compensation that rewards performance measured against established goals.

2011 Executive Compensation Components

For the year ended December 31, 2011, the main elements of compensation for the NEOs were: (i) base salary; (ii) stock options granted by AbTech Industries prior to the Merger; and (iii) a performance-based cash bonus plan.

2012 Executive Compensation Components

For the 2012 fiscal year, it is expected that the main elements of compensation for the NEOs will be: (i) base salary; (ii) a performance-based cash bonus plan; and (iii) equity-based long-term compensation through the 2012 Incentive Stock Plan.

Potential Payments Upon Termination or Change-in-Control; Employment Agreements

SEC regulations state that we must disclose information regarding agreements, plans, or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the Company. There are no employment agreements between Abtech Holdings and any of its officers or directors. AbTech Industries has entered into employment agreements with Glenn R. Rink and Lane J. Castleton (for the purposes of this section only, each an “Executive”, and collectively, the “Executives”). Under these agreements the Executives are entitled to compensatory benefits in the event the Executive terminates his employment for good reason (meaning the assignment to Executive of any duties materially inconsistent with Executive’s position, authority, duties or responsibilities as described in the agreement or failure of AbTech Industries to comply with the compensation and benefit provisions of the agreements) or upon the termination of the Executive’s employment by AbTech Industries without cause (meaning at the option of AbTech Industries in the event it determines it is in AbTech Industries’ best interest to terminate the employment of Executive). Under these circumstances AbTech Industries is required to pay to the Executive a severance benefit equal to Executive’s salary at the then current annual salary rate for a period equal to the product of (A) the number of years of service of Executive with the Company (specifically including those years of service rendered prior to the Effective Date) times (B) two (2) months. AbTech Industries may elect to pay the severance benefit described herein either as one lump sum within 30 days of the notice of termination, or in a series of bi-weekly installments beginning on the regularly scheduled payday of AbTech Industries which follows the effective date of such termination with the amount of each such installment being equal to the Executive’s then current bi-weekly salary amount. AbTech Industries is required to pay to the Executive an additional severance benefit equal to the cost of extending the Executive’s health insurance coverage under the provisions of COBRA for a period of eighteen (18) months, with such severance amount being paid in a lump sum payment grossed up to cover the taxes that Executive is required to pay on such benefit. All stock options theretofore granted to the Executive to purchase any equity shares of AbTech Industries shall become immediately and fully vested and exercisable in accordance with the terms of the AbTech Industries’ stock option plans and grant awards. The agreement with Mr. Rink provides for a base annual salary of $150,000 with performance incentives, which if met, will increase the base annual salary in stages to $200,000 and $250,000. The agreement with Mr. Castleton provides for a base annual salary of $126,000 with performance incentives, which if met, will increase the base annual salary in stages to $150,000 and $175,000.

Compensation Tables

The following table sets forth the compensation earned during the applicable fiscal year by each individual who served as our principal executive officer during 2011, and our three most highly compensated executive officers other than the principal executive officer who were serving as executive officers at the end of the last completed fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)(2)	Bonus ($) (d)	Stock Awards ($)(e)	Option Awards ($)(f)(1)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (h)	Total ($) (i)

Glenn R. Rink (3)	2011	159,670	50,000	-	425,463	-	7,489	642,622
CEO, President	2010	150,000	-	-	41,698	-	7,884	199,582
Lane J. Castleton (4)	2011	131,385	14,000	-	147,346	-	-	292,731
CFO, VP, Treasurer	2010	121,154	-	-	25,542	-	-	146,696
Jonathan Thatcher (5)	2011	147,692	30,000	4,200	172,087	-	-	353,979
COO, AbTech Industries
Bjornulf White (6)	2011	120,000	20,000	-	171,703	-	-	311,703
EVP, AbTech Industries	2010	60,000			10,400			70,400
Mandi Luis (3)	2011	-	-	-	-	-	-	-
CEO, President	2010	5,000	-	-	-	-	-	5,000

(1)	These amounts represent full grant date fair value of these awards, in accordance with the Financial Accounting Standard Board’s (“FASB”) ASC Topic 718. Assumptions used in the calculation of dollar amounts of these awards are included in Note 11 of the Consolidated Financial Statements.
(2)	This table includes compensation paid by the Company’s subsidiary AbTech Industries, including such compensation paid prior to the Merger.

(3)	Mandi Luis resigned as Chief Executive Officer, President, and Director of the Company effective February 10, 2011, and immediately thereafter Glenn R. Rink was appointed Chief Executive Officer and President.
(4)	Lane J. Castleton was appointed Chief Financial Officer of the Company on February 10, 2011.
(5)	Jonathan Thatcher was appointed Vice President and Chief Operating Officer of AbTech Industries on February 10, 2011. The stock award for Mr. Thatcher was valued at the closing price of the Company’s stock on the date of grant.
(6)	Bjornulf White was appointed Vice President Business Development and Corporate Strategy for AbTech Industries on July 1, 2010 and became Executive Vice President on July 1, 2011.

Outstanding Equity Awards at Fiscal Year End

The following table discloses certain information regarding all outstanding equity awards at fiscal year-end for each of the officers named in the Summary Compensation Table, as of December 31, 2011. Some values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. There were no stock awards by the Company in 2011.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Glenn R. Rink	212,951			0.70	12/13/17
	106,476			0.70	10/11/20
			1,062,000	0.42	12/14/21
			485,000	0.42	12/14/21
Lane J. Castleton	133,095			0.70	12/13/17
	63,885			0.70	10/11/20
			386,000	0.42	12/14/21
			150,000	0.42	12/14/21
Jonathan Thatcher	239,570			0.70	12/13/12
			476,000	0.42	2/14/21
			150,000	0.42	2/14/21
Bjornulf White	53,238			0.70	10/11/20
			421,000	0.42	12/14/21
			203,000	0.42	12/14/21

Director Compensation

Mr. Rink and Mr. Thatcher are not paid any additional compensation by virtue of their service on the Board. The following table discloses the compensation of our non-employee directors for the last completed fiscal year.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Comp ($)	Non- Qual deferred comp earnings ($)	All Other Compensation ($)	Total ($)
Olivia H. Farr	-	-	76,972	-	-	-	76,972
F. Daniel Gabel	-	-	76,972	-	-	-	76,972
David Greenwald	-	-	76,972	-	-	-	76,972
A. Judson Hill	-	-	76,972	-	-	-	76,972
Karl Seitz	-	-	76,972	-	-	-	76,972

(1)	At December 31, 2011, the aggregate number of stock options outstanding for each non-employee Director was as follows: Ms. Farr, 679,284; Mr. Gabel, 519,570; Mr. Greenwald, 679,284; Mr. Hill, 679,284; Mr. Seitz, 599,427.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2011, F. Daniel Gabel, a former director of the Company, purchased a Convertible Note (the “Gabel Note”) and accompanying warrant for 333,333 shares, for $500,000 in a private offering conducted by the Company. $200,000 of the purchase price was remitted in the form of a non-interest bearing Senior Convertible Promissory Note due from AbTech Industries for the principal amount of $200,000. The Gabel Note bears interest at twelve percent (12%) per annum. By mutual agreement, the original maturity date of the Gabel Note was extended from April 30, 2012 to November 30, 2012. On October 8, 2012, Mr. Gabel elected to convert the Gabel Note, including all accrued interest thereon, into 962,956 shares of Company common stock.

In 2011, Mr. Gabel sold a convertible promissory note due from AbTech Industries in the principal amount of $100,000 to another investor for $112,581, representing the face value of the note plus interest accrued thereon at 8% per annum. The investor subsequently converted this note to 198,980 shares of Company common stock.

Although we have adopted the Code, we still rely on our Board to review related party transactions on an ongoing basis to prevent conflicts of interest. The Board reviews a transaction in light of the affiliations of the director, officer, or employee and the affiliations of such person’s immediate family. Transactions are presented to our Board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the Board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our Board approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number of shares of our common stock beneficially owned as of the close of business on January 22, 2013 by each of our Directors, each Named Executive Officer listed in the 2011 Summary Compensation Table, the number of shares beneficially owned by all of our Directors and executive officers as a group, and each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of January 22, 2013 upon the exercise of options or warrants. Each beneficial owner’s percentage ownership is determined by assuming that all options and warrants held by such person exercisable within 60 days of January 22, 2012 have been exercised. The table and footnotes also include information about such options.

Unless otherwise noted, the address of each person named in the table is 4110 N. Scottsdale Road, Suite 235, Scottsdale, AZ 85251.

		Common Stock
Name of Beneficial Owner	Footnote Reference	Amount and Nature of Beneficial Ownership**	Percent of Class Owned
Directors and Executive Officers:
Glenn R. Rink	1	3,758,312	5.8%
Jonathan Thatcher	2	368,570	*
Olivia H. Farr	3	754,003	1.2%
David Greenwald	4	1,405,341	2.2%
Steven W. Kohlhagen	11	286,500	*
Karl Seitz	5	379,427	*
A. Judson Hill	6	473,483	*
F. Daniel Gabel	7	2,003,970	3.1%
Lane J. Castleton	8	293,480	*
Bjornulf White	9	158,488	*
All Directors and executive officers as a group (10 persons)		9,881,574	14.4%

5% Holders:
Country Mutual Insurance Company and Country Insurance Company 1705 N. Towanda Avenue, PO Box 2020 Bloomington, IL 61702-2020	10	3,698,560	5.4%

*	Percent of class owned is less than 1%.
**	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the SEC, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(1)	Includes options to purchase 584,927 shares of Abtech common stock.
(2)	Includes options to purchase 358,570 shares of Abtech common stock.
(3)	Includes 459,284 options to purchase Abtech common stock.
(4)	Includes 459,284 options to purchase Abtech common stock and 101,407 shares of Abtech common stock held by Landers Segal Color, Co., Inc. for which Mr. Greenwald has shared voting and investment power.
(5)	Represents options to purchase 379,427 shares of Abtech common stock.
(6)	Represents options to purchase 459,284 shares of Abtech common stock.
(7)	Includes options to purchase 299,570 shares of Abtech common stock, warrants to purchase 475,302 shares of Abtech common stock and 962,956 shares of Abtech common stock issued upon conversion of the Gabel Note. On August 15, 2012, Mr. Gabel resigned as a director of the Company. On October 4, 2012, Mr. Gabel converted the Gabel Note and all interest accrued thereon into 962,956 shares of Abtech common stock.
(8)	Represents options to purchase 293,480 shares of Abtech common stock.
(9)	Represents options to purchase 158,488 shares of Abtech common stock.
(10)	Includes warrants to purchase 435,363 shares of Abtech common stock and 3,263,197 shares of Abtech common stock issuable upon conversion of 612,947 unconverted shares of AbTech Industries Series A Preferred Stock that may be converted at the option of the holder; does not include 2,001,742 shares of Abtech common stock reserved for issuance upon conversion of certain Senior Convertible Promissory Notes.
(11)	Represents 240,000 shares of Abtech common stock and warrants to purchase 24,000 shares of Abtech common stock purchased by Mr. Kohlhagen in the Equity Offering in September 2012, plus options to purchase 22,500 shares of Abtech common stock.

SELLING SHAREHOLDERS

The 14,531,001 shares of our common stock included in this prospectus, including shares of our common stock issuable pursuant to the terms of outstanding warrants, were issued to the selling shareholders in the September Offering and the February Offering pursuant to exemptions from the registration requirements of the Securities Act pursuant to Regulation D and Regulation S promulgated thereunder. The Secured Notes and related warrants were purchased by accredited investors from September 19, 2011 to February 15, 2012. In addition, certain common shares received by the investors in the September Offering and the February Offering as interest on the Secured Notes, along with the PA Warrants issued to the placement agent, are also included in this prospectus on behalf of the placement agent.

The following table sets forth, as to each of the selling shareholders: the number of shares of our common stock beneficially owned, based on each selling shareholder’s ownership of the Secured Notes assuming conversion of the Secured Notes and all interest accrued thereon through their maturity date, shares received upon conversions of the Secured Notes that have taken place as of January 22, 2013 and warrants held of record as of January 22, 2013, assuming exercise of all of the warrants held by such selling shareholder on that date, without regard to any limitations on exercise; the number of shares of our common stock being offered by such selling shareholder pursuant to this prospectus; and the number of shares of our common stock beneficially owned upon completion of the offering and the percentage of beneficial ownership upon completion of the offering based upon 69,705,412 shares of our common stock outstanding as of January 22, 2013, assuming full conversion of the Secured Notes and full exercise of all warrants held by the selling shareholders and outstanding on that date, without regard to any limitations on exercise.

Information in the table below and the notes thereto has been provided to us by the selling shareholders. Beneficial ownership and percentage have been determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or dispositive power with respect to the securities. The information listed below is not necessarily indicative of beneficial ownership for any other purpose. None of the selling shareholders have, within the last three years from the date of this prospectus, held any position, office or material relationship with the Company.

Beneficial Ownership Before Offering
Name	Shares Issuable On Conversion	Warrants	Total	Shares of Common Stock in Prospectus	Beneficial Ownership After Offering(1)	Percentage of Beneficial Ownership After Offering
Barbara G. Connors	80,093	33,333	113,426	113,426	0
Katherine O'Leary	40,073	16,667	56,740	56,740	0
Richard O'Leary	40,112	16,667	56,779	56,779	0
Irwin Blitt Revocable Trust UTA 1-28-79 (3)	164,607	66,667	232,274	232,274	0
Option Opportunities Corp. (4)	92,665	40,000	132,665	132,665	0
Alan B. Miller	81,654	33,333	114,987	114,987	0
Warberg Opportunistic Trading Fund LP (5)	124,174	53,333	177,507	177,507	0
M.J. Fil Investments, LLC (6)	54,210	23,333	77,543	77,543	0
Sandor Capital Master Fund, L.P. (7)	652,206	266,667	918,873	918,873	0
Pinnacle Family Office Investments, L.P. (8)	2,675,184	972,727	3,647,911	3,647,911	0
Micro PIPE Fund I, LLC (9)	285,714	53,788	339,502	339,502	0
Maurice Werdegar	0	16,667	16,667	16,667	0
Barry J. Goldstein	39,110	16,667	55,777	55,777	0
HVM Corporation (10)	161,024	66,667	227,691	227,691	0
Robert J. Dobrient	39,111	16,667	55,778	55,778	0
Alan S. Nasar	39,730	16,667	56,397	56,397	0
Michael H. Weiss	96,681	40,000	136,681	136,681	0
Ronald Lachman	118,463	50,000	168,463	168,463	0
Donald F. Farley	95,277	40,000	135,277	135,277	0
Beneficial Capital Corp. (11)	0	166,667	166,667	166,667	0
Morris Smith	96,681	40,000	136,681	136,681	0
SKS Ventures LLC (12)	159,130	66,667	225,797	225,797	0
RMH 2007 Irrevocable Trust (13)	118,663	50,000	168,663	168,663	0
Alpha Capital Anstalt (14)	857,361	366,666	1,224,027	1,224,027	0
George Thayer	39,901	16,667	56,568	56,568	0
JSL Kids Partners (15)	159,658	66,667	226,325	226,325	0
JMW Fund, LLC (16)	361,076	166,667	527,743	527,743	0
San Gabriel Fund, LLC (17)	372,223	166,667	538,890	538,890	0
William H. White Jr. Family Trust DTD 8/1/94 (18)	57,143	26,667	83,810	83,810	0
West Hampton Special Situations Fund, LLC (19)	154,339	66,667	221,006	221,006	0
Samir Bhatt	15,475	6,667	22,142	22,142	0
Scott Johnson Clark	61,941	26,667	88,608	88,608	0
Gemini Master Fund, Ltd. (20)	228,012	100,000	328,012	328,012	0
David H. Clarke	116,062	50,000	166,062	166,062	0
Michel Finzi	77,401	33,333	110,734	110,734	0
William Silver	46,379	20,000	66,379	66,379	0
Morgan Keegan FBO: Rodney D. Baber	77,426	33,333	110,759	110,759	0
Koyote Trading LLC (21)	77,401	33,333	110,734	110,734	0
Lacuna Hedge Fund LLLP (22)	155,109	66,667	221,776	221,776	0
Whalehaven Capital Fund Ltd. (23)	452,677	200,000	652,677	652,677	0
Virginia E. Dadey	77,375	33,333	110,708	110,708	0
Biagio Maffettone	38,713	16,667	55,380	55,380	0
Sable Ridge Capital Opportunity Fund LP (24)	75,446	33,333	108,779	108,779	0
Gus Blass II	231,817	100,000	331,817	331,817	0
Kensington Partners (25)	231,894	100,000	331,894	331,894	0
Gus Blass III	231,817	100,000	331,817	331,817	0
Michael Greller	77,247	33,333	110,580	110,580	0
Harry Mittelman	155,075	66,667	221,742	221,742	0
Middlebury Securities(2)	0	754,286	754,286	754,286	0
TOTAL	9,683,530	4,847,471	14,531,001	14,531,001	0

(1)	The numbers in this column assume each selling stockholder sells all of its shares being registered pursuant to this prospectus.
(2)	Middlebury Securities acted as placement agent in connection with the September Offering and the February Offering. The shares of our common stock registered pursuant to this prospectus reflect the PA Warrants. The PA warrants were subsequently assigned by Middlebury Securities to the following entities: Axiom Capital Management, Inc. (120,171 shares) –Mark D. Martino and Liam Dalton have shared voting and investment power over the shares registered on behalf of Axiom Capital Management, Inc.; Steve Lichaw (86,657 shares); James Robinson (12,500 shares; Chris Shaw (35,000 shares); Mike Teicher (12,500 shares); Yvonne Zappulla (18,500) shares; Donna Schulze (3,000 shares); Craig Sherman (11,000 shares). Middlebury Securities retained 454,958 of the PA Warrant shares – James Robinson has sole voting and investment power over the shares registered on behalf of Middlebury Securities.
(3)	Irwin Blitt has the voting and investment power over the shares being registered on behalf of Irwin Blitt Revocable Trust UTA 1-28-79.
(4)	Daniel Warsh, Jonathan Blumberg and David Dury have shared voting and investment power over the shares being registered on behalf of Option Opportunities Corp.
(5)	Daniel Warsh and Jonathan Blumberg have shared voting and investment power over the shares being registered on behalf of Warberg Opportunistic Trading Fund, LP.
(6)	Daniel Warsh and Jonathan Blumberg have shared voting and investment power over the shares being registered on behalf of MJ Fil Investments, LLC.

(7)	John S. Lemak has voting and investment power over the shares being registered on behalf of Sandor Capital Master Fund, L.P.
(8)	Barry M. Kitt has voting and investment power over the shares being registered on behalf of Pinnacle Family Office Investments, LP.
(9)	David Mickelson has voting and investment power over the shares being registered on behalf of Micro PIPE Fund I, LLC.
(10)	Elizabeth Robinson, L. Stephen Hackett and Luther F. Hackett have shared voting and investment power over the shares being registered on behalf of HVM Corporation.
(11)	John J. Hoey has voting and investment power over the shares being registered on behalf of Beneficial Capital Corp.
(12)	David W. Kloos, Richard V. Schmitz and D. Mark Spencer have shared voting and investment power over the shares being registered on behalf of SKS Ventures, LLC.
(13)	Nancy Hoyt, Trustee, has voting and investment power over the shares being registered on behalf of RMH 2007 Irrevocable Trust.
(14)	Konrad Ackermann has voting and investment power over the shares being registered on behalf of Alpha Capital Anstalt.
(15)	John S. Lemak, Lacey Lemak, Eleanor Lemak, Bailey Lemak and John S. Lemak, Jr. have shared voting and investment power over the shares being registered on behalf of JSL Kids Partners.
(16)	Justin Yorke and John McGrain have shared voting and investment power over the shares being registered on behalf of JMW Fund, LLC.
(17)	Justin Yorke and John McGrain have shared voting and investment power over the shares being registered on behalf of San Gabriel Fund, LLC.
(18)	Faye M. White has voting and investment power over the shares being registered on behalf of William H. White Jr. Family Trust Dtd 8/1/94 and is an affiliate of Stifel Nicolaus, a broker dealer. William H. White Jr. Family Trust Dtd 8/1/94 acquired the securities in the normal course of business and at the time of the acquisition had no agreements, understanding or arrangements with any other persons, either directly or indirectly, to dispose of the securities.
(19)	Charles Kirby has voting and investment power over the shares being registered on behalf of West Hampton Special Situations Fund, LLC.
(20)	Steven Winters has voting and investment power over the shares being registered on behalf of Gemini Master Fund, Ltd.
(21)	Richard Schottenfeld, David Koch, Ronald Weiss, Lucas Rosen and Jason Lieber have shared voting and investment power over the shares being registered on behalf of Koyote Trading, LLC, a broker dealer. Koyote Trading, LLC acquired the securities in the normal course of business and at the time of the acquisition had no agreements, understanding or arrangements with any other persons, either directly or indirectly, to dispose of the securities.
(22)	Rawleigh Ralls and Richard O’Leary have shared voting and investment power over the shares being registered on behalf of Lacuna Hedge Fund, LLLP.
(23)	Michael Finkelstein has voting and investment power over the shares being registered on behalf of Whalehaven Capital fund, Ltd.
(24)	Michael Finkelstein has voting and investment power over the shares being registered on behalf of Sable Ridge Capital Opportunity Fund, LP.
(25)	Richard Keim has voting and investment power over the shares being registered on behalf of Kensington Partners, LP.

PLAN OF DISTRIBUTION

The selling shareholders may sell our common stock covered by this prospectus (the “registered securities”) from time to time in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The selling shareholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling shareholders may effect these transactions by selling the registered securities to or through broker-dealers or directly to investors. Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the sales.

The registered securities may be sold in one or more of the following transactions:

•	a block trade in which a broker-dealer attempts to sell the shares of the registered securities as agent but may resell a portion of the block as principal to facilitate the transaction;

•	a purchase by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of the exchange;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	privately negotiated transactions, including directly to investors; and

•	a combination of any of the above transactions.

We may amend or supplement this prospectus from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of the registered securities through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer, the amendment or supplement will disclose:

•	the name of the selling shareholders and the participating broker-dealer;

•	the number of shares of the registered securities involved;

•	the price at which the shares of the registered securities are sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer;

•	that the broker-dealer did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

The selling shareholders may enter into hedging transactions with broker-dealers or affiliates thereof in connection with distributions of the registered securities. In these transactions, broker-dealers or affiliates may engage in short sales of the registered securities pursuant to this prospectus to offset the positions they assume with the selling shareholders and use shares of the registered securities received from the selling shareholders to close out their short positions. The selling shareholders also may sell the registered securities short, deliver this prospectus in connection with some or all of those sales and redeliver the registered securities to close out their short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer or an affiliate thereof of shares of the registered securities. The broker-dealer may then resell or otherwise transfer the shares of the registered securities under this prospectus. The selling shareholders also may loan, pledge or grant a security interest in some or all of the registered securities covered by this prospectus to a broker-dealer or an affiliate thereof. The broker-dealer may sell the loaned or pledged registered securities under this prospectus.

Broker-dealers or agents may receive compensation from the selling shareholders in the form of commissions, discounts or concessions. Broker-dealers or agents may also receive compensation from the purchasers of the registered securities for which they act as agents or to whom they sell as principals, or both. A broker-dealer’s compensation will be negotiated in connection with the sale and may exceed the broker-dealer’s customary commissions. Broker-dealers, agents or the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with sales of the registered securities. Any commission, discount or concession received by these broker-dealers or agents and any profit on the sale of the registered securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the registered securities. There is currently no coordinating broker acting in connection with the proposed sale of the registered securities by the selling shareholders.

We agreed to keep this prospectus effective until the earlier of (i) May 16, 2012, (ii) the date on which all of the shares of the registered securities have been sold pursuant to this prospectus, (iii) the expiration of the holding period that would be applicable to the registered securities under Rule 144 under the Securities Act were it not held by an affiliate of ours, or (iv) the sale of all of the shares of the registered securities pursuant to Rule 144. The registered securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the registered securities may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

In order to comply with the applicable securities laws of particular states, if applicable, the shares of registered securities will be sold in the jurisdictions only through registered or licensed brokers or dealers. In addition, in particular states, the shares of registered securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the shares of registered securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered securities may be deemed to be underwriting commissions or discounts under the Securities Act.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the registered securities may not simultaneously engage in market making activities with respect to the registered securities for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the registered securities by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will pay all costs, expenses and fees associated with the registration of the registered securities, including without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. The selling shareholders will pay all underwriting commissions and discounts, selling or placement agent fees or broker fees and commissions, and transfer taxes, if any, associated with the sale of the registered securities. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in sales of the registered securities against specified liabilities, including liabilities arising under the Securities Act. The selling shareholders have agreed to indemnify certain persons against specified liabilities in connection with the offering of the registered securities, including liabilities arising under the Securities Act.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 300,000,000 shares of common stock, par value $0.001 per share, of which 64,638,372 shares are issued and outstanding as of January 22, 2013.

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors; are entitled to share ratably in all of our assets available for distribution upon winding up of the affairs our Company; and are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of the shareholders.

The shareholders are not entitled to preference as to dividends or interest; preemptive rights to purchase in new issues of shares; preference upon liquidation; or any other special rights or preferences.

As of the date of this prospectus we have not paid any cash dividends to stockholders. The declaration of any future cash dividends, if any, will be at the discretion of the Board of Directors and will depend on our earnings, if any, capital requirements and financial position, general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the near future.

EXPERTS

The audited consolidated financial statements of the Company and its subsidiary as of and for the years ended December 31, 2011 and 2010 were audited by Semple, Marchal & Cooper, LLP, an independent registered public accounting firm, to the extent set forth in its report and are included herein in reliance upon the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Squire Sanders (US) LLP, Phoenix, AZ.

AVAILABLE INFORMATION

This prospectus is part of a registration statement on Form S-1 we have filed with the SEC. We have not included in this prospectus all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Our website address is www.abtechindustries.com. The information on our website is not incorporated into this prospectus.

ABTECH HOLDINGS, INC. AND SUBSIDIARY

INDEX TO FINANCIAL STATEMENTS

CONTENTS

Consolidated Financial Statements as of and for the Years Ended December 31, 2011 and 2010

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets	F-3

Consolidated Statements of Operations	F-4

Consolidated Statements of Stockholders’ Deficiency	F-5

Consolidated Statements of Cash Flows	F-6

Notes to the Consolidated Financial Statements	F-7 – F-28

Condensed Consolidated Interim Financial Statements

Condensed Consolidated Balance Sheets as of
September 30, 2012 (unaudited) and December 31, 2011	F-29

Unaudited Condensed Consolidated Statements of Operations for the three and nine-months ended
September 30, 2012 and 2011	F-30

Unaudited Condensed Consolidated Statements of Cash Flows for the nine-months ended
September 30, 2012 and 2011	F-31

Notes to the Unaudited Condensed Consolidated Financial Statements	F-32 – F-37

F-1

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of

Abtech Holdings, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Abtech Holdings, Inc. and subsidiary as of December 31, 2011 and 2010 and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abtech Holdings, Inc. and subsidiary at December 31, 2011 and 2010, and the results of its operations, stockholders’ deficiency, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred substantial net losses in recent years resulting in a significant accumulated deficit. This factor raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

Phoenix, Arizona

March 30, 2012, except for Note 18, as to which the date is July 24, 2012

F-2

ABTECH HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,

	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$1,386,502	$4,123
Accounts receivable – trade, net	108,170	36,642
Accounts receivable – related party, net	2,032	13,044
Inventories, net	528,009	569,042
Deferred charges, net	439,203	20,028
Prepaid expenses and other current assets	37,988	76,759
Total current assets	2,501,904	719,638

Fixed assets, net	49,485	65,514
Security deposits	17,977	17,977
Deferred charges, net	15,020	22,673
Total assets	$2,584,386	$825,802

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities
Accounts payable	$483,879	$629,470
Accounts payable – related party	29,703	7,736
Loans from shareholders	9,000	180,500
Notes payable	-	21,000
Convertible promissory notes, net of discounts	3,758,082	208,679
Convertible promissory notes – related party, net of discounts	578,681	1,156,000
Customer deposits	38,505	193,180
Accrued interest payable	126,232	39,904
Accrued expenses	122,790	125,557
Total current liabilities	5,146,872	2,562,026

Due to related party	101,524	106,601
Convertible promissory notes	155,000	1,375,865
Convertible promissory notes – related party	1,881,000	2,581,001
Warrant liability	498,976	-
Total liabilities	7,783,372	6,625,493

Commitments and contingencies

Stockholders’ deficiency
Preferred stock , $0.01 par value; 5,000,000 shares authorized; 3,500,000 shares designated as Series A Convertible Preferred Stock, no liquidation preference; 1,589,775 shares issued and outstanding at December 31, 2010	-	15,898
Common stock, $0.001 par value; 300,000,000 authorized shares; 47,160,435 and 49,249,674 shares issued and outstanding at December 31, 2011 and 2010, respectively	47,160	30,786
Additional paid-in capital	24,651,344	18,665,312
Non-controlling interest	(1,674,105)	-
Accumulated deficit	(28,223,385)	(24,511,687)
Total stockholders’ deficiency	(5,198,986)	(5,799,691)
Total liabilities and stockholders’ deficiency	$2,584,386	$825,802

The accompanying notes are an integral part of these consolidated financial statements.

F-3

ABTECH HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,

	2011	2010

Net revenues	$537,152	$381,517
Net revenues – related party	-	52,141
Total net revenues	537,152	433,658

Cost of revenues	458,006	391,675
Gross profit	79,146	41,983

Operating expenses
Selling, general and administrative	3,107,596	2,353,233
Research and development	634,109	504,396
Total operating expenses	3,741,705	2,857,629

Operating loss	(3,662,559)	(2,815,646)

Other income (expense)
Interest expense	(2,078,704)	(115,568)
Gain on extinguishment of debt	115,000	-
Gain on valuation of warrant liability	242,052	-
Other income (expense)	(1,592)	(27,201)
Total other income (expense), net	(1,723,244)	(142,769)

Net loss before income taxes	(5,385,803)	(2,958,415)

Provision for income taxes	-	-
Net loss	(5,385,803)	(2,958,415)
Net loss attributable to non-controlling interest	(489,655)	-
Net loss attributable to controlling interest	$(4,896,148)	$(2,958,415)

Basic and diluted loss per common share	$(0.11)	$(0.10)

Basic and diluted weighted average number of shares outstanding	44,160,713	30,017,868

The accompanying notes are an integral part of these consolidated financial statements.

F-4

ABTECH HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

	Preferred Stock		Common Stock		Additional		Non-
	Shares	Amounts	Shares	Amounts	paid-in capital	Accumulated deficit	controlling interest	Total
Balance at December 31, 2009	1,510,875	$15,109	29,264,022	$29,264	$16,617,501	$(21,553,272)	-	$(4,891,398)
Stock-based compensation expense					239,265			239,265
Common stock issued for services			27,034	27	19,953			19,980
Preferred stock of subsidiary issued for debt conversion	66,667	667			249,333			250,000
Interest paid in preferred shares of subsidiary	12,233	122			45,755			45,877
Advances received pre-merger			1,495,000	1,495	1,493,505			1,495,000
Net loss						(2,958,415)		(2,958,415)
Balance at December 31, 2010	1,589,775	$15,898	30,786,056	30,786	18,665,312	(24,511,687)	-	(5,799,691)
Shares issued to effect reverse merger			10,000,000	10,000	(10,000)			-
Preferred shares of subsidiary converting at merger	(150,161)	(1,502)	799,424	799	703			-
Preferred shares of subsidiary that did not convert at merger	(1,439,614)	(14,396)			14,396	1,184,450	(1,184,450)	-
Shares issued for conversion of debt at merger			1,919,320	1,919	1,347,372			1,349,291
Shares issued for debt conversion post-merger			3,065,004	3,065	1,732,119			1,735,184
Stock-based compensation expense					135,545			135,545
Common stock issued for cash			825,000	825	824,175			825,000
Common stock issued for services			449,931	450	320,083			320,533
Shares forfeited and cancelled			(684,300)	(684)	684			-
Beneficial conversion feature of new debt					1,620,955			1,620,955
Net loss						(4,896,148)	(489,655)	(5,385,803)
Balance at December 31, 2011	-	$-	47,160,435	$47,160	$24,651,344	$(28,223,385)	(1,674,105)	$(5,198,986)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

ABTECH HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2011	2010
Operating Activities
Net loss	$(5,385,803)	$(2,958,415)
Adjustments to reconcile net loss attributable to controlling interest to net cash used in operating activities
Depreciation and amortization	27,635	47,452
Common stock issued for services rendered	320,533	19,980
Stock-based compensation expense	135,546	239,265
Preferred stock of subsidiary issued for interest on notes payable	20,784	45,877
Interest related to beneficial conversion feature	1,620,955	-
Income from forgiveness of debt	(115,000)	-
Note discount amortized as interest	159,657	-
Deferred charges expensed as interest	142,836	-
Gain on change in fair value of warrant liability	(242,052)	-
Changes in operating assets and liabilities:
Accounts receivable, net	(60,516)	(4,709)
Inventories, net	41,033	12,082
Prepaid expenses and other current assets	38,771	1,905
Deferred charges, net	(436,222)	-
Accounts payable	(123,624)	309,505
Customer deposits	(154,675)	(3,928)
Accrued interest payable	86,328	17,199
Accrued expenses	(2,767)	54,414
Net cash used in operating activities	(3,926,581)	(2,219,373)

Investing Activities
Purchases of fixed assets	(11,606)	(15,596)
Net cash used in investing activities	(11,606)	(15,596)

Financing Activities
Proceeds from issuance of common stock	825,000	1,495,000
Proceeds from borrowings from shareholders	-	41,000
Repayment of borrowings	(1,924,957)	(551,321)
Repayment of borrowings from shareholders	(71,500)	(141,500)
Proceeds from notes payable	6,497,100	1,291,865
Net decrease in due to related party	(5,077)	(4,862)
Net cash provided by financing activities	5,320,566	2,130,182

Net change in cash and cash equivalents	1,382,379	(104,787)
Cash and cash equivalents at beginning of period	4,123	108,910
Cash and cash equivalents at end of period	$1,386,502	$4,123

Supplemental cash flow information:
Cash paid for interest	$43,642	$43,343
Cash paid for income taxes	$-	$-
Noncash investing and financing activities:
Preferred stock of subsidiary issued for conversion of debt, including accrued interest	$3,084,474	$295,877
Common stock and warrants issued for services	$456,079	$19,980
Beneficial conversion feature recorded to additional paid-in capital	$1,620,955	$-
Preferred shares of subsidiary not converting at merger	$1,184,450	$-
Unamortized portion of debt discount	$463,235	$-
Portion of debt discount in deferred charges	$118,136	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

ABTECH HOLDINGS, INC. AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 1 – BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

Organization and Description of Business

Abtech Holdings, Inc. (“ABHD” or the “Company”) (formerly Laural Resources, Inc.), was incorporated under the laws of the State of Nevada on February 13, 2007, with authorized capital stock of 300,000,000 shares at $0.001 par value.

AbTech Industries, Inc. (“AbTech”), a Delaware corporation with an authorized capital of 15,000,000 shares of $0.01 par value common stock and 5,000,000 shares of $0.01 par value preferred stock, was acquired by ABHD in a reverse acquisition transaction (the “Merger”) on February 10, 2011. In accordance with the merger agreement between AbTech and ABHD (the “Merger Agreement”), ABHD acquired all of the issued and outstanding common stock of AbTech, including shares issuable upon the conversion of Series A preferred stock and convertible promissory notes outstanding, in exchange for the stockholders of AbTech acquiring 46,000,000 shares of ABHD common stock. ABHD also agreed to reduce its number of common shares outstanding to 10,000,000 shares prior to the merger. (See Note 12 – Reverse Acquisition Transaction). The preferred stockholders of AbTech Industries that elected to not convert and exchange their shares for ABHD common shares represent the non-controlling interest shown on the Consolidated Balance Sheet as of December 31, 2011.

For accounting purposes, the transaction has been accounted for as a reverse acquisition, with AbTech as the acquirer. These consolidated financial statements of the Company represent a continuation of the financial statements of AbTech, with one adjustment, which is to retroactively adjust the legal capital of AbTech to reflect the legal capital of ABHD. Comparative information presented in these consolidated financial statements also has been retroactively adjusted to reflect the legal capital of the Company, except that the number of shares of preferred stock of AbTech outstanding prior to the Merger are shown as the actual number of shares of preferred stock outstanding.

The Company is an environmental technologies firm that provides innovative solutions to address issues of water pollution. The Company has developed and patented the Smart Sponge® polymer technology. This technology’s oil absorbing capabilities make it highly effective as a filtration media to remove hydrocarbons and other pollutants from flowing or pooled water. The Company is headquartered in Scottsdale, Arizona and has a manufacturing facility located in Phoenix, Arizona.

AbTech’s wholly-owned subsidiary, Environmental Security Corporation (“ESC”), was formed by the Company in 2003 to develop a sensor array technology designed to detect impurities in water flows. ESC owns a U.S. patent on this technology and has acquired rights to another monitoring technology, but otherwise had no operations during either 2011 or 2010.

The Company operates in one business segment which is the filtration and treatment of polluted water.

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Summary of Significant Accounting Policies

Basis of Financial Statement Presentation – The consolidated financial statements include the accounts of ABHD, AbTech and ESC. Intercompany accounts and transactions have been eliminated. The shares of preferred stock of AbTech outstanding prior to the merger are shown in the consolidated financial statements at their actual share amounts without giving effect to the potential of these shares to convert to shares of ABHD common stock. After the Merger, the shares of preferred stock that have not converted to shares of ABHD common stock represent the minority interest shown on the Consolidated Balance Sheet. The consolidated financial statements do not include the operations of ABHD prior to the date of the Merger which are considered to be immaterial to the operations of AbTech. The equity section of the Consolidated Balance Sheets and the basic and diluted weighted average number of shares outstanding on the Consolidated Statements of Operations for periods prior to the date of the Merger have been restated to give retroactive effect to the merger transaction and to show the shares outstanding at the Balance Sheet dates as if such shares had been exchanged for ABHD shares in accordance with the terms of the Merger Agreement. The equity section of the Consolidated Balance Sheets and the basic and diluted weighted average number of shares outstanding on the Consolidated Statements of Operations for periods ended after the date of the Merger represents the actual shares of ABHD outstanding after the share exchanges that occurred as part of the merger transaction. The non-controlling interest shown on the Consolidated Balance Sheet as of December 31, 2011, represents the ownership interest in AbTech of the holders of AbTech Series A preferred stock that elected not to exchange their Series A preferred shares for common shares of ABHD as allowed by the Merger Agreement.

Cash and Cash Equivalents – The Company considers all highly liquid debt instruments with a maturity of three months or less when acquired to be cash and cash equivalents.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amount of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates are used in determining the allowance for doubtful accounts and inventory allowance, in valuing the warrant liability, beneficial conversion features, stock-based compensation and stock issued in the reverse merger and in determining the classification of conversion options embedded in convertible promissory notes. Due to the uncertainties inherent in the formulation of accounting estimates, and the significance of these items, it is reasonable to expect that the estimates in connection with these items could be materially revised within the next year.

Concentration of Credit Risk – Credit risk represents the accounting loss that would be recognized at the reporting date if counter parties failed completely to perform as contracted. Concentrations of credit risk that arise from financial instruments exist for groups of customers or counter parties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below.

•	Cash and cash equivalents – Financial instruments that subject the Company to credit risk are cash balances maintained in excess of federal depository insurance limits. At December 31, 2011, the Company had $251,249 in cash or cash equivalent balances which were not guaranteed by the Federal Deposit Insurance Corporation. To date, the Company has not experienced any losses in such accounts and believes the exposure is minimal.
•	Major customers and accounts receivable – Major customers represent any customer that accounts for more than 10% of revenues for the year. During 2011, the Company had two customers that accounted for 29% and 15%, respectively, of revenues and whose accounts receivable balances (unsecured) accounted for approximately 0% and 42%, respectively, of accounts receivable at December 31, 2011. During 2010, the Company had one customer that accounted for 23% of its revenues and whose accounts receivable balance (unsecured) accounted for approximately 12% of accounts receivable at December 31, 2010.

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•	Supplier – Major suppliers represent any vendor that accounts for more than 10% of purchases for the year. During 2011, the Company had two vendors that accounted for 34% and 41%, respectively, of its purchases. Neither of these vendors had an accounts payable balance at December 31, 2011. During 2010, the Company had two vendors that each accounted for more than 10% of its purchases at 14% and 11%, respectively. Neither of these vendors had an accounts payable balance at December 31, 2010.

Fair Values of Financial Assets and Liabilities– The Company measures and discloses certain financial assets and liabilities at fair value. Authoritative guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Authoritative guidance also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company estimates fair value of the warrant liability using the Black-Scholes valuation model. Significant assumptions were determined as follows:

•	Expected term is determined under the simplified method using an average of the contractual term and vesting period of the award as appropriate statistical data required to properly estimate the expected term was not available;
•	Expected volatility is measured using the historical weekly changes in the market price of the Company’s common stock, disregarding identifiable periods of time in which share price was extraordinarily volatile due to certain events that are not expected to recur during the expected term;
•	Risk-free interest rate is to approximate the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and,
•	Forfeitures are based on the history of cancellations of warrants granted by the Company and management’s analysis of potential future forfeitures.

Inventories – Inventories are stated at the lower of cost or market, with cost computed on an average cost method which approximates the first-in, first-out basis. Inventory costs include raw materials, direct labor and manufacturing overhead. Provision is made for obsolete, slow-moving or defective items where appropriate. The amount of any provision is recognized as an expense in the period the provision occurs.

Warranty Accrual – The Company’s products are subject to warranty periods of one year or less. The warranty accrual is based on management’s best estimate of expected costs associated with product failure and historical product failures. The Company has not incurred any significant warranty claims to date.

Fixed Assets – Fixed assets, stated at cost, are depreciated on the straight-line method for financial statement reporting purposes, over the estimated useful lives of the assets, which range from three to ten years. Leasehold improvement costs are depreciated over the shorter of the lease term or their useful life. Repairs and maintenance costs are expensed as incurred. Betterments or renewals are capitalized when they occur.

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Deferred Charges – Deferred charges are costs incurred in connection with the issuance of debt. These costs are capitalized as an asset and amortized over the term of the debt using the effective interest method. Amortization expense related to these deferred charges totaled $142,836 in 2011 and $20,029 in 2010.

Revenue Recognition – The Company recognizes revenue only when all of the following criteria have been met:

•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred or services have been rendered;
•	The fee for the arrangement is fixed or determinable; and
•	Collectability is reasonably assured.

Persuasive Evidence of an Arrangement – The Company documents all terms of an arrangement in a quote signed or confirmed by the customer prior to recognizing revenue.

Delivery Has Occurred or Services Have Been Performed – The Company performs all services or delivers all products prior to recognizing revenue. Services are considered to be performed when the services are complete.

The Fee for the Arrangement is Fixed or Determinable – Prior to recognizing revenue, a customer’s fee is either fixed or determinable under the terms of the quote or accepted customer purchase order.

Collectability Is Reasonably Assured – Collectability is assessed on a customer by customer basis based on criteria outlined by management.

In 2011 and 2010, the Company recognized revenue from the sale of its Smart Sponge and Smart Sponge Plus products, including Ultra-Urban Filters, Line Skimmers, Passive Skimmers and Smart Paks. The Smart Paks are usually sold as a component of an engineered system such as an end-of-pipe vault or other larger multi-product treatment train. The Company provides engineering design services on some engineered solutions but does not perform any major installation of such systems. Revenue from design services are recognized at the time the engineering services are completed. The Company recognizes shipping and handling fees as revenue and the related expenses as a component of cost of sales. All internal handling charges are charged to selling, general and administrative expenses.

The payment terms for sales made to distributors vary based on the credit worthiness of the particular vendor and the size of the order. Some orders require prepayment of up to 50% at the time the order is received, others require payment in full before shipping and others are made on terms requiring payment within 30 days of the date of shipment. Distributors do not have a right of return for products purchased from the Company. The Company may on occasion allow a return under appropriate conditions to promote good business practices, however, such returns have been and are expected to be minimal. Regardless of when payment is received from the distributor, revenues are recognized in accordance with the criteria for revenue recognition described above.

Allowance for Doubtful Accounts – The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowances are calculated based on a detailed review of individual customer accounts, historical rates and an estimation of the overall economic conditions affecting the Company’s customer base. The Company reviews a customer’s credit history before extending credit. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The allowance for doubtful accounts was $16,600 at December 31, 2011 and $14,600 at December 31, 2010.

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Customer Deposits – The Company receives from some distributors a one-time fee for the exclusive distribution rights to its products. In some cases, this nonrefundable fee represents a prepayment by the distributor for future product purchases. In such cases the deposit is recognized as revenue when products are shipped and the risks and rewards of ownership have been transferred or when the distributor forfeits the prepayment, in accordance with the terms of the distribution agreement.

Cost Recognition – Cost of revenues includes all direct material and labor costs and those indirect costs of bringing raw materials to sale condition, including depreciation of equipment used in manufacturing and shipping and handling costs. Selling, general, and administrative costs are charged to operating expenses as incurred. Research and development costs are expensed as incurred and are included in operating expenses. Advertising costs are expensed as incurred. Total advertising costs for 2011 and 2010 were $23,792 and $14,811, respectively.

Long-Lived Assets – The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. When indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount, the Company measures the amount of such impairment by comparing the assets' carrying value to the assets' present value of the expected future discounted cash flows. Impairment charges, if any, are recorded in the period realized.

Income Taxes –Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the book and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established to reduce a deferred tax asset to the amount expected to be realized. The Company assesses its ability to realize deferred tax assets based on current earnings performance and on projections of future taxable income in the relevant tax jurisdictions. These projections do not include taxable income from the reversal of deferred tax liabilities and do not reflect a general growth assumption but do consider known or pending events, such as the passage of legislation. The Company’s estimates of future taxable income are reviewed annually. All tax positions are first analyzed to determine if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of any related appeals or litigation processes. After the initial analysis, the tax benefit is measured as the largest amount that is more than 50% likely of being realized upon ultimate settlement. Our income tax returns are subject to adjustment under audit for approximately the last four years.

If the Company is required to pay interest on the underpayment of income taxes, the Company recognizes interest expense in the first period the interest becomes due according to the provisions of the relevant tax law.

If the Company is subject to payment of penalties, the Company recognizes an expense for the amount of the statutory penalty in the period when the position is taken on the income tax return. If the penalty was not recognized in the period when the position was initially taken, the expense is recognized in the period when the Company changes its judgment about meeting minimum statutory thresholds related to the initial position taken.

Stock-Based Compensation – All share-based payments to employees, including grants of employee stock options, are expensed based on their estimated fair values at grant date, in accordance with ASC 718.

Compensation expense for stock options is recorded over the vesting period using the estimated fair value on the date of grant, as calculated by the Company using the Black-Scholes model. The Company classifies all share-based awards as equity instruments and recognizes the vesting of the awards ratably over their respective terms.

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See Note 11 for a description of the Company’s share-based compensation plan and information related to awards granted under the plan.

Net Loss Per Share – Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. The calculation of basic loss per share gives retroactive effect to the recapitalization related to the reverse acquisition of AbTech Industries by AbTech Holdings. The Company has other potentially dilutive securities outstanding that are not shown in a diluted net loss per share calculation because their effect in both 2011 and 2010 would be anti-dilutive. These potentially dilutive securities include Series A Preferred Stock, options, warrants and convertible promissory notes (see Notes 10 and 11), and total 31,667,254 shares at December 31, 2011 and 19,271,902 shares at December 31, 2010.

Conversion Options – The Company bifurcates conversion options embedded in financial instruments and accounts for them at fair value when required. The Company has determined that none of its embedded conversion options require bifurcation.

Imputed Interest – A note issued solely for cash equal to its face amount is presumed to earn the stated rate of interest. However, in some cases the parties may also exchange unstated (or stated) rights or privileges, which are given accounting recognition by establishing a note discount or premium account. In such cases, the Company imputes interest when required.

Reverse Acquisition – The Company has accounted for the reverse acquisition discussed above in accordance with ASC 805-40 (Reverse Acquisitions). The 10,000,000 shares of ABHD outstanding immediately prior to the reverse acquisition represent the consideration transferred for the merger.

Recent Accounting Pronouncements

With the exception of those discussed below, there have been no recent accounting pronouncements or changes in accounting pronouncements during the year ended December 31, 2011, that are of significance, or potential significance, to the Company.

In December 2010, the FASB issued authoritative guidance clarifying the determination of the impairment of goodwill and the related calculation of that impairment (“Step 2”) when entities have reporting units with zero or negative carrying amounts. For entities with reporting units with zero or negative carrying values, Step 2 is required if it is more likely than not that a goodwill impairment exits. The adoption of this guidance had no material effect on the Company’s financial statements.

In May 2011, the FASB issued authoritative guidance regarding measurement of fair value and for disclosing information about fair value measurements. Application of the highest and best use and valuation premise concepts are clarified for use in measuring the fair value of nonfinancial assets and are not relevant when measuring the fair value of financial assets or of liabilities. New disclosures should disclose quantitative information about the unobservable inputs used in a fair value measurement that is categorized within Level 3 of the fair value hierarchy. This guidance becomes effective for the Company for fiscal years and interim periods within those years beginning in 2012. The Company does not anticipate adoption of this guidance will have a material effect on the Company’s financial statements.

In September 2011, the FASB issued authoritative guidance providing the option to first assess qualitative factors when testing goodwill for impairment. Entities have the option to first evaluate qualitative factors to determine whether the existence of events or circumstances, that in totality, would be more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative evaluation determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. This guidance becomes effective for the Company for fiscal years and interim periods within those years beginning in 2012. The Company does not anticipate adoption of this guidance will have a material effect on the Company’s financial statements.

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NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. As shown in the consolidated financial statements, the Company has incurred ongoing net losses since inception. These losses, with the associated substantial accumulated deficit, are a direct result of the Company’s product development activities and the costs of introducing its technologies to the market and pursuing market acceptance. In view of these matters, realization of a major portion of the assets in the accompanying consolidated balance sheets is dependent upon continued operations of the Company which in turn is dependent upon the Company’s ability to meet its financing requirements, and the success of its future operations. The Company operates in a new, developing industry with a variety of competitors. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management believes that the Company’s ability to continue as a going concern will be dependent on its ability to raise additional capital and/or generate significant sales growth in the short term. The Company’s ability to achieve these objectives cannot be determined at this time. Management’s plans in regard to these matters are described as follows:

Sales and Marketing. Historically, the Company has selected qualified distributors to represent its products in key geographic markets. The recent economic downturn and other factors have led to a significant contraction in sales revenue as municipalities, the Company’s primary customers, experienced severe budgetary and financial constraints. In an attempt to reinvigorate sales, the Company has redirected its focus on multiple market segments and has revised its go-to-market strategy by disengaging distributors with exclusive geographic territories, in favor of new alliances with larger, market-dominant companies to cover entire market segments such as municipal stormwater, federal facilities and industrial process water. In early 2011, the Company signed its first such distribution agreement with Waste Management, Inc., a company that has a major presence in the public sector market. Under this distribution agreement, market rollout was initiated in three market areas during 2011 and is planned to move into other areas of the country during 2012. The Company is also making efforts to expand into specific foreign markets and new markets addressing treatment of contaminated water.

Financing. To date, the Company has financed its operations primarily with loans from shareholders, private placement financings and sales revenue. During 2011, the Company raised $825,000 in a private offering of common stock, raised $1,722,100 in a series of transactions that allowed the Company to repay or convert to stock approximately $1,350,000 of debt, raised $700,000 in a private offering of convertible promissory notes and raised $4,000,000 in a private offering of secured convertible promissory notes. In February, 2012, the Company received an additional $2,600,000 in the final closing of the private offering of secured convertible promissory notes. Management believes that with continued field validation successes, an improving economy, federal regulatory approval of the Company’s antimicrobial technologies, and new strategic alliances with companies that are dominant in key market sectors, sales revenue can grow rapidly, thus enabling the Company to reverse its negative cash flow and raise additional capital as needed. There is no assurance that the Company can achieve sustainable operations or that additional capital, if needed, will be available on acceptable terms.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustment that might be necessary should the Company be unable to continue as a going concern.

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NOTE 3 - INVENTORIES

Inventories consist of the following at December 31:

	2011	2010
Raw materials	$76,381	$85,711
Work in process	446,538	394,540
Finished goods	106,625	221,791
Reserve for obsolescence	(101,535)	(133,000)
Total	$528,009	$569,042

NOTE 4 - FIXED ASSETS

Fixed assets consist of the following at December 31:

	2011	2010
Furniture and fixtures	$128,093	$128,093
Computer equipment	61,831	58,231
Machinery and equipment	250,986	242,980
Leasehold improvements	19,348	19,348
Total	460,258	448,652
Less accumulated depreciation	(410,773)	(383,138)
Net book value	$49,485	$65,514

Depreciation expense charged to operations during 2011 and 2010 was $27,635 and $27,423, respectively.

NOTE 5 - COMMITMENTS

Capital Leases – As of December 31, 2011 and 2010 the Company had no assets under capital lease.

Operating Leases – The Company leases office and warehouse space, office equipment and an automobile under various noncancelable operating leases that extend through February 2013. Total rental expense charged to operations during the years ended December 31, 2011 and 2010 were $271,906 and $259,944, respectively. Future annual minimum lease payments for the next five years, under noncancelable operating leases with initial or remaining terms of one year or more, as of December 31, 2011, are as follows: 2012: $273,008; and 2013: $29,278; Total: $302,286.

Indemnification Agreements - The Company enters into indemnification provisions under its agreements with officers and directors and companies in its ordinary course of business, typically with business partners, customers, landlords, lenders and lessors. Under these provisions the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2011.

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Other Commitments – The Company has other commitments for consulting fees that extend through 2012 amounting to $90,400. These commitments are cancellable on 15-30 days’ notice.

NOTE 6 - LOANS FROM SHAREHOLDERS

Loans from shareholders at December 31, 2011 and 2010 consist of one and four, respectively, short-term loans made by Directors of the Company to the Company or its subsidiary, ESC with balances of $9,000 and $180,500 respectively. These loans are unsecured and the single loan remaining as of December 31, 2011 was non-interest bearing and “due on demand.”

NOTE 7 - RELATED PARTY TRANSACTIONS

Accounts receivable; related party – represents amounts due from distributors owned by certain ABHD stockholders. Management deems the remaining balance at December 31, 2011, net of reserves taken, to be collectible.

Royalty Agreement – In 2009, the Company entered into a Royalty Agreement (the “Agreement”) with Hydrophix of California (“Hydrophix”), a distributor owned by two stockholders of the Company. The Agreement requires the Company to pay to Hydrophix a royalty equal to 5-10% of revenues generated by AbTech on certain products sold by AbTech, up to a maximum total royalty of $1,086,000. The first $104,665 of royalties due under the Agreement is to be retained by AbTech as payment for outstanding amounts due from Hydrophix. The term of the Agreement is ten years or the date on which total royalty payments reach $1,086,000. As of December 31, 2011, $1,906 of royalties had been earned by Hydrophix and applied under this Agreement to amounts due from Hydrophix. The remaining $102,759 due from Hydrophix, that is to be offset by future royalties payments due under the Agreement, is included in “Prepaids and other current assets” net of a $77,000 reserve.

Due to related party – represents amounts owed to a related company for services provided in the form of office and clerical support, and cash advances. On December 31, 1998, the Company executed a loan document in the amount of $127,353, with an original maturity date of December 31, 2003 (extended to December 31, 2013), with interest accruing at the rate of 5% per annum until the loan is paid in full. In the event of default of principal or interest, the entire unpaid balance, including principal and interest, will be due and payable without notice, with interest accruing at 8% from the date of default.

Convertible Promissory Notes – In 2011, director purchase a Convertible Note and accompanying warrant for 333,333 shares, for $500,000 in the July Offering (see Note 14 – PRIVATE PLACEMENTS). $200,000 of the purchase price was remitted in the form of a non-interest bearing Senior Convertible Promissory Note due from AbTech Industries in the amount of $200,000. In 2011, a Convertible Note held by this director in the principal amount of $100,000 was purchased by another investor and converted with interest into 198,980 shares of Company common stock. Refer to Note 10 – CONVERTIBLE PROMISSORY NOTES for a summary of debt held by related parties at December 31, 2011 and 2010.

Equity- In 2011, the Company granted 16,000 shares of common stock to a director for financial services provided by the director to the company. The shares were valued at $0.42 per shares and recorded as stock issued for services.

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Stock Options – All of the 4,734,300 stock options granted by the Company in 2011 were granted to directors and officers of the company (see Note 11 – STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION).

NOTE 8 – ACCRUED EXPENSES

Accrued expenses consist of the following at December 31:

	2011	2010
Accrued payroll	$62,180	$53,860
Deferred rent	21,941	36,172
Accrued vacation	32,692	26,307
Accrued warranty reserve	5,000	5,000
Other accruals	977	4,218
	$122,790	$125,557

NOTE 9 - INCOME TAXES

There is no current or deferred tax expense for the years ended December 31, 2011 and 2010 due to the Company’s loss position and the full reserve taken on the Company’s deferred tax asset in both years.

A reconciliation of statutory rates is as follows at December 31:

	2011	2010
Statutory Rate	34.0%	34.0%
State income taxes, net of federal income tax benefit	5.0%	5.0%
Reduction in valuation allowance related to net operating loss carry-forwards and change in temporary differences	-39.0%	-39.0%
	0.0%	0.0%

The tax effects of temporary differences that give rise to deferred tax assets (liabilities) are as follows at December 31:

	2011	2010
Deferred tax assets (liabilities):
Net operating loss carryforwards	$10,447,000	9,154,000
Accumulated depreciation	(13,000)	(13,000)
Less valuation allowance	(10,434,000)	(9,141,000)
Net deferred tax assets	$-	-

During the years ended December 31, 2011 and 2010, net deferred tax benefit was approximately $1,293,000 and $520,000, respectively. At December 31, 2011 and 2010, the Company has federal loss carryforwards of approximately $27.9 million and $24.6 million, respectively, and state loss carryforwards of approximately $12.5 million and $9.6 million, respectively, which are available to reduce future taxes, if any. These net operating loss carryforwards expire through 2031 and 2016, respectively. The net change in the total valuation allowance for the years ended December 31, 2011 and 2010 was a net increase of approximately $1,293,000 and $520,000, respectively. Based on the Company’s loss position and projection of future taxable income, management believes that it is more likely than not that the Company will not fully realize the benefit of its net deferred tax assets. Pursuant to Internal Revenue Code Section 382, annual utilization of the Company’s net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% is deemed to occur within any three-year period. The Company believes that the Reverse Acquisition Transaction will not cause any limitation on future utilization of net operating loss carryforwards.

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NOTE 10 – CONVERTIBLE PROMISSORY NOTES

At December 31, 2011 and December 31, 2010 the Company had promissory notes outstanding of $6,372,763 and $5,321,545, respectively, convertible into shares of the Company’s common stock. The conversion rate, interest rate and maturity dates of the notes outstanding at December 31, 2011 are shown in the table below:

Type of Financing	Principal Amount	Interest Rate	Conversion Rate	Maturity Date
Related Party
Junior Convertible Notes	$100,000	0%	$0.50	9/30/2011
Senior Convertible Notes	750,000	0%	$0.70	3/31/2013
Senior Convertible Notes	400,000	0%	$0.70	7/7/2013
Senior Convertible Notes	200,000	0%	$0.70	12/19/2013
Senior Convertible Notes	325,000	0%	$0.70	2/3/2014
Senior Convertible Notes	200,000	0%	$0.70	4/16/2014
Senior Convertible Notes	6,000	0%	$0.70	5/11/2014
ABHD Convertible Notes	500,000	12%	$0.60	4/30/2012
Unamortized discount on ABHD Convertible Notes	(21,319)
Subtotal - related party	2,459,681
Non-related party
Senior Convertible Note	55,000	0%	$0.70	4/8/2014
Senior Convertible Notes	100,000	0%	$0.70	11/25/2014
ABHD Convertible Notes	200,000	12%	$0.60	4/30/2012
Secured ABHD Notes	25,000	12%	$0.70	5/15/2012
Secured ABHD Notes	25,000	12%	$0.70	5/18/2012
Secured ABHD Notes	50,000	12%	$0.70	5/22/2012
Secured ABHD Notes	550,000	12%	$0.70	6/3/2012
Secured ABHD Notes	675,000	12%	$0.70	6/19/2012
Secured ABHD Notes	650,000	12%	$0.70	7/24/2012
Secured ABHD Notes	1,645,000	12%	$0.70	8/18/2012
Secured ABHD Notes	380,000	12%	$0.70	8/24/2012
Unamortized discount on Secured ABHD Notes	(441,918)
Subtotal - non-related party	3,913,082
Total	$6,372,763

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The conversion rate (stated in terms of the conversion rate into shares of ABHD common stock), interest rate and maturity dates of the notes outstanding at December 31, 2010 are shown in the table below:

Type of Financing	Principal Amount	Interest Rate	Conversion Rate	Maturity Date
Related Party
Junior Convertible Notes	$1,156,000	0%	$0.50	9/30/2011
Senior Convertible Notes	750,000	0%	$0.70	3/31/2013
Senior Convertible Notes	400,000	0%	$0.70	7/7/2013
Senior Convertible Notes	200,001	0%	$0.70	8/27/2013
Senior Convertible Notes	200,000	0%	$0.70	12/19/2013
Senior Convertible Notes	325,000	0%	$0.70	2/3/2014
Senior Convertible Notes	200,000	0%	$0.70	4/16/2014
Senior Convertible Notes	6,000	0%	$0.70	5/11/2014
Senior Convertible Notes	500,000	12%	$0.70	6/26/2014
Subtotal - related party	3,737,001
Non-related party
Senior Convertible Notes	100,000	0%	$0.70	10/3/2013
Senior Convertible Notes	100,000	0%	$0.70	1/8/2014
Senior Convertible Notes	50,000	0%	$0.70	10/3/2013
Senior Convertible Note	55,000	0%	$0.70	4/8/2014
Senior Convertible Note	100,000	0%	$0.70	5/8/2014
Senior Convertible Notes	50,000	0%	$0.70	6/12/2014
Senior Convertible Notes	50,000	0%	$0.70	11/5/2014
Senior Convertible Notes	100,000	0%	$0.70	11/25/2014
Senior Convertible Note	100,000	0%	$0.70	2/5/2015
Senior Convertible Notes	185,000	0%	$0.70	2/9/2015
Senior Convertible Note	25,000	0%	$0.70	2/12/15
Senior Convertible Note	300,000	0%	$0.70	4/13/15
Senior Convertible Note	125,865	0%	$0.70	7/15/15
Senior Convertible Note	35,000	0%	$0.70	9/10/15
Promissory Note	83,679	12%	$0.70	8/2/10
Promissory Note	100,000	12%	$0.70	8/26/10
Promissory Note	25,000	12%	$0.70	5/2/11
Subtotal - non-related party	1,584,544
Total	$5,321,545

The terms of the various types of convertible notes included in the tables above are described as follows:

Junior Convertible Notes and Senior Convertible Notes – These notes are convertible into shares of AbTech Series A preferred stock and, consequently, into shares of ABHD common stock. The conversion rate shown in the table above reflects the rate at which the notes could be converted into shares of ABHD common stock. The notes are due in full at maturity but may be prepaid at any time prior to the maturity date with proper notice to the note holder. In the event of liquidation of AbTech, the Senior Convertible Notes have priority in right of payment over the Junior Convertible Notes. Additionally, holders of Senior Convertible Notes have priority over any amounts due stockholders of AbTech, regardless of the form of payment which may be due. Two notes included in the table above have maturity dates prior to December 31, 2011; however, each of the note holders has indicated their intention to convert the notes in accordance with their terms in 2012.

ABHD Convertible Notes – These notes were issued as part of the July Offering (see Note 14 - PRIVATE PLACEMENTS).

Secured ABHD Convertible Notes – These notes were issued in the September Offering (see Note 14 - PRIVATE PLACEMENTS).

Aggregate maturities of debt obligations commencing in 2012 are:

2012	2013	2014	Total
$4,800,000	$1,350,000	$686,000	$6,836,000

F-18

NOTE 11 – STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION

Stock Options

The Company grants stock options to officers, directors, employees and consultants under stock plans.

AbTech’s 2007 Stock Plan - Prior to the Merger with ABHD, AbTech issued stock options under a plan (the “2007 Stock Plan”) that allowed up to 15% of the capital stock outstanding of AbTech to be available for awards granted under the plan. Options granted under the plan expire on the earlier of the stated expiration date or, in the case of incentive stock options, ninety days after the date employment ends or, in the case of non-statutory options, 30 days after the optionee ceases to be a service provider to the Company. The stated expiration dates occur between 2012 and 2020. Stock options were granted at the fair market value of the common stock as determined by the Board of Directors on the date of grant and are exercisable subject to vesting provisions and performance objectives. All outstanding stock options granted by AbTech outstanding as of the date of the reverse acquisition transaction with ABHD automatically convert into options for the purchase of shares of ABHD common stock at the rate of 5.32 shares of ABHD stock for each share of AbTech stock. ABHD will issue new authorized shares for the AbTech stock options exercised after February 10, 2011, the date of the Merger.

ABHD’s 2012 Incentive Stock Plan – In December 2011, the Board of Directors of ABHD approved the 2012 Incentive Stock Plan (the “2012 Plan”), which allows for up to 9,000,000 shares of common stock awards to be granted during the term of the plan. The exercise price of options granted under the 2012 Plan is determined by the 2012 Plan Committee and may not be less than 100% of the fair market value of the common stock of ABHD on the grant date. Options expire not more than 10 years from the date of grant. Options granted under the plan have a minimum vesting period of one year from the date of grant.

For the years ended December 31, 2011 and 2010, compensation expense of $77,532 and $163,420, respectively, for stock options accounted for under ASC 718 is included in Selling, general and administrative expense in the consolidated statements of operations. There was no related tax benefit recognized due to the Company’s loss position. At December 31, 2011, the Company had approximately $1,338,963 of total unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 1.7 years. No cash was received from the exercise of stock options during 2011 or 2010.

Compensation expense was determined from the estimates of fair values of stock options granted using the Black-Scholes option pricing model. The following table summarizes the weighted average of fair value and the significant assumptions used in applying the Black-Scholes model for options granted in 2011 and 2010:

	2011	2010
Weighted average of fair value for options granted
AbTech Options	$-	$0.90
ABHD Options	0.27	0.12

Weighted average assumptions used:
Expected dividend yield	0.0%	0.0%
Expected volatility	81.5%	13.0-15.0%
Risk-free interest rate	1.9%	2.1%
Expected life (in years)	5.0	8.7

F-19

The assumptions for expected dividend yield, expected volatility and expected term reflect management’s judgment and include consideration of historical experience. Expected volatility is based on historical volatility of the Company’s shares and the historical volatility of public companies or mutual funds operating in similar markets. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

The Company’s stock option activity for the years ending December 31, 2011 and 2010 is summarized below (all share amounts for option granted by AbTech have been restated to give effect to the merger exchange ratio and reflect the equivalent number of ABHD shares):

AbTech Options

	Number of AbTech Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Term
Balance at December 31, 2009	4,152,551	$0.70	4.97
Granted	3,306,069	0.70
Exercised	-	-
Forfeited or expired	(2,129,513)	0.70
Outstanding at December 31, 2010	5,329,107	0.70	6.56
Forfeited or expired	(2,629,949)	0.70
Outstanding at December 31, 2011	2,699,158	$0.70	3.45

As of December 31, 2011, there were 2,699,158 stock options outstanding and exercisable with a weighted average remaining life of 3.45 years and an intrinsic value of $0.

ABHD Options

	Number of ABHD Shares Under Option		Weighted Average Exercise Price	Weighted Average Remaining Term
Balance at December 31, 2009	-		$-	-
Granted	640,000	(1)	0.55
Outstanding at December 31, 2010	640,000		0.55	4.86
Granted	4,734,300		0.42
Outstanding at December 31, 2011	5,374,300		$0.44	9.58

(1)	These options were previously excluded, however, the exclusion had no effect on the consolidated statement of operations as the options did not begin to vest until 2011.

As of December 31, 2011, there were 5,374,300 stock options outstanding with a weighted average remaining life of 9.6 years and an intrinsic value of $0. As of December 31, 2011, there were approximately 320,000 options exercisable with a weighted average remaining life of 3.86 years and an intrinsic value of $0. Of the non-exercisable stock options outstanding at December 31, 2011, 3,865,000 stock options vest over time between 2012 and 2015 and 1,189,300 stock options vest only upon the Company achieving specific performance objectives in 2011.

F-20

The following table summarizes the activity of the shares and weighted-average grant date fair value of the Company’s non-vested common stock options during the years ending December 31, 2011 and 2010:

	Non-vested AbTech Shares		Non-vested ABHD Shares
	Number of Shares	Weighted- average grant date fair value	Number of Shares	Weighted -average grant date fair value
Non-vested at December 31, 2009	1,426,769	$0.28	-
Granted	3,306,069	0.17	640,000	$0.12
Vested	(990,218)	0.17	-
Forfeited or expired	(1,240,442)	0.27	-
Non-vested at December 31, 2010	2,502,178	0.18	640,000	$0.12
Granted	-		4,734,300	$0.27
Vested	(399,284)	0.10	(320,000)	$0.12
Forfeited or expired	(2,102,894)	0.20	-
Non-vested at December 31, 2011	-	$-	5,054,300	$0.27

Common stock

In conjunction with the Merger that occurred in February 2011, the Company sold 2,320,000 shares of common stock for $2,320,000 of cash, of this amount 1,495,000 shares were issued during 2010 and 825,000 shares were issued during 2011 (see Note 12 - REVERSE ACQUISITION TRANSACTION).

During 2011, the Company issued 449,931 shares of common stock to five entities for services rendered to the Company during the year. These shares were valued at the closing market price of the Company’s common stock on the measurement date in accordance with the provisions of ASC 505-50-30. The resulting expense of $320,533 is included in Selling, general and administrative expense in the consolidated statements of operations.

Warrants

In 2011 the Company issued the following warrants:

•	Thirty investors participating in the September Private Placement (see Note 14 - PRIVATE PLACEMENTS) received warrants to purchase 2,666,667 shares of ABHD common stock. In addition, the placement agent received warrants to purchase 533,333 shares of ABHD common stock.
•	Three individuals participating in the July Offering (see Note 14 - PRIVATE PLACEMENTS) received warrants to purchase 466,666 shares of ABHD common stock.
•	Two individuals received warrants to purchase 530,000 shares of ABHD common stock as compensation for consulting services provided to the Company. These warrants have an exercise price of $0.50 per share. One warrant for 30,000 shares expires on July 23, 2013 and the other warrant for 500,000 shares expires on February 28, 2014. Compensation expense related to these warrants of $58,014 was included in Selling, general and administrative expense in the consolidated statements of operations.

In 2010 the Company issued the following warrants (all share amounts for warrants granted by AbTech have been restated to give effect to the merger exchange ratio and reflect the equivalent number of ABHD shares:

•	Four individuals received warrants to purchase 692,092 shares of ABHD common stock as compensation for consulting services provided to the Company. Warrants for 638,854 shares have an exercise price of $0.80 per share and are exercisable at any time prior to January 11, 2015. Warrants for 53,238 shares have an exercise price of $0.70 per share and are exercisable at any time prior to April 17, 2015. Compensation expense related to these warrants of $68,024 was included in Selling, general and administrative expense in the consolidated statements of operations.

F-21

•	One individual received a warrant to purchase 58,205 shares of ABHD common stock with an exercise price of $0.70 per share as a finder’s fee in conjunction with raising capital. The warrants are exercisable at any time prior to April 7, 2015 and April 30, 2015, respectively. Compensation expense related to this warrant of $7,821 was included in Other income (expense) in the consolidated statements of operations.

A summary of common stock warrants outstanding at December 31 is as follows:

	AbTech Warrants		ABHD Warrants
	Number of Warrants	Weighted- average Exercise Price	Number of Warrants	Weighted- average Exercise Price
Outstanding at December 31, 2009	4,422,877	$0.79	-	$-
Granted	750,297	0.79	-	-
Exercised	-	-	-	-
Forfeited or expired	(106,476)	0.70	-	-
Outstanding at December 31, 2010	5,066,698	0.79	-	-
Granted	-	-	4,196,666	.59
Exercised	-	-	-	-
Forfeited or expired	(3,306,069)	0.80	-	-
Outstanding at December 31, 2011	1,760,629	$0.77	4,196,666	$.59

The 1,760,629 exercisable AbTech warrants outstanding at December 31, 2011 expire at various dates through 2015 and have a weighted average remaining life of 2.5 years.

The 4,196,666 exercisable ABHD warrants outstanding at December 31, 2011 expire at various dates through 2016 and have a weighted average remaining life of 4.5 years.

AbTech Series A Convertible Preferred Stock

AbTech has designated 3,500,000 of its 5,000,000 authorized preferred shares as Series A Convertible Preferred Stock (“Series A Stock”) and has 1,439,614 of such shares issued and outstanding at December 31, 2011. These shares represent the non-controlling interest in the Company’s subsidiary as shown on the Consolidated Balance Sheets and Consolidated Statements of Operations. Series A Stock has a par value of $0.01 and no liquidation or dividend preferences.

The holders of Series A Stock may at any time elect to convert any or all such shares into common shares of the Company at a conversion rate initially set at one share of common stock for each share of Series A Stock, subject to certain anti-dilution adjustments that protect Series A Stockholders if the Company issues new shares at less than $3.75 per share. The Series A Stock will automatically convert into common shares upon either (a) the closing of a firm underwritten public offering, (b) subsequent listing on the New York Stock Exchange or the NASDAQ Global Market, or (c) upon the sale or transfer of substantially all the assets or the consolidation or merger with an entity solely for cash or solely for cash and securities listed on the New York Stock Exchange or the NASDAQ Global Market.

While Series A Stockholders have no voting rights as ABHD stockholders, they do have specific rights pertaining to the governance of AbTech, ABHD’s subsidiary. As long as Series A Stockholders hold, on a converted basis, at least 8% of the Common Stock of the Company, they will be granted a pre-emptive right to maintain their respective ownership percentages, as determined on a fully-diluted basis, in subsequent sales of Common Stock or Common Stock Equivalents conducted by the Company. Series A Stockholders have a right to designate up to three Directors to the Board of Directors (Series A Directors) and the Series A Directors are entitled to choose at least one member of the Audit Committee and one Member of the Compensation Committee. Corporate governance provisions were also modified to require various levels of supermajority approval by the Board for specific, major actions taken by the Company. For some actions, approval of 2/3rds of the Series A Directors is required.

F-22

Common shares reserved for future issuance

As of December 31, 2011, ABHD common shares reserved for future issuance were as follows (all shares are stated in ABHD share equivalent):

Conversion of convertible AbTech preferred stock	7,664,193
Shares issuable upon conversion of debt	9,972,309
Stock options outstanding	8,073,458
Warrants to purchase common stock	5,957,294
31,667,254

NOTE 12 – REVERSE ACQUISITION TRANSACTION

On February 10, 2011, ABHD closed a reverse acquisition transaction (the “Merger”) with its wholly-owned subsidiary, Abtech Merger Sub, Inc., and AbTech pursuant to an Agreement and Plan of Merger dated July 17, 2010. As a result of the Merger, ABHD acquired all of the issued and outstanding common stock of AbTech in exchange for the common stockholders of AbTech (including Series A preferred stockholders and holders of convertible debt with rights to convert their holdings into shares of AbTech common stock) acquiring an approximate 78% ownership interest in ABHD. In addition, AbTech became the “Surviving Corporation” a majority-owned subsidiary of ABHD, and ABHD acquired the business and operations of AbTech.

•	Issuance of Common Stock – At the closing of the Merger, ABHD issued 32,009,801 shares of its common stock to the stockholders of AbTech in exchange for 100% of the issued and outstanding common stock of AbTech. Immediately prior to the Merger, ABHD had 10,000,000 shares of common stock issued and outstanding, excluding the shares issued as part of a $3 million funding required by the Merger Agreement. $1,645,000 of the $3 million funding was received by ABHD prior to closing ($150,000 of the $1,645,000 was received after December 31, 2010). The financier issued a promissory note (the “Note”) to ABHD for the $1,355,000 balance of the financing commitment which was to be funded in cash after the Merger closing. The Note was secured by a total of 1,145,000 shares of ABHD common stock pledged by the financier (the “Collateral”). ABHD elected to hold the Note as a funding commitment only and did not record the Note or issue any shares in exchange for the Note. Subsequent to the date of the merger ABHD received $675,000 of the remaining $1,355,000 due on the Note. Of the 675,000 common shares due to investors for these payments, the Company issued 500,000 shares and held the remaining 175,000 shares as additional collateral for the Note. In May of 2011, the financier defaulted on the $680,000 balance due on the Note, released 509,300 shares of the Collateral and relinquished its rights to the 175,000 shares of additional collateral held by the Company.
•	Conversion of AbTech’s Preferred Stock – At the effectiveness of the Merger, 1,439,614 shares of Series A Preferred Stock (“Preferred Stock”) of AbTech outstanding immediately prior to the Merger were converted into 1,439,614 shares of preferred stock of Surviving Corporation (i.e. AbTech, post-Merger). The privileges, rights, and preferences of the Preferred Stock were not affected or altered by such conversion. Accordingly, the Preferred Stock may be converted at any time into common shares of AbTech as the Surviving Corporation and subsequently such common shares of the Surviving Corporation will be exchanged for shares of the common stock of ABHD at the same exchange rate in effect for common shares of AbTech at the date of the Merger (the “Merger Consideration”). The Preferred Stock outstanding as of December 31, 2010, is listed separately on the Consolidated Balance Sheet as of December 31, 2010. The Preferred Stock that converted to ABHD common stock at the Merger or subsequent to the Merger, is included in common stock in the Consolidated Balance Sheet as of December 31, 2011. The preferred stockholders that elected to not convert and exchange their shares for ABHD common shares, represent the non-controlling interest shown on the Consolidated Balance Sheet as of December 31, 2011.

F-23

•	Conversion of AbTech’s Warrants – At the effectiveness of the Merger, 480,266 warrants to purchase AbTech common stock outstanding immediately prior to the Merger were converted into warrants to purchase 2,557,153 shares of common stock of ABHD. At the effective time of the Merger, 471,444 warrants to purchase AbTech Preferred Stock outstanding immediately prior to the Merger were converted into warrants to purchase 471,444 shares of preferred stock of the AbTech as the Surviving Corporation. The aggregate exercise price and other terms of such warrants were not affected or altered by such conversion and, upon exercise of any such warrants, the shares of preferred stock received upon such exercise would be convertible at any time for common shares of AbTech, whereupon such common shares would be exchanged for the Merger Consideration.
•	Conversion of AbTech’s Options – At the effectiveness of the Merger, options to purchase 992,000 shares of AbTech common stock outstanding immediately prior to the Merger were converted into options to purchase 5,281,855 shares of common stock of ABHD. The aggregate exercise price and other terms of such options were not affected or altered by such conversion.
•	Conversion of AbTech‘s Convertible Debt – As of the closing of the Merger, $3,980,666 of outstanding notes of the Company that were convertible into Preferred Stock of AbTech prior to the Merger were retained by the holders and $1,349,291 of such notes were converted into 1,919,320 shares of common stock of ABHD. The notes retained by the holders may be converted into shares of ABHD stock at the same rate as if they had been converted at the time of the merger.

NOTE 13 – DEBT REPAYMENT

In March 2011, the Company initiated an offering to raise funds to repay approximately $1,960,000 of existing debt obligations of AbTech that were then due or would become due during 2011 (the “Targeted Notes”). Investors in the offering (“New Investors”) were given the option to either purchase a portion of the Targeted Notes and convert it immediately to ABHD common stock, or buy new convertible notes from ABHD (the “New Notes”) that would convert to ABHD common stock. The intended objective was to complete the transactions with the same net effect as if all the Targeted Notes were converted by their terms to ABHD common stock. Accordingly, the conversion rate given New Investors for conversion of either the purchased Targeted Notes or the New Notes was a blended rate of approximately $0.57 per share. The Company received $747,100 from New Investors interested in purchasing Targeted Notes. These funds were forwarded to the Targeted Note Holders to purchase the Targeted Notes. The New Investors subsequently converted the purchased Targeted Notes to 1,320,454 shares of ABHD common stock.

In addition, during the nine months ended September 30, 2011, the Company received $975,000 from New Investors interested in buying New Notes. From these proceeds the Company repaid approximately $604,100 of outstanding debt and used the balance of the funds for operating capital. The New Notes were all automatically converted to shares of ABHD common stock resulting in the issuance of 1,723,255 shares of common stock by the Company.

F-24

Due to the beneficial conversion feature implied in these transactions, at the time of each investment by a New Investor the applicable Targeted Notes or New Notes were discounted by the lesser of: (i) the intrinsic value of the beneficial conversion feature, or (ii) the proceeds realized from the New Investor. These discounts aggregated $1,620,955 and were charged to additional paid in capital and interest expense. The Targeted Notes that were purchased by New Investors and the New Notes issued to New Investors were converted by the New Investors into shares of ABHD common stock during the second quarter of 2011 and upon such conversion the discounts were charged to income as interest expense.

NOTE 14 – PRIVATE PLACEMENTS

Private Placement in July 2011

In July 2011, the Company sold $700,000 of Convertible Promissory Notes (the “July Offering”). The Convertible Promissory Notes (the “Notes”) bear interest at a rate of twelve percent (12%) per annum from the closing date through April 30, 2012; fifteen percent (15%) per annum from May 1, 2012 through July 31, 2012 and eighteen percent (18%) per annum for any period after July 30, 2012 that the Note remains outstanding. All interest accrued on the Notes will be due and payable at maturity. Any Notes outstanding on November 1, 2012 will be redeemed in cash equal to the face amount plus any unpaid accrued interest thereon. In the event of a Qualified Financing by the Company, as defined below, each subscriber in the Offering will have the option to (i) convert their Note into the securities purchased by investors in a Qualified Financing at a 20% discount to the price paid by investors in the Qualified Financing; or (ii) tender their Note to the Company for immediate repayment of principal and accrued and unpaid interest. A “Qualified Financing” is defined as the sale for cash by the Company of debt or equity securities generating aggregate gross proceeds of at least US $5,000,000 (including the proceeds from any converting Notes). In the event that the Company does not close a Qualified Financing on or prior to November 1, 2012, the Note holder shall have the option to convert the Note into shares of Company common stock at a conversion price equal to $0.60 per share (the “Conversion Price”). The Company may, at any time on ten business days’ notice, repurchase any or all outstanding Notes in cash for the face amount of such Notes, plus any unpaid, accrued interest thereon. Upon such notice from the Company, Note holders will have 5 days to either convert the Notes in accordance with their terms or accept the cash repurchase price from the Company.

Each subscriber in the July Offering also received a warrant for the purchase of the number of shares of the Company’s common stock equal to forty percent (40%) of the amount invested divided by the Conversion Price. In the event a Note remains outstanding as of April 30, 2012, the Note holder will receive an additional warrant for 10% of the principal amount of the Note outstanding at that date divided by the Conversion Price. In the event the Note remains outstanding as of July 31, 2012, the Note holder will receive an additional warrant for 10% of the principal amount of the Note outstanding at that date divided by the Conversion Price. The warrants will have an exercise price equal to the Conversion Price and a five year term.

Private Placement in September 2011

From September 19 through December 31, 2011, the Company sold $4,000,000 of Secured Convertible Promissory Notes (the “September Offering”). The Secured Convertible Promissory Notes (the “Secured Notes”) bear interest at a rate of twelve percent (12%) per annum and are due and payable in full on the nine (9) month anniversary of issuance (the “Original Maturity Date”). The Company may extend the maturity date by an additional ninety (90) day period (the “First Extension Option”), during which period the interest rate will increase to fifteen percent (15%) per annum on the unpaid principal of the Secured Note. The Company may also extend the maturity date by a second additional 90 day period (the “Second Extension Option”) during which period the interest rate shall increase to eighteen percent (18%) per annum on the unpaid principal of the Secured Note. All interest accrued on the Secured Notes through the Original Maturity Date will be payable by the Company on the Original Maturity Date in cash or in-kind, at the option of the payee. For all periods after the Original Maturity Date, all accrued interest will be payable quarterly in cash by the Company. The Secured Notes may be converted into shares of common stock of the Company at any time prior to a Qualified Financing at the conversion rate of $0.70 per share (the “Conversion Price”). However, if the Company at any time while a Secured Note is outstanding, issues any debt or equity securities (with certain exceptions) entitling investors to subscribe for, purchase, or convert such securities into shares of Company common stock at a price per share less than the Conversion Price (the “New Securities Issuance Price”) then the Conversion Price for such outstanding Secured Notes shall be reduced effective concurrently with such issuance to the New Securities Issuance Price.

F-25

In the event of a Qualified Financing by the Company, as defined above, each subscriber in the September Offering will have the option to (i) convert their Secured Note into the securities purchased by investors in a Qualified Financing at a 20% discount to the price paid by investors in the Qualified Financing; or (ii) tender their Secured Note to the Company for immediate repayment of principal and accrued and unpaid interest. The Secured Notes may be prepaid in whole or in part without the prior written consent of the payee at any time following not less than ten (10) days prior written notice to the subscriber notifying the subscriber of the Company’s decision to prepay the Secured Notes.

The Secured Notes are secured by all of the Company’s right, title and interest in, to and under all personal property and other assets of the Company (the certain exceptions to allow for potential financing arrangements for accounts receivable and inventory) pursuant to a Security Agreement entered into by the Company.

Each subscriber in the September Offering also received a warrant for the purchase of the number of shares of Company common stock equal to forty percent (40%) of the number of shares of common stock into which the Secured Notes are convertible on the closing date of the Qualified Financing. In the event a Secured Note remains outstanding beyond the Original Maturity Date, the Secured Note holder will receive an additional warrant for 10% of the principal amount of the Secured Note outstanding at that date divided by the Conversion Price. The number of warrant shares that the Payee will be entitled to under the terms of the warrant issued by the Company to subscribers in connection with the September Offering shall be increased by ten percent (10%) for each Extension Option exercised by the Company. The warrants will have an initial exercise price equal to the exercise price of the warrants purchased by investors in the Qualified Financing. In the event the Holder elects to exercise the warrant prior to the consummation of a Qualified Financing, the number of shares exercisable will be based on an assumed conversion price of $0.60 per share (the “Assumed Conversion Price”) and the exercise price will be $0.60 per share (the “Base Exercise Price”). However, in the event that the Company issues shares of common stock or common stock equivalents (with certain exceptions) at any time after the issuance of the warrant and prior to a Qualified Financing at a price per share less than the Base Exercise Price (the “New Securities Exercise Price”) then the Base Exercise Price and the Assumed Conversion Price shall each be reduced effective concurrently with such issuance to the New Securities Exercise Price. Each warrant will be exercisable for a five (5) year period.

The Notes issued in connection with the July Offering and the Secured Notes issued in connection with the September Offering have been discounted by the value of the detachable warrants issued with the Notes and the Secured Notes. The value of the warrants was bifurcated from the value of the Notes and shown separately as warrant liability because of certain down-round price protection features of the warrants. The warrant liability value is revalued at each reporting period. The value of the warrants was estimated by applying the Black Scholes model and amounted to $622,895. This corresponding note discount is amortized over the life of the Secured Notes using the effective interest method. The amount of the discount amortized and charged to interest as of December 31, 2011 was $159,657. The estimated value of the warrants upon grant is $741,028 and the estimated value of the warrant liability at December 31, 2011 is $498,976 (see Note 15 – FAIR VALUE OF FINANCIAL INSTRUMENTS).

F-26

The Company paid the Placement Agent engaged in connection with the September Offering a cash placement fee equal to eight percent (8%) of the aggregate purchase price paid by each investor. This fee amounted to $320,000 for the $4,000,000 received through December 31, 2011. The placement agent will also receive a cash fee equal to four percent (4%) of all amounts received by the Company in connection with the exercise by investors of any warrants received by investors in connection with the September Offering. In addition to the placement agent fee, the Company will issue to the placement agent warrants to purchase a number of shares of the Company’s common stock obtained by dividing eight percent (8%) of the gross proceeds from the sale of securities by the conversion price of the Secured Notes (the “PA Warrants”). The PA Warrants issued in connection with the September Offering will have an exercise price per share equal to the conversion price of the Secured Notes. The PA Warrants will expire five years from the date of issuance and will be in the same form as the securities sold in the September Offering, except that the PA Warrants will include a “net issuance” cashless exercise feature. As of December 31, 2011, PA Warrants for 533,333 shares of common stock were due to the placement agent. The value of these warrants was estimated by applying the Black Scholes model and amounted to $118,133, upon grant. The balance was recorded as a deferred financing charge and its estimated fair value at December 31, 2011 is included in the warrant liability at December 31, 2011.

NOTE 15 –FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, convertible notes payable, notes payable and warrant liability. It is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values based on their short maturities or for long-term debt based on borrowing rates currently available to the Company for loans with similar terms and maturities. Gains and losses recognized on changes in fair value of financial instruments are reported in other income (expense) as gain (loss) on change in fair value. The Company estimates the fair value of level 3 inputs using the Black-Scholes valuation model using historical volatility as the method to estimate expected volatility. At December 31, 2011, the Company had no financial instruments outstanding that were estimated using level 1 or level 2 inputs. The Company’s warrant liability was estimated using Level 3 inputs as shown in the reconciliation table below for the year ended December 31, 2011.

Fair value measurements using significant unobservable inputs (Level 3)
Description	Warrant Liability
Beginning balance, December 31, 2010	-
Purchases, issuance and settlements	$741,028
Total (gains) or losses	(242,052)
Transfers in or out of Level 3	-
Ending balance, December 31, 2011	$498,976

The Company used the following assumptions to estimate the fair value of the warrant liability at December 31, 2011:

Expected volatility	81.45%
Expected dividend yield	0%
Expected term	2.3-2.5 years
Risk-free interest rate	.83%

F-27

The Company has determined that the Black-Scholes model used to calculate the fair value of the warrant liability provides a reasonable estimate at such value considering the terms of the warrants, and the unlikelihood of events occurring that would create valuation complexities requiring a more robust analysis by valuation experts.

NOTE 16 – LITIGATION, CLAIMS AND ASSESSMENTS

The Company experiences routine litigation in the normal course of its business. The Company is not aware of any pending or threatened litigation that would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

NOTE 17 – SUBSEQUENT EVENTS

In February, 2012, the Company sold an additional $2,600,000 of Secured Notes and warrants in the final closing of the September Offering (see NOTE 14 – PRIVATE PLACEMENTS), bringing the total amount raised in the September Offering to $6,600,000.

In February, 2012, two stockholders holding a total of 206,667 shares of AbTech Industries Series A Preferred Stock elected to convert such shares into 1,321,908 shares of ABHD common stock in accordance with the terms of the Merger Agreement (see Note 12 – REVERSE ACQUISITION TRANSACTION).

NOTE 18 – REVISED RETROACTIVE RESTATEMENT OF STOCKHOLDERS’ DEFICIENCY TO REFLECT THE MERGER TRANSACTION

Subsequent to the issuance of the 2011 audited consolidated financial statements, the Company concluded that the retroactive restatement of stockholders’ deficiency and other disclosures to reflect the reverse merger that took place during 2011 should be revised as follows:

a)	The 10,000,000 shares of ABHD common stock that were outstanding prior to the Merger are now shown as having been issued in 2011 to effect the reverse merger rather than being issued and outstanding prior to the date of the Merger.
b)	The preferred stock of Abtech Industries that was outstanding prior to the Merger is now shown as a separate component of stockholders’ deficiency as of December 31, 2010. Previously, these preferred shares had been retroactively reflected prior to the date of the Merger as if converted into ABHD common stock. Shares of preferred stock that converted to ABHD common stock at the time of the Merger are now reflected as having converted during 2011 and the shares of preferred stock that did not convert at the time of the Merger are shown as the non-controlling interest.
c)	Because the Merger is being treated as a reverse recapitalization rather than a business combination, there should not be any goodwill recorded as part of the transaction. Accordingly, the Company has eliminated the goodwill of $10,000 that was previously shown on the balance sheet after the Merger.
d)	In Notes 10 and 11, the number of shares, exercise prices and conversion rate for the options, warrants and convertible debt of AbTech Industries have been restated using the merger exchange ratio to their equivalent shares of ABHD common stock.

As a consequence of these changes, the basic and diluted loss per common share for the year ended December 31, 2010 changed from $(0.06) per share to $(0.10) per share. There was no change to the basic and diluted loss per common share for the year ended December 31, 2011. There was no change to the net loss reported for either year.

F-28

Interim Condensed Consolidated Financial Statements

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012 (Unaudited)	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$3,577,436	$1,386,502
Accounts receivable – trade, net	213,108	108,170
Accounts receivable – related party, net	-	2,032
Inventories, net	413,155	528,009
Deferred charges, net	77,778	439,203
Prepaid expenses and other current assets	56,263	37,988
Total current assets	4,337,740	2,501,904

Fixed assets, net	74,006	49,485
Security deposits	33,940	17,977
Deferred charges, net	7,424	15,020
Total assets	$4,453,110	$2,584,386

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities
Accounts payable	$342,796	$483,879
Accounts payable – related party	29,813	29,703
Loans from shareholders	9,000	9,000
Convertible promissory notes, net of discounts	4,075,759	3,758,082
Convertible promissory notes– related party, net of discounts	500,000	578,681
Capital lease obligation – current portion	3,679	-
Customer deposits	41,724	38,505
Accrued interest payable	358,507	126,232
Accrued expenses	141,132	122,790
Total current liabilities	5,502,410	5,146,872

Due to related party	97,571	101,524
Convertible promissory notes	121,000	155,000
Convertible promissory notes– related party	1,710,000	1,881,000
Capital lease obligation – noncurrent portion	7,921	-
Warrant liability	2,652,234	498,976
Total liabilities	10,091,136	7,783,372

Commitments and contingencies

Stockholders’ deficiency
Common stock, $0.001 par value; 300,000,000 authorized shares; 57,491,386 and 47,160,435 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	57,492	47,160
Additional paid-in capital	32,802,031	24,651,344
Non-controlling interest	(2,111,230)	(1,674,105)
Accumulated deficit	(36,386,319)	(28,223,385)
Total stockholders’ deficiency	(5,638,026)	(5,198,986)
Total liabilities and stockholders’ deficiency	$4,453,110	$2,584,386

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-29

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended September 30		Nine Months ended September 30
	2012	2011	2012	2011

Net revenues	$81,208	$124,608	$561,000	$268,619

Cost of revenues	69,327	108,874	379,606	310,333
Gross profit (loss)	11,881	15,734	181,394	(41,714)

Operating expenses
Selling, general and administrative	1,038,372	736,844	3,268,476	2,090,123
Research and development	176,559	184,117	600,249	445,120
Total operating expenses	1,214,931	920,961	3,868,725	2,535,243

Operating loss	(1,203,050)	(905,227)	(3,687,331)	(2,576,957)

Other income (expense)
Interest expense	(1,480,123)	(57,127)	(3,706,958)	(1,711,964)
Gain on extinguishment of debt	-	115,000	-	115,000
Gain (loss) on valuation of warrant liability	(553,536)	-	(1,232,291)	-
Other income (expense)	25,421	1	26,521	90
Total other income (expense), net	(2,008,238)	57,874	(4,912,728)	(1,596,874)

Net loss before income taxes	(3,211,288)	(847,353)	(8,600,059)	(4,173,831)

Provision for income taxes	-	-	-	-

Net loss	(3,211,288)	(847,353)	(8,600,059)	(4,173,831)

Net loss attributable to non-controlling interest	(172,289)	(116,469)	(437,125)	(365,173)

Net loss attributable to controlling interest	$(3,038,999)	$(730,884)	$(8,162,934)	$(3,808,658)

Basic and diluted loss per common share	$(0.06)	$(0.02)	$(0.17)	$(0.09)

Basic and diluted weighted average number of shares outstanding	51,481,822	47,112,637	49,381,008	43,194,804

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-30

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30,

	2012	2011
Operating Activities
Net loss	$(8,600,059)	$(4,173,831)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	17,711	35,544
Common stock issued for services rendered	240,000	14,700
Stock-based compensation expense	297,247	223,801
Preferred stock of subsidiary issued for interest on notes payable	-	20,784
Interest related to beneficial conversion feature	971,514	1,620,955
Income from forgiveness of debt	-	(115,000)
Note discount for warrants amortized as interest	1,243,812	16,212
Deferred charges expensed as interest	867,053	7,847
Loss on change in fair value of warrant liability	1,232,291	-
Other	-	19,251
Changes in operating assets and liabilities:
Accounts receivable	(102,906)	(57,248)
Inventories	114,854	2,366
Prepaid expenses and other current assets	(18,275)	(58,713)
Security deposits	(15,963)	-
Deferred charges	(258,181)	(182,532)
Accounts payable	(140,973)	190,538
Customer deposits	3,219	434
Accrued interest payable	360,496	(10,804)
Accrued expenses	18,342	76,359
Net cash used in operating activities	(3,769,818)	(2,369,337)

Investing Activities
Purchases of fixed assets	(30,632)	(5,698)
Net cash used in investing activities	(30,632)	(5,698)

Financing Activities
Proceeds from sales of common stock and warrants	3,450,337	825,000
Proceeds from exercise of warrants	220,000	-
Repayment of borrowings	(275,000)	(1,177,857)
Repayment of borrowings from shareholders	-	(41,000)
Proceeds from notes payable	2,600,000	3,075,000
Net decrease in due to related party	(3,953)	(3,755)
Net cash provided by financing activities	5,991,384	2,677,388

Net change in cash and cash equivalents	2,190,934	302,353
Cash and cash equivalents at beginning of period	1,386,502	4,123
Cash and cash equivalents at end of period	$3,577,436	$306,476

Supplemental cash flow information:
Cash paid for interest	$264,051	$37,637
Cash paid for income taxes	$-	$-

Noncash investing and financing activities:
Preferred stock of subsidiary issued for conversion of debt, including accrued interest	$-	$1,347,372
Common stock issued for conversion of debt, including accrued interest	$2,540,221	$1,737,102
Common stock, warrants and options issued for services	$537,247	$238,501
Preferred shares of subsidiary not converting at merger	$-	$1,184,450
Unamortized portion of debt discount	$342,241	$-
Portion of debt discount in deferred charges	$239,851	$-
Beneficial conversion feature recorded to additional paid-in capital	$1,200,433	$1,620,955
Issuance of warrant liability	$1,133,747	$156,007
Warrant liability reclassed to paid-in capital upon exercise of warrant	$212,780	$-
Fixed assets purchased through capital lease	$11,600	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-31

ABTECH HOLDINGS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 – ORGANIZATION

Abtech Holdings, Inc. (“ABHD” or the “Company”) (formerly Laural Resources, Inc.), was incorporated under the laws of the State of Nevada on February 13, 2007, with authorized capital stock of 300,000,000 shares at $0.001 par value.

AbTech Industries, Inc. (“AbTech”), a Delaware corporation with an authorized capital of 15,000,000 shares of $0.01 par value common stock and 5,000,000 shares of $0.01 par value preferred stock, was acquired by ABHD in a reverse acquisition transaction on February 10, 2011 (the “Merger”). In accordance with the merger agreement between AbTech and ABHD (the “Merger Agreement”), ABHD acquired all of the issued and outstanding common stock of AbTech, including shares issuable upon the conversion of Series A preferred stock and convertible promissory notes outstanding, in exchange for the stockholders of AbTech acquiring 46,000,000 shares of ABHD common stock. ABHD also agreed to reduce its number of common shares outstanding to 10,000,000 shares prior to the Merger. The preferred stockholders of AbTech that elected not to convert and exchange their shares for ABHD common shares represent the non-controlling interest shown on the Condensed Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011.

For accounting purposes, the transaction has been accounted for as a reverse acquisition, with AbTech as the acquirer. These condensed consolidated financial statements of the Company represent a continuation of the financial statements of AbTech, with one adjustment, which is to retroactively adjust the legal capital of AbTech to reflect the legal capital of ABHD. Comparative information presented in these condensed consolidated financial statements also has been retroactively adjusted to reflect the legal capital of the Company.

AbTech is an environmental technologies firm that provides innovative solutions to address issues of water pollution. AbTech has developed and patented the Smart Sponge® polymer technology. This technology’s oil absorbing capabilities make it highly effective as a filtration media to remove hydrocarbons and other pollutants from flowing or pooled water. AbTech is headquartered in Scottsdale, Arizona and has a manufacturing facility located in Phoenix, Arizona.

AbTech’s wholly-owned subsidiary, Environmental Security Corporation (“ESC”), was formed in 2003 to develop a sensor array technology designed to detect impurities in water flows. ESC owns a U.S. patent on this technology and has acquired rights to another monitoring technology, but otherwise had no operations during 2012 or 2011.

In May, 2012, the Company formed a new subsidiary, AEWS Engineering, LLC (“AEWS”), an independent civil and environmental engineering firm, established to provide engineering and technology innovation to the water infrastructure sector. AEWS is owned 80% by the Company and 20% by Bjornulf White, the President of AEWS and Executive Vice President of AbTech. Under the AEWS operating agreement, the Company will fund the initial start-up costs of AEWS. Any future profits will be allocated first to those members that have funded prior losses (AbTech) and then to members in proportion to their membership interests. Accordingly, the operations of AEWS for the periods reflected in these condensed consolidated financial statements are allocated 100% to the Company. AEWS has an office located in Raleigh, North Carolina.

The Company operates in one business segment which is the filtration and treatment of polluted water.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation – The condensed consolidated financial statements include the accounts of ABHD, AbTech, AEWS and ESC. Intercompany accounts and transactions have been eliminated. The condensed consolidated financial statements do not include the operations of ABHD prior to the date of the Merger which are considered to be immaterial to the operations of AbTech. The equity section of the Condensed Consolidated Balance Sheets and the basic and diluted weighted average number of shares outstanding on the Condensed Consolidated Statements of Operations represent the actual shares of ABHD outstanding after the share exchanges that occurred as part of the Merger. The non-controlling interest shown on the Condensed Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011, represents the ownership interest in AbTech of the holders of AbTech Series A preferred stock that elected not to exchange their Series A preferred shares for common shares of ABHD as allowed by the Merger Agreement.

F-32

The condensed consolidated financial statements for the three and nine month periods ended September 30, 2012 are unaudited and, in the opinion of the Company’s management, include all adjustments necessary for a fair presentation of such condensed consolidated financial statements. Such adjustments are of a normal recurring nature.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Net Loss Per Share – Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. The calculation of basic loss per share gives retroactive effect to the recapitalization related to the reverse acquisition of AbTech by ABHD. The Company has other potentially dilutive securities outstanding that are not shown in a diluted net loss per share calculation because their effect in both 2012 and 2011 would be anti-dilutive. The following chart lists the securities that were not included in the computation of diluted net earnings per share because their effect would have been antidilutive:

	Common Shares as of:
	September 30, 2012	September 30, 2011
Options to purchase common stock	9,223,458	5,197,158
Warrants to purchase common stock	8,339,599	5,345,219
Convertible promissory notes	9,758,700	6,150,880
Convertible preferred stock in AbTech	6,563,943	7,664,193
	33,885,700	24,357,450

Recent Accounting Pronouncements – With the exception of those discussed below, there have been no recent accounting pronouncements or changes in accounting pronouncements that are expected to have a material impact on the Company’s condensed consolidated financial statements.

In May 2011, the FASB issued authoritative guidance regarding measurement of fair value and for disclosing information about fair value measurements. Application of the highest and best use and valuation premise concepts are clarified for use in measuring the fair value of nonfinancial assets and are not relevant when measuring the fair value of financial assets or of liabilities. New disclosures should disclose quantitative information about the unobservable inputs used in a fair value measurement that is categorized within Level 3 of the fair value hierarchy. This guidance became effective for the Company for fiscal years and interim periods within those years beginning in 2012. This guidance has not had a material effect on the Company’s financial statements.

NOTE 3 – INVENTORIES

The Company uses a perpetual inventory system and periodic physical test counts to determine inventory amounts at interim balance sheet dates. Inventories are stated at the lower of cost or market, with cost computed on an average cost method which approximates the first-in, first-out basis.

	September 30, 2012 (Unaudited)	December 31, 2011
Raw materials	$101,080	$76,381
Work in process	385,571	446,538
Finished goods	46,504	106,625
Reserve for obsolescence	(120,000)	(101,535)
Total	$413,155	$528,009

F-33

NOTE 4 – GOING CONCERN

These condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has not yet established an ongoing source of revenue sufficient to cover its operating costs, which raises doubts about the ability of the Company to continue as a going concern. In order to continue as a going concern, the Company will need to generate additional revenue and obtain additional capital to fund its operating losses and service its debt. Management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding and long term financing, which will enable the Company to operate for the coming year, though there can be no assurance that the Company’s efforts will be successful. As a result, the Company’s independent registered public accounting firm issued a going concern opinion on the consolidated financial statements of the Company for the year ended December 31, 2011. These condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 5 – PRIVATE PLACEMENTS

In September 2011, the Company initiated a private placement of Secured Convertible Promissory Notes (the “Secured Notes”) with detachable warrants (the “September Offering”). As of December 31, 2011 the Company had sold $4,000,000 of the Secured Notes. On February 15, 2012, the Company completed the final closing of the September Offering with the sale of an additional $2,600,000 of Secured Notes. The Secured Notes bear interest at a rate of twelve percent (12%) per annum and are due and payable in full on the nine (9) month anniversary of issuance (the “Original Maturity Date”). The Company may extend the maturity date by an additional ninety (90) day period, during which period the interest rate will increase to fifteen percent (15%) per annum on the unpaid principal of the Secured Note. The Company may also extend the maturity date by a second additional 90 day period during which period the interest rate shall increase to eighteen percent (18%) per annum on the unpaid principal of the Secured Note. All interest accrued on the Secured Notes through the Original Maturity Date will be payable by the Company on the Original Maturity Date in cash or in-kind, at the option of the payee. For all periods after the Original Maturity Date, all accrued interest will be payable quarterly in cash by the Company. The Secured Notes may be converted into shares of common stock of the Company at any time prior to the sales for cash by the Company of debt or equity securities generating aggregate gross proceeds of at least $5,000,000 (including the proceeds from any converting Secured Notes) (a “Qualified Financing”) at the conversion rate of $0.70 per share (the “Conversion Price”). However, if the Company at any time while a Secured Note is outstanding, issues any debt or equity securities (with certain exceptions) entitling investors to subscribe for, purchase, or convert such securities into shares of Company common stock at a price per share less than the Conversion Price (the “New Securities Issuance Price”) then the Conversion Price for such outstanding Secured Notes shall be reduced effective concurrently with such issuance to the New Securities Issuance Price.

In the event of a Qualified Financing by the Company each subscriber in the September Offering will have the option to (i) convert their Secured Note into the securities purchased by investors in a Qualified Financing at a twenty percent (20%) discount to the price paid by investors in the Qualified Financing; or (ii) tender their Secured Note to the Company for immediate repayment of principal and accrued and unpaid interest. The Secured Notes may be prepaid in whole or in part without the prior written consent of the payee at any time following not less than ten (10) days prior written notice to the subscriber notifying the subscriber of the Company’s decision to prepay the Secured Notes.

The Secured Notes are secured by all of the Company’s right, title and interest in, to and under all personal property and other assets of the Company (with certain exceptions to allow for potential financing arrangements for accounts receivable and inventory) pursuant to a security agreement entered into by the Company.

F-34

Each subscriber in the September Offering also received a warrant for the purchase of the number of shares of Company common stock equal to forty percent (40%) of the number of shares of common stock into which the Secured Notes are convertible on the closing date of the Qualified Financing. In the event a Secured Note remains outstanding beyond the Original Maturity Date, the Secured Note holder will receive an additional warrant for ten percent (10%) of the principal amount of the Secured Note outstanding at that date divided by the Conversion Price. The number of warrant shares that the Payee will be entitled to under the terms of the warrant issued by the Company to subscribers in connection with the September Offering shall be increased by ten percent (10%) for each extension of the Original Maturity Date exercised by the Company. The warrants will have an initial exercise price equal to the exercise price of the warrants purchased by investors in the Qualified Financing. In the event the holder elects to exercise the warrant prior to the consummation of a Qualified Financing, the number of shares exercisable will be based on an assumed conversion price of $0.60 per share (the “Assumed Conversion Price”) and the exercise price will be $0.60 per share (the “Base Exercise Price”). However, in the event that the Company issues shares of common stock or common stock equivalents (with certain exceptions) at any time after the issuance of the warrant and prior to a Qualified Financing at a price per share less than the Base Exercise Price (the “New Securities Exercise Price”) then the Base Exercise Price and the Assumed Conversion Price shall each be reduced effective concurrently with such issuance to the New Securities Exercise Price. Each warrant will be exercisable for a five (5) year period.

The Secured Notes issued in connection with the September Offering have been discounted by the value of the detachable warrants issued with the Secured Notes. The value of the warrants was bifurcated from the value of the Secured Notes because of certain inherent down-round price protection features and is shown separately as a warrant liability on the Condensed Consolidated Balance Sheets. The value of the warrants, and the corresponding note discount, was estimated by applying the Black Scholes model and amounted to $1,418,623. This discount amount is amortized over the life of the Secured Notes using the effective interest method. The amount of the discount amortized and charged to interest during the nine-months ended September 30, 2012 was $1,216,063. The warrant liability value is revalued at each reporting period. As of September 30, 2012 the estimated value of the warrant liability for these warrants issued in the September Offering was $2,043,992.

The Company paid the placement agent engaged in connection with the September Offering a cash placement fee equal to eight percent (8%) of the aggregate purchase price paid by each investor. This fee amounted to $320,000 for the $4,000,000 received in 2011 and $208,000 for the $2,600,000 received in the final closing on February 15, 2012. In addition to the placement agent fee, the Company will issue to the placement agent warrants to purchase a number of shares of the Company’s common stock obtained by dividing eight percent (8%) of the gross proceeds from the sale of securities by the conversion price of the Secured Notes (the “PA Warrants”). The PA Warrants issued in connection with the September Offering will have an exercise price per share equal to the conversion price of the Secured Notes. The PA Warrants will expire five years from the date of issuance and shall be in the same form as the securities sold in the September Offering, except that the PA Warrants will include a “net issuance” cashless exercise feature. PA Warrants for 754,286 shares of common stock were issued to the placement agent for the entire September Offering. The initial value of these warrants was estimated by applying the Black Scholes model and amounted to $357,984. This cost was included in the deferred financing costs related to the September Offering and is being amortized over the life of the related Secured Notes. The estimated value of the corresponding warrant liability is valued at each reporting period and amounted to $381,442 for the PA Warrants as of September 30, 2012.

Although the Secured Notes issued in February 2012 (the “2012 Secured Notes’) had the same conversion rate as the Secured Notes issued in 2011, an increase in the market price of the Company’s common stock in 2012 resulted in the 2012 Secured Notes having a beneficial conversion feature. The intrinsic value of this beneficial conversion feature was determined to be $1,200,433 as of the issuance date and is bifurcated from the value of the 2012 Secured Notes resulting in an additional note discount credited to additional paid-in capital. This note discount is amortized as interest expense over the term of the 2012 Secured Notes and resulted in an interest charge of $971,514 for the nine-months ended September 30, 2012.

On September 12, 2012, the Company completed a private offering of 4,840,832 shares of common stock at a purchase price of $0.77 per share (the “Equity Offering”). Investors purchasing the common stock in the Equity Offering also received a detachable warrant for the purchase of a number of shares of common stock equal to ten percent (10%) of the shares of common stock purchased at an exercise price of $0.90 per share expiring five (5) years from the date of grant. The placement agent engaged in connection with the Equity Offering received a warrant to purchase 87,217 shares of common stock at an exercise price of $0.90 per share expiring five (5) years from the date of grant. The warrant granted to the placement agent includes a net issuance cashless exercise feature not otherwise included in the warrants granted to investors. After paying placement agent fees of $268,627 and legal and other fees of $8,475, the Company received net proceeds from the Equity Offering of $3,450,337. These proceeds are intended to be used to repay the principal and accrued interest of the Secured Notes issued in 2011 and 2012 that are not converted to common stock by their holders. Any remaining proceeds of the Equity Offering will be used to repay other outstanding debt or for other general working capital purposes.

F-35

NOTE 6 – MATURITIES OF CONVERTIBLE PROMISSORY NOTES

During the nine months ended September 30, 2012, outstanding convertible promissory notes with a principal amount of $4,700,000 reached their original maturity dates (the “Matured Notes’). Holders of $1,355,000 of these Matured Notes elected to convert the Matured Notes, along with accrued interest of $85,382 into 2,110,293 shares of common stock in accordance with the terms of the Matured Notes. The Company repaid $275,000 of these Matured Notes in cash along with the interest accrued thereon of $29,652. Holders of the remaining $3,070,000 of these Matured Notes elected to extend the Original Maturity Dates of the notes by 90-180 days with no change to the interest rate of the notes or the number of warrant shares issued with the extended Matured Notes. $905,000 of the Matured Notes that were converted or repaid during the nine months ended September 30, 2012, reached their Original Maturity Date before conversion or repayment and, consequently, the Company exercised its First Extension Option to extend the Original Maturity Dates of the notes by 90 days which increased the interest rate on the notes from 12% to 15% and required the Company to issue additional warrants to the note holders for 60,335 shares of common stock pursuant to the terms of the Secured Notes as described in Note 5 – PRIVATE PLACEMENTS.

During the nine months ended September 30, 2012, holders of an additional $777,000 of convertible notes elected to convert their notes and the accrued interest thereon of $42,810 into 1,171,157 shares of common stock prior to their Original Maturity Date of November 15, 2012. At September 30, 2012 the principal amount of convertible promissory notes outstanding that mature in the fourth quarter of 2012 was $4,893,000. See NOTE 10 – SUBSEQUENT EVENTS for subsequent conversions of convertible notes.

NOTE 7 – RELATED PARTY TRANSACTIONS

Accounts payable, related party – represents $15,313 due to various officers of the Company for travel expenses and $14,500 due to directors of the Company for director fees.

NOTE 8 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, convertible notes payable, notes payable and warrant liability. It is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. With the exception of the warrant liability, the fair value of these financial instruments approximates their carrying values using level 3 inputs, based on their short maturities or for long-term debt based on borrowing rates currently available to the Company for loans with similar terms and maturities. Gains and losses recognized on changes in fair value of financial instruments are reported in other income (expense) as gain (loss) on change in fair value. The Company’s warrant liability was estimated using Level 3 inputs as shown in the reconciliation table below for the nine-months ended September 30, 2012.

Fair value measurements using significant unobservable inputs (Level 3)
Description	Warrant Liability
Beginning balance, December 31, 2011	$498,976
Total (gains) or losses	1,232,291
Purchases, issuances and settlements	920,967
Transfers in or out of Level 3	-
Ending balance, September 30, 2012	$2,652,234

The Company used the following assumptions to estimate the fair value of the warrant liability as of September 30, 2012:

Expected volatility	85.25%
Expected dividend yield	0%
Expected term	1.9 – 2.2 years
Risk-free interest rate	0.62%

The Company has determined that the Black-Scholes model used to calculate the fair value of the warrant liability provides a reasonable estimate of such value considering the terms of the warrants and the unlikelihood of events occurring that would create valuation complexities requiring a more robust analysis by valuation experts.

NOTE 9 – STOCKHOLDERS’ DEFICIENCY

During the nine-month period ended September 30, 2012, the Company issued:

•	1,100,251 shares of ABHD common stock for the conversion of 206,667 shares AbTech Series A preferred stock as allowed under the terms of the Merger Agreement;
•	441,707 shares of ABHD common stock for the conversion of four convertible notes issued by AbTech in 2006-2009 with an aggregate principal amount of $280,000;
•	368,227 shares of ABHD common stock for the conversion of two promissory notes issued by ABHD in a private offering in July 2011, for principal and interest totaling $220,936;
•	2,913,266 shares of ABHD common stock for the conversion of twenty Secured Notes issued by ABHD in the September Offering for principal and interest totaling $2,039,285;
•	300,000 shares of ABHD common stock valued at $240,000 to a vendor for services rendered to the Company;
•	4,840,832 shares of ABHD common stock in a private offering, from which the Company received net proceeds of $3,450,337; and
•	366,666 shares of ABHD common stock upon the exercise of a warrant purchased in the September Offering. The Company received $220,000 in proceeds from the exercise of the warrant and charged the portion of the warrant liability attributable to this warrant, $212,780 at the date of exercise, to additional paid-in capital.

Paid-in capital for the nine-months ended September 30, 2012 was also affected by a $297,247 charge for the value of stock based compensation attributable to options and warrants vesting during the period and a charge of $1,200,433 for the beneficial conversion feature imputed on the Secured Notes sold by the Company during the period, which had a conversion price less than the market price of ABHD common stock at the date of issuance.

F-36

NOTE 10 – SUBSEQUENT EVENTS

In 2011 and 2012, the Company issued a total of $7.3 million of Secured Notes and other convertible notes with maturity dates in 2012 (the “2012 Notes”). From October 1, 2012 through November 6, 2012, $2,898,000 of the 2012 Notes, plus accrued interest thereon of $269,420, was converted by note holders into 4,662,452 shares of the Company’s common stock. As of November 6, 2012, $275,000 of the 2012 Notes, plus interest of $265,630, had been repaid in cash, $5,030,000 of the 2012 Notes, plus interest of $397,641, had been converted to common stock and $1,995,000 of the 2012 Notes remained outstanding. All of the 2012 Notes outstanding at November 6, 2012, mature in the fourth quarter of 2012.

F-37

ABTECH HOLDINGS, INC.

14,531,001 SHARES

COMMON STOCK

PROSPECTUS

, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Abtech Holdings, Inc. (“Abtech Holdings,” “Abtech,” “ABHD,” the “Company,” “we” or “us”) in connection with the offering described in the prospectus that is part of this registration statement. All amounts, other than the SEC Registration Fee, are estimates. Although we will not receive any of the proceeds from the sale of the shares of our common stock being registered in this registration statement, we agreed to bear the costs and expenses of the registration of such shares.

SEC Registration Fee	$1,500
Printing Fees and Expenses	$6,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$25,000
Total	$37,500

Item 14. Indemnification of Directors and Officers

Under Nevada law, a corporation may include in its articles of incorporation a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of his or her fiduciary duty as a director, (b) for acts or omissions not in good faith or that involve intentional misconduct, fraud or a knowing violation of law, (c) for conduct violating the Nevada General Corporation Law (“NGCL”), or (d) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Section 78.7502 of the Nevada Revised Statues (“NRS”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS Section 78.4502 also provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the above provisions may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Our Articles of Incorporation and Bylaws provide, among other things, that a director or officer of the corporation may be indemnified against expenses, liability, and loss (including attorneys’ fees inclusive of any appeal), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with any claim, action, suit or proceeding, whether civil, criminal, or investigative, to the fullest extent permitted under the NGCL, unless it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Directors and officers of the corporation cannot be personally liable for damages for breach of fiduciary duty, except (a) for acts of omissions involving intentional misconduct, fraud, or knowing violation of law, or (b) the payment of dividends in violation of Section 78.300 of the NRS.

The Company is also party to an Indemnification Agreement by and among the directors and officers (the “Indemnitees”) and the Company dated as of February 10, 2011 (the “Indemnification Agreement”). The Indemnification Agreement provides for the maintenance, at the Company’s expense, of directors’ and officers’ liability insurance, as well as provisions providing indemnification and advancement of expenses in connection with certain proceedings to which the Indemnitee is a party or threatened to be a party by reason of the fact that the Indemnitee is or was an agent of the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission (the “SEC”) is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

The Merger Transaction

On February 10, 2011, in connection with the consummation of the merger transaction (the “Merger”) with AbTech Industries, Inc., a Delaware corporation (“AbTech Industries”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), ABHD issued 32,009,801 shares of common stock to the stockholders of AbTech Industries in exchange for 100% of the common stock of AbTech Industries. The issuance of the common stock to the stockholders of AbTech Industries pursuant to the Merger Agreement was exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D thereof. We made this determination based on the representations of the stockholders of AbTech Industries which included, in pertinent part, that such shareholders, as applicable, were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such stockholders were acquiring our common stock for investment purposes for their own accounts and not as nominee or agent, and not with a view to the resale or distribution thereof, and that such stockholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. Pursuant to the Merger Agreement, at the effectiveness of the Merger, 480,266 warrants to purchase common stock of AbTech Industries immediately prior to the Merger were converted into warrants to purchase 2,557,153 shares of common stock of the Company; 471,444 warrants to purchase AbTech Industries Preferred Stock outstanding immediately prior to the merger were converted into warrants to purchase 471,444 shares of preferred stock of AbTech Industries as the surviving corporation; and options to purchase 992,000 shares of common stock of AbTech Industries immediately prior to the Merger were converted into options to purchase 5,281,855 shares of common stock of the Company. For more information regarding the issuance, please refer to the information provided under Items 1.01, 2.01 and 3.02 of the Company’s Current Report on Form 8-K filed on February 14, 2011 (the “Super 8-K”), and the Company’s Current Form on Form 8-K/A filed on March 1, 2011, amending the Super 8-K, both of which are incorporated herein by reference.

Private Offering of Common Stock

As part of a $3 million funding required by the Merger Agreement, $1,645,000 of the $3 million funding was received by ABHD prior to closing of the Merger, including $150,000 that was received after December 31, 2010. A financier issued a promissory note to ABHD (the “Note”) for the $1,355,000 balance of the funding commitment which was to be funded by cash after the Merger closing. The Note was secured by a total of 1,145,000 shares of ABHD common stock pledged by the financier (the “Collateral”). ABHD elected to hold the Note as a funding commitment only and did not record the Note or issue any shares in exchange for the Note. Subsequent to the date of the Merger, ABHD received $675,000 of the remaining $1,355,000 due on the Note. Of the 675,000 common shares due to investors for these payments, the Company issued 500,000 shares and held the remaining 175,000 shares as additional collateral for the Note. In May of 2011, the financier defaulted on the $680,000 balance due on the Note, released 509,300 shares of the Collateral and relinquished its rights to the 175,000 shares of additional collateral held by the Company. The issuance of the ABHD common stock to the investors was exempt from registration under the Securities Act pursuant to Section 4(2), Regulation S and Regulation D thereof.

In March 2011, the Company initiated an offering to raise funds to repay approximately $1,960,000 of existing debt obligations of AbTech Industries that were currently due or would become due during 2011 (the “Targeted Notes”). Investors in the offering (“New Investors”) were given the option to either purchasing a portion of the Targeted Notes and converting it immediately to ABHD common stock, or buying new convertible notes from ABHD (the “New Notes”) that would convert to ABHD common stock. The intended objective was to complete the transactions with the same net effect as if all the Targeted Notes were converted by their terms to ABHD common stock. Accordingly, the conversion rate given New Investors for conversion of either the purchased Targeted Notes or the New Notes was a blended rate of approximately $0.57 per share. As of June 30, 2011, the Company had received $747,100 from New Investors interested in purchasing Targeted Notes. These funds were forwarded to the Targeted Note Holders to purchase the Targeted Notes. The New Investors subsequently converted the purchased Targeted Notes to 1,320,454 shares of ABHD common stock. In addition, the Company received $975,000 from New Investors interested in buying New Notes. From these proceeds the Company repaid approximately $604,100 of outstanding debt and used the balance of the funds for operating capital. The New Notes were all automatically converted to shares of ABHD common stock resulting in the issuance of 1,723,255 shares by the Company. The Company offered and sold the Targeted Notes and the New Notes in reliance on Section 4(2) and Regulation D of the Securities Act.

Private Placement in July 2011

In July 2011, the Company sold $700,000 of Convertible Promissory Notes (the “July Offering”). The Convertible Promissory Notes (the “Convertible Promissory Notes”) bear interest at a rate of twelve percent (12%) per annum from the closing date through April 30, 2012; fifteen percent (15%) per annum from May 1, 2012 through July 31, 2012 and eighteen percent (18%) per annum for any period after July 30, 2012 that the Convertible Promissory Note remains outstanding. All interest accrued on the Convertible Promissory Notes will be due and payable at maturity. Any Convertible Promissory Notes outstanding on November 1, 2012 will be redeemed in cash equal to the face amount plus any unpaid accrued interest thereon. In the event of a sale for cash by the Company of debt or equity securities generating aggregate gross proceeds of at least $5,000,000 (including the proceeds from any converting Convertible Promissory Notes (a “Qualified Financing”), each subscriber in the July Offering will have the option to (i) convert their Convertible Promissory Note into the securities purchased by investors in a Qualified Financing at a 20% discount to the price paid by investors in the Qualified Financing; or (ii) tender their Convertible Promissory Note to the Company for immediate repayment of principal and accrued and unpaid interest. In the event that the Company does not close a Qualified Financing on or prior to November 1, 2012, the Convertible Promissory Note holder shall have the option to convert the Convertible Promissory Note into shares of Company common stock at a conversion price equal to $0.60 per share (the “Conversion Price”). The Company may, at any time on ten business days’ notice, repurchase any or all outstanding Convertible Promissory Notes in cash for the face amount of such Convertible Promissory Notes, plus any unpaid, accrued interest thereon. Upon such notice from the Company, Convertible Promissory Note holders will have 5 days to either convert the Convertible Promissory Notes in accordance with their terms or accept the cash repurchase price from the Company.

Each subscriber in the July Offering also received a warrant for the purchase of the number of shares of Company common stock equal to forty percent (40%) of the amount invested divided by the Conversion Price. In the event a Convertible Promissory Note remains outstanding as of April 30, 2012, the Convertible Promissory Note holder will receive an additional warrant for 10% of the principal amount of the Convertible Promissory Note outstanding at that date divided by the Conversion Price. In the event the Convertible Promissory Note remains outstanding as of July 31, 2012, the Convertible Promissory Note holder will receive an additional warrant for 10% of the principal amount of the Convertible Promissory Note outstanding at that date divided by the Conversion Price. The warrants will have an exercise price equal to the Conversion Price and a five year term.

There were no commissions or placement agent fees paid in connection with the July Offering.

The Company offered and sold the Convertible Promissory Notes and related warrants of the July Offering in reliance on Section 4(2) and Regulation D of the Securities Act to three investors, each of which the Company believes to be an “accredited investor” as defined in Rule 501(a) of Regulation D.

Private Placement of Secured Convertible Promissory Notes

In a private placement of Secured Convertible Promissory Notes initiated by the Company in September 2011 (the “September Offering”), the Company sold $4,000,000 of Secured Convertible Promissory Notes (the “Secured Notes”) during 2011 and an additional $2,600,000 in a final closing of the offering in February 2012 (the “February Offering”). The Secured Notes bear interest at a rate of twelve percent (12%) per annum and are due and payable in full on the nine (9) month anniversary of issuance (with respect to each such Secured Note, an “Original Maturity Date”). The Company may extend the maturity date by an additional ninety (90) day period, during which period the interest rate will increase to fifteen percent (15%) per annum on the unpaid principal of the Secured Note. The Company may also extend the maturity date by a second additional 90 day period during which period the interest rate shall increase to eighteen percent (18%) per annum on the unpaid principal of the Secured Note. All interest accrued on the Secured Notes through the applicable Original Maturity Date will be payable by the Company on the applicable Original Maturity Date in cash or in shares of common stock, at the option of the payee. The first applicable Original Maturity Date occurred on May 29, 2012. As of October 22, 2012, 384,912 shares were previously issued as payment in kind interest. In addition to those shares, 283,633 shares may be issued as payment in kind interest in the future representing $198,543 of interest due on the Secured Notes which have yet to reach their Original Maturity Date based on the assumption that the holders thereof will elect to receive interest to the applicable Original Maturity Date entirely in shares of common stock.

For all periods after the applicable Original Maturity Date, all accrued interest will be payable quarterly in cash by the Company. The Secured Notes may be converted into shares of common stock of the Company at any time prior to a Qualified Financing at the conversion rate of $0.70 per share (the “Secured Note Conversion Price”). However, if the Company at any time while a Secured Note is outstanding, issues any debt or equity securities (with certain exceptions) entitling investors to subscribe for, purchase, or convert such securities into shares of Company common stock at a price per share less than the Secured Note Conversion Price (the “New Securities Issuance Price”) then the Secured Note Conversion Price for such outstanding Secured Notes shall be reduced effective concurrently with such issuance to the New Securities Issuance Price.

In the event of a Qualified Financing by the Company, each subscriber in the September Offering and the February Offering will have the option to (i) convert their Secured Note into the securities purchased by investors in a Qualified Financing at a 20% discount to the price paid by investors in the Qualified Financing; or (ii) tender their Secured Note to the Company for immediate repayment of principal and accrued and unpaid interest. The Secured Notes may be prepaid in whole or in part without the prior written consent of the payee at any time following not less than ten (10) days prior written notice to the subscriber notifying the subscriber of the Company’s decision to prepay the Secured Notes.

The Secured Notes are secured by all of the Company’s right, title and interest in, to and under all personal property and other assets of the Company (the certain exceptions to allow for potential financing arrangements for accounts receivable and inventory) pursuant to a Security Agreement entered into by the Company.

Each subscriber in the September Offering and the February Offering also received a warrant for the purchase of the number of shares of Company common stock equal to forty percent (40%) of the number of shares of common stock into which the Secured Notes are convertible on the closing date of the Qualified Financing. In the event a Secured Note remains outstanding beyond the applicable Original Maturity Date, the Secured Note holder will receive an additional warrant for 10% of the principal amount of the Secured Note outstanding at that date divided by the Secured Note Conversion Price. The number of warrant shares that the Payee will be entitled to under the terms of the warrant issued by the Company to subscribers in connection with the September Offering and the February Offering shall be increased by ten percent (10%) for each Extension Option exercised by the Company. The warrants will have an initial exercise price equal to the exercise price of the warrants purchased by investors in the Qualified Financing. In the event the Holder elects to exercise the warrant prior to the consummation of a Qualified Financing, the number of shares exercisable will be based on an assumed conversion price of $0.60 per share (the “Assumed Conversion Price”) and the exercise price will be $0.60 per share (the “Base Exercise Price”). However, in the event that the Company issues shares of common stock or common stock equivalents (with certain exceptions) at any time after the issuance of the warrant and prior to a Qualified Financing at a price per share less than the Base Exercise Price (the “New Securities Exercise Price”) then the Base Exercise Price and the Assumed Conversion Price shall each be reduced effective concurrently with such issuance to the New Securities Exercise Price. Each warrant will be exercisable for a five (5) year period.

The Company paid the placement agent engaged in connection with the September Offering and the February Offering a cash placement fee equal to eight percent (8%) of the aggregate purchase price paid by each investor. This fee amounted to $528,000 for the $6,600,000 received in the offering. The placement agent will also receive a cash fee equal to four percent (4%) of all amounts received by the Company in connection with the exercise by investors of any warrants received by investors in connection with the September Offering and the February Offering. In addition to the placement agent fee, the Company will issue to the placement agent warrants to purchase a number of shares of the Company’s common stock obtained by dividing eight percent (8%) of the gross proceeds from the sale of securities by the conversion price of the Secured Notes (the “PA Warrants”). The PA Warrants issued in connection with the September Offering and the February Offering will have an exercise price per share equal to the conversion price of the Secured Notes. The PA Warrants will expire five years from the date of issuance and will be in the same form as the securities sold in the September Offering and the February Offering, except that the PA Warrants will include a “net issuance” cashless exercise feature. PA Warrants for 754,286 shares of common stock were issued to the placement agent.

The Company offered and sold the Secured Notes and related warrants of the September Offering and the February Offering in reliance on Section 4(2) and Regulation D of the Securities Act to eleven investors, each of which the Company believes to be an “accredited investor” as defined in Rule 501(a) of Regulation D. While the Company does not view the issuance of shares for the purpose of making payments of interest on the Secured Notes as a sale of any securities, if such issuances were deemed to be sales, such shares would be exempt from registration pursuant to Section 3(a)(9) of the Securities Act and such issuances would be exempt from registration under Section 4(2) of the Securities Act.

Private Placement of Common Stock – September 2012

On September 12, 2012, the Company completed a private offering of 4,840,832 shares of common stock at a purchase price of $0.77 per share (the “Equity Offering”). Investors purchasing the common stock in the Equity Offering also received a detachable warrant for the purchase of a number of shares of common stock equal to ten percent (10%) of the number of shares of common stock purchased at an exercise price of $0.90 per share expiring five (5) years from the date of grant. The placement agent engaged in connection with the Equity Offering received a warrant to purchase 87,217 shares of common stock at an exercise price of $0.90 per share expiring five (5) years from the date of grant. The warrant granted to the placement agent includes a net issuance cashless exercise feature not otherwise included in the warrants granted to investors.

The Company offered and sold the common stock and related warrants of the Equity Offering in reliance on Section 4(2) and Regulation D of the Securities Act to twenty-five investors, each of which the Company believes to be an “accredited investor” as defined in Rule 501(a) of Regulation D.

Item 16. Exhibits and Financial Statement Schedules

The information required by this item is set forth on the Exhibit Index that follows the signature page of this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale, on the 1st day of February, 2013.

ABTECH HOLDINGS, INC.

By:	/s/ Glenn R. Rink
Glenn R. Rink
Chief Executive Officer,
President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: February 1, 2013	By:	/s/ Glenn R. Rink
Glenn R. Rink
Chief Executive Officer,
President and Director

Date: February 1, 2013	By:	/s/ Lane J. Castleton
Lane J. Castleton
Chief Accounting Officer, Chief Financial
Officer, Vice President and Treasurer

Date: February 1, 2013	By:	/s/ *
Olivia H. Farr, Director and Corporate Secretary

Date: February 1, 2013	By:	/s/ *
David Greenwald, Director

Date: February 1, 2013	By:	/s/ *
A. Judson Hill, Director

Date: February 1, 2013	By:	/s/ *
Jonathan Thatcher, Director

Date: February 1, 2013	By:	/s/ *
Karl Seitz, Director

Date: February 1, 2013	By:	/s/ *
Steven W. Kohlhagen, Director

	*By:	/s/ Lane J. Castleton
Lane J. Castleton, as attorney-in-fact

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated July 17, 2010, by and among the Registrant, Abtech Merger Sub, Inc., and AbTech Industries, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the SEC on July 22, 2010)

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated September 17, 2010, by and among the Registrant, Abtech Merger Sub, Inc., and AbTech Industries, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the SEC on September 22, 2010).

3.1	Certificate of Incorporation (incorporated by reference to the Registrant’s Registration Statement on Form SB-2 filed on July 27, 2007, Registration No. 333-144923)

3.2	Articles of Incorporation (incorporated by reference to the Registrant’s Registration Statement on Form SB-2 filed on July 27, 2007, Registration No. 333-144923)

3.3	Bylaws (incorporated by reference to the Registrant’s Registration Statement on Form SB-2 filed on July 27, 2007, Registration No. 333-144923)

3.4	Amendment to Articles of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the SEC on June 16, 2010)

4	Stock Specimen (incorporated by reference to the Registrant’s Registration Statement on Form SB-2 filed on July 27, 2007, Registration No. 333-144923)

5.1*	Opinion of Squire Sanders (US) LLP

10.1	Transfer Agent Agreement (change of transfer agent effective February 12, 2012) (filed as Exhibit 10.1 to our Annual Report on Form 10-K filed on March 30, 2012 and incorporated herein by reference)

10.2	Employment Agreement dated May 13, 2009, by and between Glenn R. Rink and AbTech Industries, Inc. (filed as Exhibit 10.2 to our current report on Form 8-K filed on February 14, 2011 and incorporated herein by reference)

10.3	Employment Agreement dated May 13, 2009, by and between Lane J. Castleton and AbTech Industries, Inc. (filed as Exhibit 10.3 to our current report on Form 8-K filed on February 14, 2011 and incorporated herein by reference)

10.4	Form of Indemnification Agreement between Abtech Holdings, Inc. and each member of its Board of Directors. (filed as Exhibit 10.4 to our current report on Form 8-K filed on February 14, 2011 and incorporated herein by reference)

10.5	Independent Contractor Agreement dated May 1, 2010, by and between Gordon Brown and AbTech Industries, Inc. (filed as Exhibit 10.5 to our current report on Form 8-K filed on February 14, 2011 and incorporated herein by reference)

10.6	AbTech Industries, Inc. 2007 Stock Plan (filed as Exhibit 10.6 to our current report on Form 8-K filed on February 14, 2011 and incorporated herein by reference)

10.7	Form of AbTech Industries, Inc. 2007 Incentive Stock Option Agreement (filed as Exhibit 10.7 to our current report on Form 8-K filed on February 14, 2011 and incorporated herein by reference)

10.8	Form of AbTech Industries, Inc. 2007 Non-qualified Stock Option Agreement (filed as Exhibit 10.8 to our current report on Form 8-K filed on February 14, 2011 and incorporated herein by reference)

10.9	Form of AbTech Industries, Inc. Warrant Agreement (filed as Exhibit 10.9 to our current report on Form 8-K filed on February 14, 2011 and incorporated herein by reference)

10.10	2012 Incentive Stock Plan (filed as Exhibit 10.10 of the Amendment No. 1 to Registration Statement on Form S-1 filed as of July 24, 2012)

16.1	Letter from Madsen & Associates CPAs, Inc. regarding change in certifying accountant (filed as Exhibit 16.1 of the Amendment No. 2 to Registration Statement on Form S-1 filed as of November 9, 2012)

21.1	List of Subsidiaries (filed as Exhibit 21 to our Quarterly Report on Form 10-Q filed on August 14, 2012 and incorporated herein by reference)

23.1*	Consent of Squire Sanders (US) LLP (Included in Exhibit 5.1)

23.2*	Consent of Semple, Marchal & Cooper, LLP

24.1*

Power of Attorney for Steven W. Kohlhagen (The Power of Attorney documents for the other directors were included on the Signature Page of the Registration Statement on Form S-1 as filed on April 13, 2012 and are incorporated herein by reference)

* Filed herewith.